Exhibit 10.1

EXECUTION VERSION

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.

The symbol “[****]” denotes such omissions.

EQUITY PURCHASE AGREEMENT,

dated as of June 20, 2025,

among

VISION MARINE TECHNOLOGIES INC.,

NVG HOLDINGS INC.,

ROGER MOORE,

JEFF GARCIA,

and

ROGER MOORE,

in his capacity as the representative of the Sellers

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TABLE OF CONTENTS

Page

Article I DEFINITIONS		1

1.1	Definitions	1

Article II THE TRANSACTIONS		15

2.1	Purchase and Sale	15
2.2	Closing	16
2.3	Effective Time	16
2.4	Manner of Payment of the Estimated Purchase Price and Other Payments; Establishment of Escrow for Convertible Note and Parent Equity	16
2.5	Initial Closing Deliveries	18
2.6	Purchase Price Adjustment	21
2.7	Withholding	24
2.8	Subsequent Closing Deliverables	24

Article III REPRESENTATIONS AND WARRANTIES OF THE SELLERS		26

3.1	Existence and Power	26
3.2	Authorization	26
3.3	Enforceability	26
3.4	Governmental and Third Party Authorizations	27
3.5	Noncontravention	27
3.6	Capitalization; Subsidiaries	28
3.7	Financial Statements	29
3.8	Absence of Certain Changes	30
3.9	Material Contracts	32
3.10	Suits; Orders	35
3.11	Compliance with Laws; Permits	35
3.12	Title to Assets	36
3.13	Intellectual Property	36
3.14	Insurance	41
3.15	Real Property	42
3.16	Employees	44
3.17	Benefit Matters	46
3.18	Environmental Matters	48
3.19	Taxes	49
3.20	Condition and Sufficiency of Assets	53
3.21	Accounts Receivable; Accounts Payable	53
3.22	Inventories	54
3.23	Suppliers	54
3.24	Product Warranties; Latent Defects	55
3.25	Illegal Payments	55
3.26	International Trade	56
3.27	Brokers	56

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3.28	Affiliate Transactions	57
3.29	Compliance with Consumer Finance Laws.	57
3.30	Bankruptcy; Solvency	57
3.31	Disclosure; Independent Counsel	58

Article IV REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT		59

4.1	Existence and Power	59
4.2	Authorization	59
4.3	Enforceability	59
4.4	Governmental and Third Party Authorizations	59
4.5	Noncontravention	59
4.6	Brokers	59

Article V INDEMNIFICATION		60

5.1	Survival	60
5.2	Indemnification and Payment of Damages by	60
5.3	Indemnification and Payment of Damages by Buyer	62
5.4	Indemnification Procedure	63
5.5	Limitation on Amount of Indemnification	64
5.6	Payments; Order or Recovery	64
5.7	No Double Recovery	65
5.8	Materiality	65
5.9	Investigation	65
5.10	Rights to Set-Off	65
5.11	Exclusive Remedies	66
5.12	Tax Treatment	66

Article VI COVENANTS AND AGREEMENTS OF BUYER, PARENT, THE COMPANY AND THE SELLER REPRESENTATIVE		66

6.1	Conduct of Business Pending Subsequent Closings	66
6.2	Access to Information	69
6.3	Efforts; Consents.	70
6.4	Notification of Claims	71
6.5	Casualty Loss	71
6.6	Public Announcements	71
6.7	Tax Matters	71
6.8	Access to Books and Records	76
6.9	Directors and Officers Insurance	77
6.10	Buyer’s Covenants.	77
6.11	Seller Release	78
6.12	Confidentiality	79
6.13	Further Assurances	80
6.14	Exclusivity	80
6.15	QPS and NV South	80
6.16	Cancellation of Outstanding Stock Options	80

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6.17	Subsequent Closings	81
6.18	Sale of Real Property Prior to a Subsequent Closing	81
6.19	Treatment of Lease Payments; Reduction of Convertible Note.	81
6.20	Issuances of Convertible Notes and Parent Equity.	82

Article VII

CONDITIONS PRECEDENT		82

7.1	Conditions to the Obligations of Buyer	82
7.2	Conditions to the Obligations of Seller	83
7.3	Frustration of Closing Conditions.	83

Article VIII		84

TERMINATION

8.1	Termination	84
8.2	Procedure Upon Termination	85
8.3	Transaction Failure Fee.	85
8.4	Effect of Termination	85

Article IX SELLER REPRESENTATIVE		86

9.1	Seller Representative	86
9.2	Exculpation	87
9.3	Indemnification	87
9.4	Reliance by Buyer	88

Article X MISCELLANEOUS		88

10.1	Notices	88
10.2	Amendments and Waivers	89
10.3	Expenses	89
10.4	Successors and Assigns	90
10.5	Governing Law	90
10.6	Consent to Jurisdiction; Service of Process; Waiver of Jury Trial	90
10.7	Counterparts	91
10.8	No Third Party Beneficiaries	91
10.9	Entire Agreement	91
10.10	Disclosure Schedules	91
10.11	Captions	91
10.12	Remedies	91
10.13	Severability	92
10.14	Interpretation	92
10.15	Non-Recourse	93
10.16	Specific Enforcement.	93
10.17	Full Understanding	94

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Exhibits

Exhibit A – Form of Convertible Note

Exhibit B – Accounting Methodology

Exhibit C – Illustrative Net Working Capital

Exhibit D – Form of Stock Power

Exhibit E – Form of Membership Interest Assignment

Exhibit F – Intentionally omitted

Exhibit G – Form of Restrictive Covenant Agreement

Exhibit H – Form of Moore Employment Agreement

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EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (the “Agreement”), dated as of June 18, 2025 (“Execution Date”), is by and among, Vision Marine Technologies Inc., a Quebec (Canada) corporation (“Parent”), NVG Holdings Inc., a Delaware corporation (“Buyer”), Roger Moore (“Moore”), Jeff Garcia (“Garcia”, and together with Moore, “Sellers” and individually a “Seller”)), and Roger Moore, in his capacity as the representative of the Sellers as designated pursuant to Section 9.1 hereof (“Seller Representative”).

RECITALS

1.            Moore owns 37,200,000 shares of the issued and outstanding capital stock (“Moore Company Stock”) of Nautical Ventures Group Inc., a Florida corporation (the “Company”), and Garcia owns 2,800,000 shares of the issued and outstanding capital stock of the Company (“Garcia Company Stock”, and together with the Moore Company Stock, the “Company Stock”);

2.            Moore owns 100% of the issued and outstanding membership interests (the “Moore Marine Ventures Interests”) of Marine Ventures LLC, a Florida limited liability company (“Marine Ventures LLC ”);

3.            Sellers desire to sell, and Buyer desires to purchase, all of the Acquired Equity at the price and on the terms as set forth in this Agreement.

4.            Concurrently with the execution and delivery of this Agreement, Sellers and certain members of senior management of the Company entered into confidentiality, non-solicitation and non-competition agreements with Buyer to become effective upon the Initial Closing (collectively, the “Restrictive Covenant Agreements”).

AGREEMENTS

In consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Article I
DEFINITIONS

1.1          Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“Accrued Income Tax Liabilities” means an amount (not less than zero) equal to the sum of the amount of the aggregate amount of any unpaid Income Taxes of the Acquired Companies for the Pre-Closing Tax Period (or portion thereof) that ends on the Closing Date, determined (i) by including in taxable income all adjustments made pursuant to Section 481 of the Code (or any similar provision of applicable state, local, or foreign Law) that have not previously been included in income by the Acquired Companies; (ii) by including in taxable income all amounts that the Acquired Companies will be required to include after the Closing Date as a result of any prepaid amount received or deferred revenue realized on or prior to the Closing Date; (iii) by calculating separately Income Taxes imposed in each jurisdiction, (iv) by treating the amount of Accrued Income Tax Liabilities for any separately-assessed Income Tax in any jurisdiction as under no circumstances being less than zero; (v) excluding any Taxes attributable to any action taken by Buyer or any Affiliate thereof (including the Acquired Companies) on the Closing Date after the Closing that is outside the ordinary course of business and the past practices of the Acquired Companies and that is not expressly contemplated by this Agreement, (vi) excluding any deferred Tax assets and deferred Tax liabilities, (vii) taking into account any estimated Income Tax payments with respect any Pre-Closing Tax Period but excluding any refunds, (viii) taking into account the deductions associated with the Transaction Expenses; provided that such deductions are deductible at a “more likely than not” standard, and (ix) in the case of a Straddle Period, in accordance with Section 6.7(c) hereof.

“Acquired Companies” means each Target Entity that is directly or indirectly acquired at a Closing pursuant to this Agreement. At the Initial Closing, the Company and each of its Subsidiaries are the Acquired Companies and it is acknowledged that neither Nautical Ventures South Inc., a Florida corporation, or Quality Power and Sail LLC, a Florida limited liability company, are an Acquired Company.

“Acquired Equity” means the Company Stock and, in the event Buyer acquires the Moore Marine Ventures Interests or any Target Equity held by Marine Ventures LLC or its Subsidiaries, means the Company Stock collectively with such additional Target Equity acquired by Buyer hereunder at a Subsequent Closing.

“Adjustment Calculation” means an amount, which may be positive or negative, equal to (i) the difference between the Net Working Capital Calculation and the Estimated Net Working Capital, minus (ii) the difference between the Closing Indebtedness and the Estimated Indebtedness, minus (iii) the difference between the Closing Transaction Expenses and the Estimated Transaction Expenses.

“Affiliate” (i) as to any Person other than a natural Person has the meaning set forth in Rule 12b 2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended and (ii) as to a Person who is a natural Person, such Person’s spouse and any former spouse, parents, siblings and lineal descendants.

“Agreed Share” shall mean ninety-three percent (93%) to Moore and seven percent (7%) to Garcia.

“Ancillary Documents” means the Restrictive Covenant Agreements, Lease Agreements, Option Agreement and the other agreements, instruments and documents to be entered into or delivered in connection with the consummation of the transactions contemplated by this Agreement.

“Assumed Indebtedness” means only that Indebtedness of the Company and its Subsidiaries owing under Items 6 through 11 on the list of Banks/Floorplan Lenders and listed on Schedule 3.4 of the Disclosure Schedules, in an amount not to exceed Forty Two Million Eight Hundred Thousand ($42,800,000).

“Base Purchase Price” means (i) issuance of the Convertible Note (subject to Section 2.4(b)), (ii) Parent’s and Buyer’s agreement to permit the Company and its Subsidiaries to remain obligated for the Assumed Indebtedness, and to exclude such Assumed Indebtedness from the Indebtedness adjustment (subject to the limitations in Section 2.6), and (iii) Buyer’s delivery of the following cash payments on the first Business Day immediately following the Initial Closing: (a) Two Million Dollars ($2,000,000) to Northpoint Commercial Finance (to reduce the Indebtedness attributable pursuant to the Loan and Security Agreement by and between Northpoint Commercial Finance and the Company dated May 16, 2014); and (b) Three Hundred Thousand Dollars ($300,000) to pay real property tax obligations on the properties known as: 1400 S. Federal, Ft. Lauderdale, FL, 139 Shore Ct., North Palm Beach, FL and 300 US 1, North Palm Beach, FL.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, any “cafeteria plan” within the meaning of Section 125 of the Code, “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, or “qualified asset account” within the meaning of Section 419A of the Code, and any other written or unwritten plan, program, policy or arrangement (whether or not subject to ERISA) for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, equity compensation, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature, including those benefiting retirees or former employees (or their respective beneficiaries).

“Books and Records” means books of account, general, financial and operating records, invoices and other documents, records and files of the Acquired Companies.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks located in New York, New York are authorized or required by Law to close.

“CARES Act” means (a) the Coronavirus Aid, Relief, and Economic Security Act, (b) Division N - Additional Coronavirus Response and Relief of the Consolidated Appropriations Act, 2021 (H.R. 133), (c) any provision of U.S. state or local Law that is analogous to any provision of the CARES Act or adopted to conform to the CARES Act, and (d) any legislative or regulatory guidance issued pursuant to any of the foregoing.

“Cash” means, as of any date, any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets of any nature as of such date, each as determined in accordance with GAAP. For the avoidance of doubt, (a) Cash will include the amount of deposits or other payments received by the Acquired Companies but not yet credited to the bank accounts of the Acquired Companies, to the extent that such deposits or other payments have reduced Net Working Capital, (b) Cash will exclude the amount of any outstanding checks or other payments issued by the Acquired Companies but not yet deducted from the bank accounts of the Acquired Companies, to the extent that such checks or other payments have increased Net Working Capital, and (c) Cash of the Acquired Companies held in bank accounts of the Acquired Companies will be calculated net of amounts overdrawn from such accounts by the Acquired Companies.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock of the Company.

“Company’s Knowledge” or any similar phrase means the actual knowledge of each of Roger Moore, Jeff Garcia, Diego Conti, Nada Yared, and Spencer Milligan, after making due and diligent inquiry.

“Consent” means any approval, consent, ratification, waiver, or other authorization from any third Person.

“Contract” means any agreement, contract, obligation, promise, note, bond, mortgage, deed, indenture, power of attorney, warranty, permit, license, lease, sublease, purchase order, sales order, proposal, bid, arrangement or other commitment, understanding or undertaking (in each case, whether written or oral and whether express or implied) of any nature whatsoever to which a Person is a party or by which a Person or its assets or properties are bound.

“Convertible Note” means those Convertible Promissory Notes issued by the Parent to each of the Sellers, in the Agreed Share, in the total principal amount of Four Million Dollars ($4,000,000), in substantially the form of Exhibit A attached hereto.

“COTS Software” shall mean commercially available non-custom software or hosted-service or software-as-a-service platforms, that are made available in executable form on standard, non-negotiated terms involving annual payments from the Acquired Companies for less than $5,000 in the aggregate.

“Damages” of a Person means any and all losses, Liabilities, damages, claims, awards, judgments, Tax deficiencies, Taxes (including interest and penalties thereon), settlements, fines, penalties, assessments, costs and expenses (including the reasonable costs of investigation, remediation and professional fees, including those of attorneys, consultants and experts, and any applicable state or local filing fees or organizational fees) suffered or incurred by such Person.

“Disclosure Schedules” means the disclosure schedules delivered by the Company in connection with this Agreement

“Employee” means any employee of any Acquired Company (whether salaried or hourly, and full-time or part-time), whether or not actively employed on the date hereof, e.g., including employees on vacation and leave of absence, including maternity, family, sick, military or disability leave.

“Environmental and Safety Requirements” means, whenever enacted or in effect, all federal, state, local and foreign statutes, regulations, and ordinances, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety, exposure to hazardous substances or materials, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, formulation, recycling, registration, packaging, Release, control or cleanup of, or exposure to, any Hazardous Materials, including, without limitation, CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. and their implementing regulations and any state analogs, each as amended from time to time.

“Environmental Laws” means, whenever enacted or in effect, all federal, state, local and foreign statutes, regulations, and ordinances, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety, exposure to hazardous substances or materials, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, formulation, recycling, registration, packaging, Release, control or cleanup of, or exposure to, any Hazardous Materials, including, without limitation, CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. and their implementing regulations and any state analogs, each as amended from time to time.

“Equity Securities” means with respect to an entity, if such entity is a corporation, shares of capital stock of such corporation and, if such entity is a form of entity other than a corporation, ownership interests in such form of entity, whether membership interests, partnership interests or otherwise.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person who is a member of a controlled group (within the meaning of Section 414 of the Code) that includes, or at any time included, any Target Entity.

“Estimated Purchase Price” means (a) the Base Purchase Price; minus (b) the amount, if any, by which Estimated Net Working Capital is less than the Target Net Working Capital (but only if such difference exceeds $500,000); plus (c) the amount, if any, by which Estimated Net Working Capital is greater than the Target Net Working Capital (but only if such difference exceeds $500,000); minus (d) Estimated Indebtedness; minus (e) Estimated Transaction Expenses.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import Laws administered by U.S. Customs and Border Protection.

“FBCA” means the Florida Business Corporation Act, as amended from time to time.

“Final Adjustment Calculation” means an amount, which may be positive or negative, equal to (i) the difference between the Final Net Working Capital Calculation and the Estimated Net Working Capital, minus (ii) the difference between the Final Indebtedness and the Estimated Indebtedness minus (iii) the difference between the Final Transaction Expenses and the Estimated Transaction Expenses.

“Fundamental Representations” means the representations and warranties described in Section 3.1 (Existence and Power), Section 3.2 (Authorization), Section 3.3 (Enforceability), Section 3.5 (Noncontravention), Section 3.6 (Capitalization; Subsidiaries), Section 3.7(e) Indebtedness; Transaction Expenses), Section 3.12 (Title to Assets), Section 3.17 (Benefit Matters), Section 3.18 (Environmental Matters), Section 3.19 (Taxes), Section 3.20 (Condition and Sufficiency of Assets), Section 3.27 (Brokers), Section 3.28 (Affiliate Transactions) and Section 3.30 (Bankruptcy; Solvency).

“GAAP” means United States generally accepted accounting principles.

“Government Contract” means any contract, task order, delivery order, purchase order, grant, or other binding commitment or contractual agreement of any kind and any Blanket Purchase Order between an Acquired Company, on the one hand, and (i) any Governmental Entity, (ii) any prime contractor of a Governmental Entity in its capacity as a prime contractor, (iii) any higher-tier subcontractor of a Governmental Entity in its capacity as a subcontractor, or (iv) any lower-tier subcontractor under a prime contract or higher-tier subcontract held by any Acquired Company, on the other hand. Unless otherwise indicated, task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract under which it was issued.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of any United States federal, state, municipal or local government or any foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Hazardous Material” means (i) those substances included within the statutory and/or regulatory definitions of “hazardous substance,” “hazardous waste,” “extremely hazardous substance,” “regulated substance,” “contaminant,” “hazardous materials” or “toxic substances,” under any Environmental Law, (ii) those substances listed in 49 C.F.R. 172.101 and in 40 C.F.R. Part 302; (iii) any material, waste or substance which is designated as a “hazardous substance” pursuant to 33 U.S.C. § 1321 or listed pursuant to 33 U.S.C. § 1317; (iv) any material, waste or substance designated, classified or regulated as a “hazardous material,” “hazardous substance,” “toxic substance,” “pollutant,” or “pollution” under any Environmental Laws; and (v) such other substances, materials, or wastes that are or become classified or regulated under Environmental Laws including, but not limited to, petroleum (including crude oil, gasoline, and diesel oil), asbestos, asbestos containing material, toxic mold, radon, urea formaldehyde, polychlorinated biphenyls, and per- and polyfluoroalkyl substances (PFAS).

“Income Tax Return” means any Tax Return for Income Taxes.

“Income Taxes” means any income, franchise, or gross receipts Taxes.

“Indebtedness” with respect to the Acquired Companies on a consolidated basis, all Liabilities, contingent or otherwise, as obligor or otherwise, for or with respect to: (a) all obligations for borrowed money, including the principal, accreted value, accrued and unpaid interest, unpaid fees or expenses and other monetary obligations or other interest-bearing indebtedness, whether current or funded, secured or unsecured, (b) all obligations evidenced by a note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument, (c) all obligations for deferred purchase price of any property or services, (d) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired, including any seller notes or “earn-out” or similar payments or any noncompete payments, (e) all obligations secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such mortgage or Lien, (f) all obligations under leases, which will have been or should have been, in accordance with GAAP, recorded as capital leases, including for vehicles or equipment, (g) all obligations in respect of bankers’ acceptances, letters of credit or similar credit transactions, (h) all obligations secured by Liens on property acquired, whether or not such obligations were assumed at the time of acquisition of such property, (i) any off balance sheet financial obligations in the nature of indebtedness, including synthetic leases and project financing, (j) the face value of any surety bonds, performance bonds or security deposits, (k) breakage or similar costs for interest rate hedges or early termination of any of the obligations of a type reflected above, (l) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any equity securities or any warrants, rights or options to acquire such equity securities, (m) all obligations of a type referred to above which are directly or indirectly guaranteed by the Acquired Companies or which the Acquired Companies have agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, (n) Accrued Income Tax Liabilities, (o) all trade and other accounts payable of the Acquired Companies outstanding more than ninety (90) days from the invoice date, (p) any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that the Acquired Companies have elected to defer on or prior to the Closing Date pursuant to Section 2302 of the CARES Act (which amount, for the avoidance of doubt, shall not be less than zero and shall not include any offsets or reductions with respect to Tax refunds or overpayments of Tax) and any payroll Tax obligations that the Acquired Companies have deferred (for example, by a failure to timely withhold, deposit or remit any such amounts in accordance with the applicable provisions of the Code and Treasury Regulations promulgated thereunder) pursuant to the Payroll Tax Executive Order, (q) all deferred revenue, (r) all customer deposits and/or customer advances, (s) any and all amounts owing by the Acquired Companies to any Related Party, including any accrued or un-accrued bonuses, accrued paid time off, vacation or similar accruals, (t) any unfunded benefit liability with respect to any retirement plan or scheme, (u) all Liabilities and obligations arising from deferred compensation, severance, bonuses, wages, commissions and other compensation arrangements and vacation, paid time off and other leave arrangements, whether or not accrued but relating to the pre-Closing period, (v) any unfunded or underfunded benefit liability with respect to an nonqualified deferred compensation plan, agreement or arrangement (including with respect to retiree medical and pension obligations), (w) any management, consulting or other fees, and other amounts payable to any Seller or Affiliates of the Acquired Companies, (x) declared, but unpaid dividend distributions, (y) the amount of any accruals for capital expenditures or commitments for capital expenditures; (z) all other Liabilities that, in accordance with GAAP, should be classified upon the balance sheet of the Acquired Companies as indebtedness. For purposes of this Agreement, Indebtedness includes the aggregate amount of any accrued interest, accreted value, breakage costs, prepayment premiums or penalties related thereto, unpaid fees or other costs or expenses associated with the prepayment or termination of any Indebtedness. For the avoidance of doubt, Indebtedness will not include any current liabilities included in the Final Net Working Capital Calculation.

“Indemnified Taxes” means, without duplication and only to the extent in excess of the amount of such Tax taken into consideration as a current liability in Net Working Capital or in Indebtedness, any of the following Taxes (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly and/or severally, pursuant to a Contract entered into (or assumed) by the Acquired Companies on or prior to the Closing Date, or for any other reason and whether disputed or not): (a) any Tax in respect of the Acquired Companies for any Pre-Closing Tax Period or Straddle Period (as allocated pursuant to Section 6.7(c)) and any Tax in respect of a Target Entity for any period or portion thereof before the time it becomes an Acquired Company at a Subsequent Closing; (b) any Tax that the Target Entities are liable for (including under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local, or foreign applicable Laws) as a result of being a member of (or leaving) an Affiliated Group (as defined in Section 1504 of the Code) on or before the Closing Date or any similar provisions of federal, state or local Law imposing successor or transferee liability for Taxes; (c) any (x) “applicable employment taxes” (as defined in Section 2302 of the CARES Act) that the Target Entities have elected to defer on or prior to the Closing Date pursuant to Section 2302 of the CARES Act (which amount, for the avoidance of doubt, shall not be less than zero and shall not include any offsets or reductions with respect to Tax refunds or overpayments of Tax) and any payroll Tax obligations that the Target Entities have deferred (for example, by a failure to timely withhold, deposit or remit any such amounts in accordance with the applicable provisions of the Code and Treasury Regulations promulgated thereunder) pursuant to or in connection with any U.S. presidential memorandum or executive order and (y) Taxes and other losses incurred by the Target Entities as a result of the disallowance of any Employer Retention Credit payments, including with respect to any amounts required to be repaid by the Target Entities (and any penalties or other fees associated therewith) with respect to Employer Retention Credits that were previously paid to the Sellers or the Target Entities; (d) intentionally omitted; (e) any Tax resulting from a breach of a representation or warranty in Section 3.8 (Absence of Certain Changes), Section 3.16 (Employees), Section 3.17 (Benefit Matters) or Section 3.19 (Taxes) (in each case, determined without regard to any “material”, “knowledge” or similar qualifying language) or a breach of a covenant of Seller Representative in Section 6.6 (Tax Matters); (f) the Target Entities’ share of any payroll Taxes arising from the payment of any Transaction Expenses; (g) any Taxes of the Sellers; and (h) any Taxes resulting from the inclusion of any item of income in, or exclusion of any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other transaction on or prior to the Closing Date, (ii) Tax Closing Agreement pursuant to Section 7121 of the Code or any corresponding provision of state, local or foreign Tax Law, entered into on or prior to the Closing Date (iii) accounting method change or agreement with any taxing authority, (iv) prepaid amount received on or prior to the Closing Date, (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code or any corresponding provision of state, local or foreign Tax Law, or (vi) election under Section 965(h) of the Code to pay the net tax liability under Section 965 in installments.

“Independent Accountant” means a national accounting firm that is independent to Parent, Buyer, the Sellers and the Acquired Companies that is mutually acceptable to Buyer and Seller Representative.

“Information Privacy Laws” means any Law pertaining to privacy, data protection, security, security breach notification, consumer rights, or data transfer, including without limitation, as applicable, the California Consumer Privacy Act (CCPA), as amended by the California Privacy Rights Act (CPRA), the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and its implementing regulations, the Illinois Biometric Information Privacy Act (BIPA), CAN-SPAM Act of 2003, the Payment Card Industry Data Security Standards (PCI DSS), the Defense Federal Acquisition Regulation Supplement, and Section 5 of the Federal Trade Commission Act of 1914, in each case as amended.

“Intellectual Property” means all foreign and domestic (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin or source, together with all translations, adaptations, derivations and combinations of the foregoing, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including without limitation all extensions, modifications and renewals of same, (ii) inventions, designs, patent disclosures, discoveries, and ideas, whether patentable or not, and all patents, industrial and utility models, registrations, and applications therefor, including without limitation provisionals, divisions, continuations, continuations-in-part and renewal applications, and including without limitation renewals, extensions, reexaminations, and reissues, post-grant certificates, and all rights of priority related thereto and improvements thereon, (iii) confidential and proprietary information, trade secrets and know-how, including without limitation processes, techniques, formulations, application expertise, schematics, databases, formulae, drawings, prototypes, models, specifications, algorithms, techniques, methodologies, business and financial information, technical or engineering information, tooling maintenance information, assembly instructions, designs and customer lists (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation Software), collective works, derivative works, mask work rights, moral rights, rights of publicity, rights in industrial designs and database rights, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, (v) electronic data processing, information, recordkeeping, communications, telecommunications, account management, inventory management and other computer systems (including all computer programs, Software, networks, servers, websites, website content, databases, firmware, hardware and related documentation) and Internet websites and related content (collectively, “IT Systems”), (vi) social media accounts (including Facebook, LinkedIn, and Instagram) and (vii) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including without limitation rights to income, royalties, damages and payments and rights to sue and recover for past, present and future infringements, misappropriations, or other violations thereof.

“Interim Period” means the period of time from the Execution Date until the earlier of (a) the date of termination of this Agreement or (b) the Closing Date.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Law” means any statute, law, ordinance, rule, regulation or executive order of any Governmental Entity.

“Liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, demand, judgment, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted

“Lien” means, with respect to any property or asset, any security interests (whether perfected by a UCC filing or otherwise), mortgages, liens, pledges, charges, easements, reservations, restrictions, including contractual, claims, clouds, servitudes, rights of way, options, rights of first refusal, community property interests, equitable interests, restrictions of any kind, including any voting or other transfer restrictions, conditional sale or other title retention agreements, any agreement to provide any of the foregoing and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money, whether imposed by Contract, Law, equity or otherwise.

“Material Adverse Effect” means any change, effect, event, circumstance, condition, occurrence or state of facts that, individually or in the aggregate, was, is or could reasonably be expected to become, materially adverse to: (a) the business, properties, assets, condition (financial or otherwise), Liabilities, operations, operating results, employee relations, or customer or supplier relations of the Acquired Companies or (b) the ability of the Company to consummate the transactions contemplated by this Agreement on a timely basis.

“Material Contract” means any of the Contracts listed on Schedule 3.9(a).

“Methodology” means GAAP, applied in a manner consistent with its application in Exhibit B.

“Net Working Capital” means, subject to and in accordance with GAAP, applied in a manner consistent with the Methodology, for purposes of Section 2.6 herein, (a) the aggregate amount of the current assets of the Acquired Companies (which current assets shall not include, for the avoidance of doubt, any receivables related to the Agreement for Purchase and Sale of Membership Interests dated as of June 9, 2025, whereby the Company sold its membership interests in NVFL Holdings LLC, NVFL 1440 Holdings LLC and NVPB Marina Holdings LLC to Marine Ventures LLC), minus (b) the aggregate amount of the current liabilities of the Acquired Companies. Exhibit C sets forth an illustrative example of the calculation of Net Working Capital as of May 31, 2025.

“North Palm Beach Transaction” means the sale of the real properties known as 300 US 1, North Palm Beach, Florida by 300 US 1 Holdings LLC, a Florida limited liability company and a Subsidiary of Marine Ventures LLC, and 139 Shore Court, North Palm Beach, Florida by NVPB Marina Holdings, LLC, a Florida limited liability and a Subsidiary of the Company.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by any Governmental Entity of competent jurisdiction or by any arbitrator, in each case, with respect to any Acquired Company.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, certificate of formation, articles of organization, by-laws, partnership agreement, limited liability company agreement, formation agreement and other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).

“Parent Equity” means common stock of Parent, no par value, equal to the lesser of Two Million Dollars ($2,000,000) or 19.99% of Parent’s market capitalization (meaning 19.99% of Parent’s common shares outstanding, including the issuance of the Parent Equity, based on the amount of Parent’s common shares outstanding at the Initial Closing), each as determined using a conversion price equal to the Parent’s stock price at the close of business on the Business Day immediately preceding the Execution Date.

“Permit” means any authorization, approval, consent, certificate, license, permit, franchise or other consent issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

“Permitted Liens” means (a) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) statutory or contractual Liens of landlords and workers’, carriers’, materialmen’s, suppliers’ and mechanics’ or other like Liens incurred in the ordinary course of business, (c) Liens, easements, covenants, conditions, restrictions, encroachments and other similar matters of record which do not interfere with the present use of the properties they affect, (d) Liens that will be released prior to or as of the Initial Closing, (e) zoning, building and other land use laws imposed by any Governmental Entity having jurisdiction over such parcel that are not violated by existing structures or the ordinary conduct of the business of the Acquired Companies, (f) Liens created by, through or at the direction of Buyer or its Affiliates, (g) Liens for the Assumed Indebtedness and listed on Schedule 3.7(ii).

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity, or any other entity or body.

“Personal or Protected Information” means data or information that (a) relates to an identified or identifiable natural person; (b) is governed as “personal data,” “personal information,” or a similar term under any Information Privacy Law; (c) is considered personal data, personal information, or any similar term under an Acquired Company’s own privacy or security policies or procedures, or written agreements to which an Acquired Company is bound; (d) is covered by PCI DSS; or (e) is subject to a data security or confidentiality obligation of the Acquired Companies.

“Pre-Closing Tax Period” means any Tax period that ends on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Product” means any product, system, module, equipment, service, offering, process, method, procedure, material, technique, or technology.

“Publicly Available Software” means each of (i) any Software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software, or similar licensing and distribution models, and (ii) any Software that requires as a condition of use, modification, and/or distribution of such software that such Software or other Software incorporated into, derived from, or distributed with such Software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributed at no or minimal charge.

“Real Estate Assets and Liabilities and Restructuring” means (i) the real properties known as 1400 S. Federal Highway, Fort Lauderdale, Florida, 1925 US Highway 19, Holiday, Florida, 1817 US Highway 19, Holiday, Florida, 3359 SW 42nd Avenue, Unit F, Palm City, Florida, 300 US 1, North Palm Beach, Florida, 139 Shore Ct. North Palm Beach, Florida; (ii) Marine Ventures LLC, 1925 Holiday Holdings LLC, 300 US 1 Holdings LLC, Palm City Marine LLC, NVPB Marina Holdings LLC, NV FL 1440 Holdings LLC, and NV FL Holdings LLC; (iii) any Taxes associated with the foregoing; (iii) the negotiation, execution, approval, delivery and performance of the Agreement for Purchase and Sale of Membership Interests dated as of June 9, 2025, whereby the Company sold its membership interests in NVFL Holdings LLC, NVFL 1440 Holdings LLC and NVPB Marina Holdings LLC to Marine Ventures LLC; (iv) any Liability associated with any of the foregoing, including, for the avoidance of doubt, any Indebtedness associated with the foregoing, any Taxes (including transfer taxes), costs or fees and expenses associated with the foregoing and their restructuring prior to or following the Initial Closing.

“Related Party” means (A) the Sellers and their Affiliates (other than the Acquired Companies), (B) each member of the immediate family of such Person and each individual referred to in clause (A) above, (C) the officers, directors, managers, shareholders, members, trustees, beneficial owners, Subsidiaries and Affiliates of the Acquired Companies, and (D) and Affiliate of any Person set forth in subsection (C).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility, or fixture).

“Representatives” of any Person shall mean the directors, officers, managers, employees, consultants, financial advisors, counsel, accountants and other representatives and agents of such Person.

“Sanctioned Country” means any country or region that is, or has been since April 24, 2019, the subject or target of a comprehensive, government-wide, or broad sectoral sanctions under Trade Control Laws (including Belarus, Cuba, Iran, North Korea, Russia, Syria, Venezuela, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons; (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) or the United Nations Security Council.

“Software” means computer software programs and software systems, including all files, data, databases, algorithms, compilations, tool sets, templates, compilers and compilation information, higher level or “proprietary” languages, manuals, programmer notes and comments, related documentation and materials, whether in source code, object code, pseudo code, executable code, or human readable form.

“Straddle Period” means the taxable period that begins on or before, and ends after, the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than 50% of the capital stock or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

“Suit” means any suit, litigation, arbitration, hearing, investigation or other dispute resolution proceeding (whether civil, criminal, administrative, investigative, or informal), in each case, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Target Entities” means collectively, the Company and its Subsidiaries and Moore Marine Ventures LLC and its Subsidiaries. Notwithstanding the foregoing, in the event the North Palm Beach Transaction closes prior to Buyer acquiring the Equity Securities of 300 US 1 Holdings LLC and NVPB Marina Holdings, LLC or Buyer acquiring the real estate commonly known as 300 US 1, North Palm Beach, Florida and 139 Shore Court, North Palm Beach, Florida, then 300 US 1 Holdings LLC and NVPB Marina Holdings, LLC shall no longer be included within the definition of “Target Entities.” It is acknowledged that neither Nautical Ventures South Inc., a Florida corporation, nor Quality Power and Sail LLC, a Florida limited liability company, are a “Target Entity.”

“Target Equity” means, collectively, the Company Stock, the Moore Marine Ventures Interests, and all Equity Securities of each of their respective Subsidiaries, including all of the membership interests of each of Nautical Ventures North LLC, Nautical Ventures Marine LLC, NV Marina LLC, Nautical Ventures West LLC, Nautical Ventures Panhandle LLC, 1925 Holiday Holdings LLC, 300 US 1 Holdings LLC, Plam City Marine LLC, NVPB Marina Holdings LLC, NV FL 1440 Holdings LLC and NV FL Holdings LLC. Notwithstanding the foregoing, in the event the North Palm Beach Transaction closes prior to Buyer acquiring the Equity Securities of 300 US 1 Holdings LLC and NVPB Marina Holdings, LLC or Buyer acquiring the real estate commonly known as 300 US 1, North Palm Beach, Florida and 139 Shore Court, North Palm Beach, Florida, then the membership interests of 300 US 1 Holdings LLC and NVPB Marina Holdings, LLC shall no longer be included within the definition of “Target Equity.”

“Target Net Working Capital” means $6,000,000.

“Tax” or “Taxes” means (i) all U.S. federal, state, provincial, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, personal and real property, unclaimed property, escheat, withholding, excise, production, transfer, alternative minimum, ad valorem, value added, transfer, custom, duty, occupancy and other taxes, similar governmental fee or similar assessment or similar charge, together with any interest, penalties, additions to tax or additional amounts imposed or assessed by any Governmental Entity, including as a result of being or having been a member of a consolidated, combined, affiliated, unitary, or similar group, whether disputed or not, and (ii) a liability for the amounts described in (i) as a result of Treasury Regulation Section 1.1502-6, as a result of being a transferee or successor, or as a result of a contract or otherwise.

“Tax Returns” means all returns and reports (including Foreign Bank Account Reports), amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any taxing authority with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.

“Transaction Bonus” means, to the extent unpaid as of the Initial Closing, any bonus, phantom equity success fees, severance payments, change of control payments or other payment due to any Person by the Acquired Companies, in each case, in connection with the consummation of the transactions contemplated hereby.

“Transaction Bonus Recipient” means each Person entitled to receive a Transaction Bonus as set forth on the Estimated Closing Statement.

“Transaction Bonus Tax Amount” means, with respect to any Transaction Bonus, any employer-side employment Taxes of the Acquired Companies imposed thereon.

“Transaction Expenses” means all fees, costs, charges, expenses and obligations unpaid at the Initial Closing that are incurred by the Acquired Companies in contemplation of, in connection with or relating to the preparation for, and consummation of, this Agreement, all other Ancillary Documents and the transactions contemplated by this Agreement, and obtaining consents and forbearance agreements from holders of the Acquired Companies’ Indebtedness, including, without limitation, (a) the preparation, negotiation and execution of this Agreement and all other agreements, certificates, instruments and documents delivered under the terms of this Agreement, all other Ancillary Documents and the transactions contemplated by this Agreement; (b) financial advisory and professional services provided by the Acquired Companies’ bankers, counsel, brokers, consultants, accountants, advisors (financial or otherwise), agents and Representatives; (c) Transaction Bonuses and the Transaction Bonus Tax Amount and all other retention, stay, change of control, sale or other bonuses or payments triggered in whole or in part by the consummation of the transactions contemplated by this Agreement; (d) intentionally omitted, (e) all costs, fees and expenses of those lenders and their counsel listed on Schedule 3.4 incurred in connection with obtaining such lenders’ consent, forbearance or modification agreement in connection with the transactions contemplated by this Agreement or any Ancillary Document, and (f) all costs, fees and expenses to preform the matters described in Section 6.15 and Section 6.16.

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes.

“Treasury Regulations” means United States Treasury regulations promulgated under the Code.

“U.S.” or “United States” means the United States of America.

Article II
THE TRANSACTIONS

2.1          Purchase and Sale. On the terms and subject to the conditions set forth herein, effective as of the Initial Closing, Sellers hereby sells, assigns, transfers and deliver to Buyer, and Buyer purchases from Sellers, all of Sellers’ right, title and interest in and to the Company Stock. In the event that there are Subsequent Closing(s), the Base Purchase Price shall be allocated between the Company Stock and other Acquired Equity pursuant to the allocation process set forth in Section 6.7(h).

2.2          Closing. Upon the terms and subject to the conditions stated in this Agreement, the parties hereto shall consummate the acquisition of the Company Stock and the other transactions contemplated by this Agreement on the Effective Date (the “Initial Closing”) via the electronic exchange of execution versions of the applicable Ancillary Documents and the signature pages thereto via email or other electronic transmission. Thereafter, no later than three (3) Business Days after the Seller Conditions and Buyer Conditions have been satisfied or waived (other than those that by their nature cannot be satisfied until the Closing) at 10:00 a.m. Eastern time (or at such other time and location as the parties may agree) via the electronic exchange of execution versions of the applicable Ancillary Documents and the signature pages thereto via email or other electronic transmission at the Closing, Buyer may cause the closing of its purchase of additional Target Equity held by or under the direct or indirect control of a Seller (each such additional closing, a “Subsequent Closing”). The date the Initial Closing or a Subsequent Closing occurs, as the context requires, the “Closing Date” (with any ambiguity being resolved to mean the Initial Closing))

2.3           Effective Time . The acquisition of the Company Stock shall be deemed effective at 11:59 p.m. Eastern time On the Closing Date (the “Effective Time”).

2.4           Manner of Payment of the Estimated Purchase Price and Other Payments; Establishment of Escrow for Convertible Note and Parent Equity.

(a)            Sellers acknowledge that no portion of the Estimated Purchase Price is payable to Sellers in cash, and, therefore, no cash will be delivered to Sellers at the Initial Closing or any Subsequent Closing.

(b)            Notwithstanding anything in this Agreement or in any Ancillary Document to the contrary, at the Initial Closing or Subsequent Closing, as applicable, Buyer or Buyer Parent, as applicable, shall issue the Convertible Note and Parent Equity at the times and as otherwise contemplated herein, provided, however, that the Convertible Note and Parent Equity shall be delivered at the Initial Closing or Subsequent Closing, as applicable, to the Buyer in escrow, and such escrow shall be used to satisfy any obligations of Sellers under this Agreement or any other Ancillary Document, including pursuant to Section 2.6(e), Section 5.2, Section 5.10 and Section 6.7.

(i)             Sellers irrevocably and unconditionally appoint Buyer as escrow agent for purposes of this of this Section 2.4(b), and further direct Buyer and Buyer Parent to inform the Transfer Agent for the Parent Equity to deliver the Parent Equity to Buyer or to hold the Parent Equity at the Transfer Agent, in Buyer’s sole discretion, for purposes of establishing and maintaining the escrow established by this Section 2.4(b). While the Parent Equity is held in escrow, Sellers shall not have a right to vote the Parent Equity.

(ii)            In the event that a Buyer Party has a claim payable from the assets held in escrow pursuant to this Section 2.4(b), such Buyer Party shall deliver written notification of the nature of the claim and the amount being claimed to Seller Representative. Seller Representative may respond in writing to the Buyer Party (with a copy to Buyer) within three (3) Business Days objecting to all or part of such claim and the rationale for such objection. If Seller Representative does not object or does not object to all of such claim, such amount not specifically objected to shall be deemed irrevocably agreed to, and Buyer shall thereafter be entitled to distribute that portion of the escrowed property to Buyer or Buyer Parent, and which distributed escrowed property shall be deemed owned by Buyer. If Seller Representative timely delivers an objection, the parties shall meet and confer in good faith from time to time for a period of seven (7) days and, if no resolution is achieved, either party may pursue legal remedies available to it. In the event that an unresolved claim is pending with respect to escrowed property and such escrowed property is otherwise subject to release, that portion of the escrowed property subject to the unresolved claim shall remain in escrow in accordance with this Section 2.4(b) until the claim is finally resolved either by mutual agreement of the parties or final judgment not subject to appeal.

(iii)           The parties agree that only Seller Representative may deliver or receive notices to or from Buyer in its capacity as escrow agent.

(iv)           Each Seller authorizes and irrevocably appoints Buyer, with full power of substitution, as such Seller’s true and lawful attorney-in-fact and agent, coupled with an interest and granted for valuable consideration, to act in the name, place and stead of such Seller for the sole and limited purpose of carrying out and effectuating Section 2.4(b). Without limiting the generality of the foregoing, Buyer is expressly and unconditionally authorized, empowered and directed as their attorney in fact to prepare, execute, acknowledge, deliver, endorse, notarize, file, and record in the name of any Seller or otherwise, all assignments, stock powers, transfer instructions, directions to Buyer Parent’s Transfer Agent, and any other amendments, certificates, instruments, or documents whatsoever that Buyer, in its sole discretion, deems necessary or advisable to convey, transfer, assign, divide, deliver, dispose of, or otherwise manage any property, securities, or other assets held in escrow pursuant to Section 2.4(b), and to consummate and fully implement the terms and conditions thereof. Each Seller hereby ratifies and confirms, and agrees to ratify and confirm, all actions and instruments that Buyer or any substitute attorney-in-fact may lawfully take or execute pursuant to this power, which power of attorney shall be irrevocable, shall survive the death, incapacity, bankruptcy, dissolution, or liquidation of any Seller, and shall not be affected by the subsequent disability or incompetence of such Seller.

(v)            Sellers agree that the Parent Equity may contain a legend that such shares are subject to the escrow provisions of this Section 2.4(b).

(vi)           Any interest or dividends paid from property held in escrow under this Section 2.4(b) shall be delivered to Seller Representative for further distribution to the Sellers in their Agreed Share, and any tax reporting shall indicate such payments have been made to Seller Representative.

(c)           At the Initial Closing, Buyer shall pay, or cause to be paid, on behalf of the Acquired Companies, Estimated Indebtedness to the lenders named in the Payoff Letters and listed on Schedule 2.4(c)(i) in an amount not to exceed $2,000,000, and tax liabilities of certain of Target Entities listed on Schedule 2.4(c)(ii) in an amount not to exceed $300,000.

 (d)           At the Initial Closing, Buyer shall pay, or cause to be paid, on behalf of the Acquired Companies, (i) Estimated Transaction Expenses (other than the Transaction Bonuses and Transaction Bonus Tax Amounts) reflected in the Estimated Closing Statement to the obligees thereof and (ii) an amount equal to the Acquired Companies’ documented out of pocket expenses to conduct the audit of the Acquired Companies’ financial statements conducted by M&K CPAs, which amount Buyer will pay directly to the auditor (M&K CPAs).

2.5           Initial Closing Deliveries.

(a)            Deliveries to Buyer. At the Initial Closing, the Sellers shall deliver to Buyer the following:

(i)             certificates of good standing with respect to each of the Acquired Companies (as of the Initial Closing) issued by the responsible Governmental Entity of the jurisdictions of their respective formation, dated as of a recent date;

(ii)            a copy of the resolution of the Company’s board of directors, certified by an appropriate officer of the Company in his or her capacity as such (and not in his or her individual capacity) as having been duly and validly adopted and being in full force and effect as of the Closing Date, authorizing the execution and delivery of this Agreement and the Ancillary Documents to which it is a party and performance by the Company of the transactions contemplated hereby and thereby;

(iii)           stock powers, in the form attached hereto as Exhibit D, conveying the Company Stock to Buyer, duly executed by each Seller;

(iv)           an Option Agreement, on a form agreeable to Buyer, duly executed by the applicable property owner, whereby Buyer (or its assignee) will have the right to purchase the following properties (the “Option Agreement”): (1) 1400 S. Federal Highway, Fort Lauderdale, Florida; (2) 1925 US Highway 19, Holiday, Florida; (3) 1817 US Highway 19, Holiday, Florida; (4) 3359 SW 42nd Avenue, Unit F, Palm City, Florida; (5) 300 US 1, North Palm Beach, Florida; or (6) 139 Shore Ct. North Palm Beach, Florida.

(v)            Six (6) Memorandums of Option to Purchase (collectively, the “Memorandums of Option”) in recordable form with respect to the Option Agreement, duly executed and notarized by the applicable property owner;

(vi)           a copy of the Organizational Documents of each Acquired Company (as of the Initial Closing) certified by an appropriate officer of the Company in his or her capacity as such (and not in his or her individual capacity), dated as of the Closing Date, stating that no amendments have been made to such Organizational Documents;

(vii)          a certificate of an appropriate officer of the Company in his or her capacity as such (and not in his or her individual capacity) certifying as to the names and signatures of the directors, officers and managers (as applicable) authorized to sign this Agreement and the other documents to be delivered hereunder;

(viii)         a certificate executed by Sellers, dated as of the Closing Date, certifying that the conditions set forth in Section 7.1(c) and Section 7.1(d) have been fulfilled by Sellers;

(ix)            a payoff letter or termination letter (collectively, the “Payoff Letters”) from each holder of Indebtedness listed on Schedule 2.4(c), in a form and substance satisfactory to Buyer, and evidence of the release, or a provision in the Payoff Letter providing for a release upon repayment of the applicable Indebtedness, of all Liens held by such holder against the Equity Securities and property of the Acquired Companies;

(x)             Lease Agreements, on forms agreeable to Buyer, duly executed by the applicable landlord, whereby the Company will lease the following properties (collectively, the “Leases”): : (1) 1400 S. Federal Highway, Fort Lauderdale, Florida; (2) 1925 US Highway 19, Holiday, Florida; (3) 1817 US Highway 19, Holiday, Florida; (4) 3359 SW 42nd Avenue, Unit F, Palm City, Florida; (5) 300 US 1, North Palm Beach, Florida; or (6) 139 Shore Ct. North Palm Beach, Florida.

(xi)            Restrictive Covenant Agreements, in the form attached hereto as Exhibit G, duly executed by the Sellers;

(xii)           written resignations from each of the officers, directors and managers (as applicable) of each of the Acquired Companies, effective as of the Initial Closing, as determined by Buyer;

(xiii)          evidence that the following are terminated effective as of the Initial Closing, in each case, without any further Liabilities or obligations of any Acquired Company thereunder: (i) the Stockholders Agreement, by and among the Company and the Sellers dated July __, 2023, (ii) all Indebtedness of an Acquired Company held by a Seller or an Affiliate of a Seller, including the Promissory Note dated March 16, 2020 in the principal amount of $2,783,889.87 made by the Company and held by Moore, the loan from Moore to the Company in the amount of $1,200,000, the loan from Moore to the Company reflected in the Company’s GL Account No. 2002795 ($950,000 as of June 12, 2025), the loan from Moore to the Company refleced in the Company’s GL Account No. 1002800 ($3,522,436 as of June 12, 2025), the loan from Moore to the Company in the amount of $950,000, the loan from Garcia to the Company reflected in the Company’s GL Account No. 1002810 ($1,010,008 as of June 12, 2025), (iii) the Power of Attorney and Proxy to vote Garcia’s shares in the Company held by Moore, and (iv) each of the agreements listed on Schedule 3.28;

(xiv)         a duly completed IRS Form W-9 from each Seller;

(xv)          delivery of the third-party authorizations and consents set forth on Schedule 3.4 and Schedule 3.5 (the “Required Consents”), which shall be in full force and effect as of the Closing Date, and which shall include:

(1)	Forbearance Agreement and Consent from Valley Bank

(2)	Forbearance Agreement from Bank of Montreal

(3)	Consent under Floorplan Loan Agreement from Bank of Montreal

(4)	Consent and Waiver from Wells Fargo, NA

(5)	Consent and Waiver from Shore Premiere

(6)	Consent and Waiver from Yamaha

(7)	Consent and Forbearance from Northpoint Commercial Finance

(xvi)         an Employment Agreement between Moore and the Company, in the form attached hereto as Exhibit H (the “Moore Employment Agreement”);

(xvii)        evidence that all outstanding real property Taxes of the Acquired Companies have been paid in full (or will be paid in full upon the payment described in Section 2.4(c)).

(xviii)       evidence that Nautical Ventures South Inc., a Florida corporation, or Quality Power and Sail LLC, a Florida limited liability company, have each been removed as a party to any Contract to which such entity and an Acquired Company is a party; and

(xix)          such other documents or instruments as Buyer may reasonably request to effect the transactions contemplated by this Agreement.

Any agreement or document delivered to Buyer pursuant to this Section 2.5(a), the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Buyer.

(b)            Deliveries to the Sellers. At the Initial Closing, Buyer shall deliver to the Sellers (subject to Section 2.4(b)) the following:

(i)             the Leases, duly executed by the Company;

(ii)            the Option Agreement, duly executed by the Buyer;

(iii)           six (6) Memorandums of Option, duly executed and notarized by Buyer;

(iv)           the Moore Employment Agreement, duly executed by the Company;

(v)            a certificate executed by an officer of Buyer, dated as of the Initial Closing Date, certifying that the conditions set forth in Section 7.2(c) and Section 7.2(d) have been fulfilled by Sellers; and

(vi)           the Convertible Note, duly executed by the Buyer.

2.6           Purchase Price Adjustment.

(a)            Estimated Closing Statement. Within three (3) Business Days prior to the Initial Closing, the Company shall prepare and deliver to Buyer a certificate (the “Estimated Closing Statement”) certified by an officer of the Company that contains (i) the Company’s good faith and reasonable best estimate of (A) the Net Working Capital of the Company as of 11:15 p.m. Eastern time on the Closing Date (the “Estimated Net Working Capital”), (B)  the amount of Indebtedness of the Company and its Subsidiaries calculated through and including the Initial Closing that will be unpaid immediately prior to the Initial Closing (including final bills and wire transfer instructions as applicable) other than Assumed Indebtedness (which shall be itemized on the Estimated Closing Statement), except to the extent the Assumed Indebtedness exceeds Forty Two Million Eight Hundred Thousand ($42,800,000) (the “Estimated Indebtedness”) (C) the Transaction Expenses calculated through and including the Initial Closing that will be unpaid immediately prior to the Initial Closing, plus the aggregate amount of the Transaction Expenses that will become payable after the Initial Closing, to the extent calculable (the “Estimated Transaction Expenses”), and (D) the Estimated Purchase Price resulting therefrom, in the case of clauses (A)-(D), together with each of the components thereof and reasonably detailed supporting documents for the calculation thereof. The Estimated Closing Certificate and all items included therein will be prepared in accordance with GAAP and the Estimated Net Working Capital will be prepared in accordance with the Methodology and will include materials showing in reasonable detail the Company’s support and computations for the amounts included in the Estimated Closing Certificate. If, prior to the Closing Date, Buyer objects in writing to the amount of any estimate set forth in the Estimated Closing Certificate, then the Company shall in good faith consider and attempt to resolve any such objections.

(b)           Actual Closing Statement. Within one hundred twenty (120) calendar days after the Closing Date, Buyer shall prepare and deliver to Seller Representative a statement (the “Actual Closing Statement”) setting forth Buyer’s calculation of (i) the Net Working Capital of the Company and its Subsidiaries as of 11:59 p.m. Eastern time on the Closing Date (the “Net Working Capital Calculation”), (ii) the amount of Indebtedness of the Company and its Subsidiaries calculated through and including the Initial Closing unpaid immediately prior to the Closing other than Assumed Indebtedness, except to the extent the Assumed Indebtedness exceeded Forty Two Million Eight Hundred Thousand ($42,800,000) (the “Closing Indebtedness”), (iii) the Transaction Expenses calculated through and including the Initial Closing unpaid immediately prior to the Initial Closing, plus the aggregate amount of the Transaction Expenses paid or payable after the Initial Closing, to the extent calculable (the “Closing Transaction Expenses”), and (iv) Buyer’s proposed calculation of the Adjustment Calculation. The Actual Closing Statement and all items included therein will be prepared in accordance with GAAP and the Net Working Capital Calculation will be prepared in accordance with the Methodology. The parties acknowledge that the Net Working Capital Target and Exhibit C include Cash as a Current Asset in Net Working Capital, however, notwithstanding anything herein to the contrary, the Estimated Closing Statement and the Actual Closing Statement shall not include an adjustment for Cash or adjust Cash within Net Working Capital, except and only to the extent that the Actual Closing Statement (and the associated Final Net Working Capital Calculation) shall have a dollar-for-dollar downward adjustment if the Cash in the Company and its Subsidiaries delivered to Buyer at the Initial Closing is less than One Million Three Hundred Thousand Dollars ($1,300,000).

(c)            On or prior to the thirtieth (30th) calendar day following Buyer’s delivery of the Actual Closing Statement, Seller Representative shall have the right to give Buyer a written notice stating in reasonable detail any and all of Seller Representative’s non-duplicative objections (an “Objection Notice”) to the Actual Closing Statement or the determination of the Net Working Capital Calculation, the Closing Indebtedness and the Closing Transaction Expenses. During such thirty (30) calendar day period, Buyer shall provide Seller Representative and up to one independent accountant acting for Seller Representative with access, at reasonable times and upon reasonable prior notice, to the Company’s Books and Records and the Company’s accountants (subject to Seller Representative and any other Person accessing such Books and Records and the Company’s accountants on behalf of Seller Representative signing a customary agreement relating to such access to work papers in form and substance reasonably acceptable to the Acquired Companies’ accountants) as may be reasonably requested in connection with the preparation of the Actual Closing Statement. Any Objection Notice shall specify in reasonable detail (i) which item(s) on the Actual Closing Statement have not been prepared in accordance with this Agreement, (ii) the basis for Seller Representative’s objection with the calculation of such item(s), and (iii) Seller Representative’s proposed dollar amount of any objection and the reasonable basis or bases therefor (and shall include necessary supporting documentation). Any determination set forth on the Actual Closing Statement to which Seller Representative does not specifically object in the Objection Notice shall be deemed acceptable and shall be final and binding upon the parties hereto upon delivery of the Objection Notice. The failure by Seller Representative to deliver an Objection Notice within such thirty (30) calendar day period shall constitute Seller Representative’s and the Sellers’ acceptance of all items set forth in the Actual Closing Statement, which shall be final and binding on Seller Representative and the Sellers for all purposes of this Agreement.

(d)           Following Buyer’s receipt of any Objection Notice, Seller Representative and Buyer shall attempt to negotiate in good faith to resolve such dispute. In the event that Seller Representative and Buyer fail to agree on any of the Seller Representative’s proposed adjustments set forth in the Objection Notice within thirty (30) days after Buyer receives the Objection Notice, then the Independent Accountant shall make the final, binding determination, absent fraud or manifest error, regarding the proposed adjustments set forth in the Objection Notice that are not resolved by the Seller and Buyer (the “Adjustment Calculation Disputed Items”). Buyer, on the one hand, and Seller Representative, on the other hand, each shall provide the Independent Accountant with their respective determinations of the Adjustment Calculation Disputed Items. The Independent Accountant shall make its determination of the Adjustment Calculation Disputed Items and the resultant Final Net Working Capital Calculation, Final Indebtedness, and Final Transaction Expenses, which determination shall be final and binding on Seller Representative, the Sellers and Buyer, upon which a judgment may be entered by any court of competent jurisdiction. The determination of any of the Adjustment Calculation Disputed Items by the Independent Accountant shall be within, and limited by, the range comprised of the respective determination of Buyer’s and Seller Representative’s calculation with respect to such Adjustment Calculation Disputed Items. The determination of the Adjustment Calculation Disputed Items by the Independent Accountant shall be based on whether such Adjustment Calculation Disputed Items have been calculated in accordance with the standards set forth in this Section 2.6, and the Independent Accountant is not to make any other determination. The Independent Accountant shall make its determination based solely on presentations and supporting material provided by the respective parties and not pursuant to any independent review. The fees, costs and expenses of the Independent Accountant shall be paid pro rata by Buyer, on the one hand, and the Sellers, on the other hand, in relation to the proportional difference between the Independent Accountant’s determination of the Final Adjustment Calculation and Buyer’s and Seller Representative’s respective determination of the Adjustment Calculation. Without limiting the foregoing, each of Buyer, on the one hand, and Seller Representative, on the other hand, shall indemnify and hold each other harmless from the other’s failure to pay its portion of the fees and expenses of the Independent Accountant. Any of the parties hereto may require that the Independent Accountant enter into a customary form of confidentiality agreement with respect to the work papers and other documents and information provided to the Independent Accountant under this Section 2.6. As used herein, “Final Net Working Capital Calculation” means the Net Working Capital Calculation as ultimately determined in accordance with this Section 2.6, “Final Indebtedness” means the amount of Indebtedness of the Company and its Subsidiaries other than Assumed Indebtedness, except to the extent the Assumed Indebtedness exceeded Forty Two Million Eight Hundred Thousand ($42,800,000), as ultimately determined in accordance with this Section 2.6, and “Final Transaction Expenses” means the amount of Transaction Expenses as ultimately determined in accordance with this Section 2.6. In resolving any disputed item, the Independent Accountant shall (x) be bound by the provisions of this Section 2.6, (y) adopt a position that is either equal to Buyer’s proposed position, equal to Seller Representative’s proposed position, or between the positions proposed by Buyer and Seller Representative, provided, that if the resolution of any disputed item gives rise to a corresponding entry, such corresponding entry shall be included in the Independent Accountant’s determination procedures and (z) not engage in any ex parte communication with Seller Representative, the Sellers or Buyer (or any of their respective Representatives or Affiliates) regarding any calculation.

(e)            Adjustment Calculation Payment.

(i)              If the Adjustment Calculation (or, if applicable under Section 2.6(d), the Final Adjustment Calculation) is a negative number after final determination pursuant to this Section 2.6 that exceeds $500,000, then Buyer may withdraw such amount from the escrow established pursuant to Section 2.4(b) in accordance with a notice that Buyer delivers to Seller Representative that Buyer is releasing and paying out to Buyer or its designee an amount equal to such Final Adjustment Calculation.

(ii)             If the Adjustment Calculation (or, if applicable under Section 2.6(d) the Final Adjustment Calculation) is a positive number after final determination pursuant to this Section 2.6 that exceeds $500,000, then Buyer shall deliver to Seller Representative (to be further distributed to the Sellers) that portion of the Purchase Price proceeds held in escrow pursuant to Section 2.4(b) equal to such Final Adjustment Calculation that exceeds $500,000. For the avoidance of doubt, in the event the Adjustment Calculation is a positive number, the Purchase Price will not increase.

(iii)           Any amount due under this Section 2.6(e) shall be paid within ten (10) Business Days after the date of final determination pursuant to this Section 2.6.

(iv)           For purposes of clarity, if the Adjustment Calculation (or, if applicable under Section 2.6(d) the Final Adjustment Calculation) is zero or less than $500,000, no payment shall be made by any Person pursuant to this Section 2.6(e). The Purchase Price shall be deemed to be increased or decreased, as applicable, by any payments made pursuant to this Section 2.6(e).

2.7           Withholding. Notwithstanding anything in this Agreement to the contrary, each of Buyer, the Acquired Companies, and each of their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement, such amounts as are required to be deducted and withheld under the Code or any requirement of applicable Law. Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.8           Subsequent Closing Deliverables

(a)            Deliveries to Buyer. At each Subsequent Closing, the Sellers shall deliver to Buyer the following:

(i)             certificates of good standing with respect to any Target Entity being acquired at such Subsequent Closing and any Subsidiaries of such entity issued by the responsible Governmental Entity of the jurisdictions of their respective formation, dated as of a recent date;

(ii)            a copy of the resolutions of the applicable Seller party and Moore Marine Ventures LLC, duly certified as having been duly and validly adopted and being in full force and effect as of the applicable Closing Date, authorizing the execution and delivery of Ancillary Documents to which such Seller party is a party and performance of the transactions contemplated by the applicable Subsequent Closing;

(iii)           membership interest assignment agreement, in the form attached hereto as Exhibit E, conveying 100% of the Target Equity of the applicable Target Entity to Buyer, duly executed;

(iv)           a copy of the Organizational Documents of each entity becoming any Acquired Company at the Subsequent Closing certified by an appropriate officer of such Acquired Company in his or her capacity as such (and not in his or her individual capacity), dated as of the Closing Date, stating that no amendments have been made to such Organizational Documents;

(v)            a certificate of an appropriate officer of Moore Marine Ventures LLC in his or her capacity as such (and not in his or her individual capacity) certifying as to the names and signatures of the directors, officers and managers (as applicable) authorized to sign the documents to be delivered at the Subsequent Closing;

(vi)           a certificate executed by Sellers, dated as of the Closing Date (applicable to the Subsequent Closing), certifying that the conditions set forth in Section 7.1(c) and Section 7.1(d) have been fulfilled by Sellers;

(vii)          a payoff letter or termination letter, in a form and substance satisfactory to Buyer, and evidence of the release, or a provision in the payoff letter providing for a release upon repayment of the applicable Indebtedness, of all Liens held by such holder against the Target Equity being acquired in the Subsequent Closing or the Target Entity being purchased at the Subsequent Closing;

(viii)         written resignations from each of the officers, directors and managers (as applicable) of each of the entities becoming an Acquired Company as of the Subsequent Closing, effective as of the Subsequent Closing, as determined by Buyer;

(ix)            a duly completed IRS Form W-9 from each Seller;

(x)            delivery of any third-party authorizations and consents set forth on Schedule 3.4 and Schedule 3.5 applicable to the Target Equity or Target Entity becoming an Acquired Company as of the Subsequent Closing, which shall be in full force and effect as of the Closing Date;

(xi)            evidence that all outstanding real property Taxes of the entity becoming an Acquired Company has been paid in full; and

(xii)           such other documents or instruments as Buyer may reasonably request to effect the transactions contemplated by this Agreement.

Any agreement or document delivered to Buyer pursuant to this Section 2.5(a), the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Buyer.

(b)           Deliveries to the Sellers. At each Subsequent Closing, Buyer shall deliver to the Sellers the following:

(i)             in the event Marine Ventures LLC and its Subsidiaries are acquired at the Subsequent Closing:

(1)            evidence of the issuance of the Parent Equity (subject to Section 2.4(b)) (if only certain Subsidiaries of Marine Ventures LLC are being acquired, evidence of the issuance of that portion of the Parent Equity equal to the Parent Equity, multiplied by a fraction, the numerator is the Indebtedness immediately prior to the Subsequent Closing on the Target Entity(ies) being acquired at such Subsequent Closing, and the denominator is the Indebtedness immediately prior to the Subsequent Closing on all of Marine Ventures LLC and its Subsidiaries);

(2)            evidence of payment of all Indebtedness on Marine Ventures LLC and its Subsidiaries at such Subsequent Closing (or of the Target Entities being acquired at the Subsequent Closing); and

(ii)             a certificate executed by an officer of Buyer, dated as of the Closing Date, certifying that the conditions set forth in Section 7.2(c) and Section 7.2(d) have been fulfilled by Sellers.

Article III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, jointly and severally, hereby represents and warrants to Buyer as follows:

3.1           Existence and Power. Schedule 3.1 sets forth the name of each Target Entity, its jurisdiction of incorporation or formation, and each state or other jurisdiction in which it is licensed or qualified to do business. Target Entity set forth on Schedule 3.1 is an entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation (as applicable), has all power and authority required to own and lease its property and to carry on its business as presently conducted, and is duly qualified to transact business as a foreign entity and is in good standing as a foreign entity authorized to transact business in each jurisdiction in which the nature of the business conducted by it requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to be material to the Acquired Companies taken as a whole.

3.2           Authorization. Each Seller possesses all requisite legal right, capacity, power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which such Seller is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Target Entities of any Ancillary Documents to which they are a party and the consummation of the transactions contemplated thereby (a) are within the Target Entities’ corporate powers and authorities (b) have been duly authorized by all necessary corporate action on the part of the Acquired Companies and no other action on the part of the Target Entities is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which the Target Companies are a party and the transaction contemplated hereby and thereby.

3.3           Enforceability. This Agreement and the Ancillary Documents to which a Seller is a party have been duly executed and delivered by the Seller party(ies) thereto and constitutes a valid and legally binding obligation of the Seller(s), enforceable against the Seller(s) in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law. The Ancillary Documents to which the Company and any other Target Entity is a party have been duly executed and delivered by the Company or Target Entity party thereto and constitutes a valid and legally binding obligation of the Company or Target Entity, as applicable, enforceable against the Company or Target Entity, as applicable, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.

3.4           Governmental and Third Party Authorizations. Except as set forth on Schedule 3.4, and except for applicable requirements under “blue sky” laws of various states, no Consent, approval or authorization of, declaration to, or filing or registration with, any Governmental Entity or any party to a Contract is required to be made or obtained by the Target Entities in connection with the execution, delivery and performance by the Target Entities of this Agreement or the Ancillary Documents or the consummation by the Target Entities of the transactions contemplated hereby.

3.5           Noncontravention.

(a)            Except as set forth on Schedule 3.5(a) and except for applicable requirements under “blue sky” laws of various states, the execution, delivery and performance by the Sellers of this Agreement or any Ancillary Document to which the Sellers are a party and the consummation of the transactions contemplated hereby and thereby, will not (i) contravene, conflict with or violate any Law or Order applicable to any Seller or to which the Target Equity or Target Entities may be subject, (ii)  contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract, Permit, instrument, or other arrangement to which any Seller is a party or by which it is bound or to which any of its assets is subject or (iii) result in the creation or imposition of any Lien (other than Permitted Liens) on the Target Equity.

(b)           Except as set forth on Schedule 3.5(b) and except for applicable requirements under “blue sky” laws of various states, the execution, delivery and performance by the Sellers of this Agreement or any Ancillary Document to which the Sellers or the Target Entities are a party and the consummation of the transactions contemplated hereby and thereby, will not (i)  contravene, conflict with or violate the Organizational Documents of any Target Entity, (ii) contravene, conflict with or violate any Law or Order applicable to any Target Entity or to which any Target Entity or any of the assets owned or used by such Target Entity, may be subject, (iii)  contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract, Permit, instrument, or other arrangement to which any Target Entity is a party or by which it is bound or to which any of its assets is subject or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset owned or used by any Target Entity.

(c)           The execution, delivery and performance by the Sellers and the Target Entities of that certain Agreement for Purchase and Sale of Membership Interests dated as of June 9, 2025, whereby the Company sold its membership interests in NVFL Holdings LLC, NVFL 1440 Holdings LLC and NVPB Marina Holdings LLC to Marine Ventures LLC did not (i) contravene, conflict with or violate the Organizational Documents of any Target Entity, (ii) contravene, conflict with or violate any Law or Order applicable to any Target Entity or to which any Target Entity or any of the assets owned or used by such Target Entity, may be subject, (iii)  contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract, Permit, instrument, or other arrangement to which any Target Entity is a party or by which it is bound or to which any of its assets is subject, or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset owned or used by any Target Entity.

3.6           Capitalization; Subsidiaries.

(a)            Sellers are the sole beneficial and record owner of, and have good and marketable title to, the Company Stock, free and clear of all Liens, and Moore is the sole beneficial and record owner of, and has good and marketable title to, all of the membership interests in Marine Ventures LLC. Upon the delivery to Buyer of the Acquired Equity at the Initial Closing or Subsequent Closing, as applicable, as provided for in this Agreement, Sellers will convey to Buyer good and valid title to the Acquired Equity, free and clear of all Liens. Schedule 3.6(a) sets forth the entire authorized Equity Securities of each Target Entity and a complete and correct list as of the date hereof of the issued and outstanding Equity Securities of each Target Entity, including the name of the record and beneficial owner thereof and the number and type of Equity Securities held thereby. All of the outstanding Equity Securities of each Target Entity are owned free and clear of all Liens, have been duly authorized and validly issued, and, if applicable, are fully paid and non-assessable, were offered, issued, sold and delivered in compliance with all applicable Laws governing the issuance of such securities and were not issued in violation of any preemptive rights, subscription rights or rights of first refusal. Except as set forth on Schedule 3.6(a), there are no Contracts (including any options, warrants or similar agreements) obligating any Target Entity to issue or sell any Equity Securities or make any investments (including any loans) in any Person, or any obligation, agreement, option, warrant, right, call, convertible securities, understanding, arrangement or commitment to invest, or acquire securities, in any Person. Except as set forth on Schedule 3.6(a), no Target Entity has any Subsidiaries nor owns any Equity Securities in any other Person (other than an Acquired Company).

(b)           Except as set forth on Schedule 3.6(b), no Target Entity is party to any stockholder agreement or other similar agreement with respect to the voting or transfer of any of its Equity Securities.

(c)            Except as set forth on Schedule 3.6(c) there are no (A) preemptive rights, subscription rights or rights of first refusal, options, warrants, conversion rights, stock appreciation rights, redemption rights, purchase or repurchase rights, exchange rights agreements, puts, calls or Contracts to which any Target Entity is a party or by which any Acquired Company is bound that obligate any Target Entity to issue, sell, repurchase, redeem or otherwise acquire or cause to become issued any shares of capital stock or other equity securities of any Target Entity or equity appreciation, phantom equity or profit participation with respect to any of the Acquired Companies, (B) shares of restricted stock or other equity or equity-related compensation with respect to any capital stock or other equity securities of any Target Entity, or other rights that are linked to the value of any shares of capital stock or other equity securities of any Acquired Company, or (C) declared or accrued but unpaid dividends with respect to any shares of the Target Entity’s capital stock (or equivalent Equity Security).

3.7            Financial Statements.

(a)            Schedule 3.7(a) contains true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”):

(i)             The audited consolidated balance sheet of the Company as of December 31, 2024 and December 31, 2023, and the related consolidated statements of operations, cash flows and stockholders’ equity for each year then ended; and

(ii)            The unaudited consolidated balance sheet of the Company as of April 30, 2025 (the “Most Recent Balance Sheet”) and the related statement of income and statement of cash flows for the 4-month period then ended.

(b)           Each of the Financial Statements presents fairly, in all material respects, the financial condition of the Company and its Subsidiaries on a consolidated basis at the dates thereof and the results of operations and cash flows of the Company and its Subsidiaries on a consolidated basis for the periods then ended, as applicable, in accordance with GAAP applied on a consistent basis throughout the period covered thereby, except (i) as may be stated in the notes thereto, (ii) that the unaudited Financial Statements are subject to normal year-end adjustments and lack the footnote disclosure otherwise required by GAAP (none of which, in each case, will be material individually or in the aggregate) and (iii) as set forth on Schedule 3.7(b).

(c)            Except as set forth on Schedule 3.7(c), the Target Entities have no material debts, Liabilities or obligations, except for: (i) Liabilities or obligations reflected or reserved against in the Most Recent Balance Sheet, (ii)  Liabilities incurred in the ordinary course of business of the Acquired Companies since the date of the Most Recent Balance Sheet (none of which relates to a breach of contract, breach of warranty, tort, infringement or violation of Law); (iii) Liabilities arising under Contracts, letters of credit, purchase orders, licenses, governmental permits, and other business arrangements and commitments listed in the Disclosure Schedules; (iv) Permitted Liens.

(d)           The Financial Statements were derived from the Books and Records. The Books and Records are true, correct, and complete in all material respects and represent actual, bona fide transactions. Except as set forth in the Financial Statements and the notes thereto, there are no material off-balance sheet transactions, arrangements, or obligations (including contingent obligations). The Target Entities maintain a system of internal controls sufficient to provide reasonable assurance that transactions involving the Target Entities are properly authorized and accurately recorded in all material respects to permit the preparation of the Financial Statements.

(e)            Except as set forth on Schedule 3.7(i), no Target Entity has any Indebtedness or is liable for any Indebtedness of any other Person. Schedule 3.7(ii) sets forth all of the Liens associated with the Assumed Indebtedness. The Estimated Closing Statement sets forth the Transaction Expenses of immediately prior to Initial Closing.

3.8           Absence of Certain Changes. As of the date hereof, except as disclosed in Schedule 3.8, since December 31, 2024:

(a)            the Target Entities have conducted their business only in the ordinary course of business consistent with past practice;

(b)            there has not been any change, event, or development that has had or would be reasonably expected to have a Material Adverse Effect;

(c)            no Target Entity has sold, leased, transferred, or assigned any of its material assets or property, other than in the ordinary course of business consistent with past practice and no Liens (other than Permitted Liens) have been imposed on any material asset or property of the Target Entities;

(d)            no Target Entity has cancelled, compromised, waived, or released any material right or claim;

(e)            no Target Entity has granted any license or sublicense of any rights under or with respect to any material Intellectual Property;

(f)             no Target Entity has made or authorized any change in any Organizational Document of any of Target Entity;

(g)            no Target Entity has authorized, issued, sold, or otherwise disposed of any of its Equity Securities; granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Equity Securities; or issued any security convertible or exchangeable into Equity Securities;

(h)            no Target Entity has experienced any material damage, destruction, or loss (whether or not covered by insurance) to any of its property;

(i)             other than with respect to any Transaction Bonuses, no Target Entity has (i) made any increase in the bonus, salaries or compensation of any of its directors, officers or Employees, except in the ordinary course of business consistent with past practice, or (ii) adopted any Benefit Plan or modified or terminated any Benefit Plan, in each case, except as may be required by any Law or Contract;

(j)             no Target Entity has (i) made, changed, or revoked any Tax election, (ii) prepared or filed any Tax Returns (or amendment thereof) in a manner which is inconsistent with the past practices of the Target Entities, (iii) incurred any liability for Taxes other than in the ordinary course of business consistent with past practice, (iv) filed any amended Tax Return or any past-due Tax Return or filed any Tax Return in a jurisdiction where a Target Entity did not file a Tax Return of the same type in the immediately preceding Tax period, (v) made a claim for refund of Taxes by the Target Entities, (vi) settled any claim relating to Taxes involving any Target Entity, (vii) surrendered any right to a Tax refund or consent to any extension or waiver of any limitations period with respect to any claim or assessment for Taxes, (viii) entered into any closing agreement relating to any Tax, (ix) entered into any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement, or (x) failed to pay any Tax when due and payable;

(k)            except as set forth in Schedule 3.8(k/m), no Target Entity has made a commitment or a series of commitments for any capital expenditures (or series of capital expenditures) that total in excess of $25,000 or entered into any lease of capital equipment or real property which involves an annual payment in excess of $25,000;

(l)             except in the ordinary course of business consistent with past practice, no Target Entity has made capital investment in, loans or advances to, guarantees for the benefit of, or acquisition of the securities or assets of, any Person;

(m)           except as set forth in Schedule 3.8(k/m), no Target Entity has borrowed any amount, or incurred or guaranteed any Indebtedness or Liabilities;

(n)            no Target Entity has changed its accounting methods (or requested to change), including any Tax accounting method, change in its cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(o)            no Target Entity has changed any of its payment policies with landlords, vendors, suppliers or other creditors;

(p)            no Target Entity has changed any of its collection policies with respect to customers;

(q)            no Target Entity has declared, set aside, or paid any dividend or made any distribution with respect to its Equity Securities (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Equity Securities;

(r)            no Target Entity has entered into any joint venture, partnership or similar arrangement;

(s)            no Target Entity has acquired (by merger, stock or asset purchase or otherwise) any Person or business or division thereof;

(t)            no Target Entity has commenced or settled any Suit;

(u)            no Target Entity has entered into any agreement, arrangement or transaction with any Seller, director, manager, officer, Employee or consultant thereof (or with any relative, beneficiary, spouse or Affiliate thereof);

(v)            no Target Entity has received any notice of resignation of any director, officer, senior manager or key Employee of any Target Entity or, to the Company’s Knowledge, an announcement by any of the foregoing of an intention to resign or otherwise terminate such Person’s employment;

(w)           no Target Entity has implemented or announced any location closing, layoff, reduction in force, or furlough, of Employees;

(x)            no Target Entity has entered into, adopted, amended, modified or terminated any or its insurance policies or suffered any material change in the amount, cost and scope of its insurance coverage; or

(y)            no Target Entity has entered into any agreement or understanding (by Contract or otherwise) to do any of the foregoing.

3.9           Material Contracts.

(a)            Schedule 3.9(a) contains a list as of the date hereof of each of the following Contracts pursuant to which any Target Entity is a party, or by which the Target Entity’s assets are subject:

(i)             each Contract with customers that involves performance of services or delivery of goods or materials by any of the Target Entities of an amount or value in excess of $100,000;

(ii)            each Contract with (A) a Material Supplier and (B) suppliers that involves performance of services or delivery of goods or materials to any of the Target Entities of an amount or value in excess of $100,000;

(iii)           each Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of any of the Target Entities in excess of $100,000;

(iv)           each lease, rental or occupancy agreement, license, installment and conditional sale agreement and other Contract involving any of the Target Entities affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;

(v)            each Contract relating to any Intellectual Property or IT Systems, including (a) each Contract under which any of the Target Entities grant rights or authority to any Person with respect to any of the Business Intellectual Property, and (b) each Contract by or through which another Person (x) grants any of the Target Entities rights or interests in or to any of the Business Intellectual Property or IT Systems, (y) receives access to the IT Systems used in the business or the information or data stored therein, or (z) operates, manages, or otherwise provides hosting or other data center services to the Target Entities;

(vi)           each Contract for the employment of, or the provision of consulting services by, any officer, individual Employee, or other Person on a full-time, part-time, consulting or other basis involving annual payments in excess of $100,000 or relating to loans to officers, managers or Affiliates;

(vii)          each Contract under which any of the Target Entities have advanced or loaned any other Person amounts in the aggregate exceeding $50,000;

(viii)         each Contract containing covenants that in any way restrict the business activities of any Target Entities or limit the freedom of any Target Entities to engage in any line of business or to compete with any Person;

(ix)            each power of attorney that is currently effective involving any of the Target Entities;

(x)             each Contract for capital expenditures or the acquisition or construction of any fixed assets requiring the payment by the Company or its Subsidiaries following the Initial Closing of an amount in excess of $50,000;

(xi)            each warranty, guaranty, or similar Contract with respect to contractual performance extended by any of the Target Entities, other than in the ordinary course of business;

(xii)           each Contract pursuant to which any of the Target Entities are required to indemnify or guaranty the obligations of any Person outside of the ordinary course of business;

(xiii)          each Contract under which any of the Target Entities have created, incurred, assumed or guaranteed any Indebtedness (including guarantees), or any capitalized lease Liability, or under which any of the Target Entities have granted any Lien on any of the Target Entities’ assets;

(xiv)          each broker, partner, referral, distributor, dealer, co-manufacturing, sales representative, manufacturer, sales promotion, market research, advertising or agency Contract;

(xv)           each Contract under which pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other third parties (including any contract containing “most favored nation” or “tracking customer” or “best pricing” provisions), disclosure of company cost data or comparable pricing data, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal or rights of first negotiation are granted or received;

(xvi)         each Contract relating to the settlement of any Suit, release of claims, or judgment involving any of the Target Entities;

(xvii)        each Contract for the sale of assets owned or leased by any Target Entity (other than in the ordinary course of business);

(xviii)       each Contract relating to any joint venture, strategic alliance, partnership or similar arrangement;

(xix)          each Contract providing retention, change of control, severance or other termination payments or benefits, or other special or unusual compensation arrangements for any of the Target Entities’ current or former equityholders, directors, managers, members, partners, officers, Employees or Affiliates;

(xx)           each exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contracts, or any other interest rate or foreign currency protection Contracts;

(xxi)          each Contract (other than contracts in respect of employment or employee compensation) between a Target Entity, on the one hand, and any senior officer, director, manager, equityholder or Affiliate of the Target Entities or any of their Affiliates, or their respective family members, on the other hand;

(xxii)         each Government Contract;

(xxiii)        each collective bargaining or other labor Contract; and

(xxiv)        each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)           Except as disclosed in Schedule 3.9(b), as of the date hereof, each Material Contract is in full force and effect, binding and enforceable against each so executing Target Entity and the counterparties thereto. Except as set forth in Schedule 3.9(b), none of the Target Entities are in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any written notice of any intention to terminate any Material Contract. No event or circumstance has occurred, or is likely to occur, that, without notice or lapse of time or both, would constitute an event of default by the Target Entities under any Material Contract or result in a termination thereof or would cause or permit the termination, acceleration or other changes of any material right or obligation or the loss of any benefit thereunder.

(c)           The Company has made available to Buyer a true and correct copy of each written Material Contract as of the date hereof. There are no material disputes pending or threatened (whether written or oral) under any Material Contract, and the relationships of the contracting parties under all Material Contracts are currently in good standing and on a normal basis consistent with past practice. To the Company’s Knowledge, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not adversely affect, impair or negatively impact any Material Contract.

3.10         Suits; Orders.

(a)            Except as set forth on Schedule 3.10(a), as of the date hereof and (whether or not resolved) during the last five (5) years, there has not been any (i) Suits pending or, to the Company’s Knowledge, threatened against any Target Entity that relates to or may affect the business of, or any of the assets owned or used by, the Target Entities; or (ii) Suits that could reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. Each of the Target Entities is fully insured with respect to each of the matters set forth on Schedule 3.14(a), as applicable.

(b)           Except as disclosed on Schedule 3.10(b), as of the date hereof and during the last five (5) years, (i) there have been no Orders in effect with respect to any Target Entity or its assets and (ii) to the Company’s Knowledge, no officer, director, agent, or Employee of any Target Entity has been subject to any Order that prohibits such officer, director, agent, or Employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Target Entities.

(c)           The Target Entities have delivered to Buyer accurate and complete copies of all pertinent pleadings, judgments, Orders, correspondence and other legal documents pertaining to each matter listed on Schedule 3.10(a) and Schedule 3.10(b).

(d)           There is no Order or Suit pending, or to the knowledge of either Seller, threated against a Seller, which would give a third party the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent such Seller from complying with the terms and provisions of this Agreement.

3.11         Compliance with Laws; Permits.

(a)            Except as set forth in Schedule 3.11(a), (i) each Target Entity is and has been in compliance with each Law that is applicable to such Target Entity or to the conduct or operation of the Target Entities’ business or the ownership or use of any of the Target Entities’ assets; (ii) no event has occurred that (A) may constitute or result in a violation by any Target Entity of, or a failure on the part of such Target Entity to comply with, any applicable Law; or (B) may give rise to any material obligation on the part of any Target Entity to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and (iii) no Target Entity has received, any notice or other communication from any Governmental Entity, or any of the Target Entities’ contractors, employees, agents, suppliers or customers, regarding (A) any actual or alleged violation of, or failure to comply with, any applicable Law; or (B) any actual or alleged obligation on the part of any Target Entity to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. There are no pending, threatened or, to the Company’s Knowledge, contemplated Suits relating to any Target Entity’s failure to comply with any applicable Laws.

(b)           Schedule 3.11(b) contains a complete and accurate list of each Permit held by each Target Entity or that otherwise relates to the business of, or to any of the assets owned or used by, the Target Entities, including the name of the Governmental Entity issuing the Permit, the Permit number (if applicable), the Target Entity posing the Permit, and the expiration date of the Permit. Each Permit listed in Schedule 3.11(b) is valid and in full force and effect. Except as set forth in Schedule 3.11(b), (i) the Target Entities are, and at all times during the last five (5) years have been, in compliance with all of the terms and requirements of each Permit identified in Schedule 3.11(b); (ii) no event has occurred or circumstance exists that (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permit listed in Schedule 3.11(b); or (B) result in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Permit listed in Schedule 3.11(b); and (iii) no Target Entity has received, at any time during the last five (5) years, any notice or other communication from any Governmental Entity regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Permit; or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit. The Permits listed in Schedule 3.11(b) constitute all Permits necessary for the operation of the business of the Target Entities.

3.12         Title to Assets. The Target Entities have good and marketable title to or, have valid leasehold interests in or license of, or right to use freely, all properties and assets (including all Real Property, fixtures, leasehold improvements, equipment, office, operating and other supplies and furniture) owned, used or necessary for operation of the business as presently conducted, free and clear of all Liens (other than Permitted Liens).

3.13         Intellectual Property.

(a)           The Target Entities are the sole and beneficial owners or have the right to use pursuant to a valid and enforceable written Intellectual Property Contract, all Intellectual Property that is used or necessary for in the operation of the Company’s and its Subsidiaries’ business. All such rights are free of all Liens (except Permitted Liens). The Company and its Subsidiaries have not assigned or granted a license of any of the Company’s or its Subsidiaries’ Intellectual Property. The Company and its Subsidiaries do not have any obligation to pay any royalty or any other form of payment obligation to any Person relating to any Intellectual Property used by the Acquired Companies. Without limiting the foregoing, the Company and its Subsidiaries solely and exclusively own all right, title and interest in and to all formulas, techniques, and other Intellectual Property that is used or necessary for developing, formulating, manufacturing and selling the Products without any obligation to pay any royalty or any other form of payment obligation to any Person relating to any Intellectual Property used by the Company and its Subsidiaries.

(b)           Schedule 3.13(b) lists each item of Intellectual Property owned or purported to be owned by any of the Company and its Subsidiaries that is: (i) subject to any issuance, registration, application or other filing by, to or with any Governmental Entity or authorized private registrar in any jurisdiction, indicating for each, the applicable jurisdiction, title, registration number (or application number), and the date issued (or date filed) (the “Intellectual Property Registrations”), indicating for each, the applicable jurisdiction, registration number (or application number), date issued (or date filed) and title/mark/domain name, as appropriate, (ii) unregistered marks, or (iii) material to the operation of the business, but is not subject to any issuance, registration, application or other filing by, to or with any Governmental Entity or authorized private registrar in any jurisdiction. All required filings and fees related to Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. The Intellectual Property owned by the Company and its Subsidiaries, together with the Intellectual Property licensed to the Company and its Subsidiaries pursuant to the Intellectual Property Contracts (collectively, the “Business Intellectual Property”), constitutes all of the Intellectual Property used in or necessary for the conduct of the business. The Business Intellectual Property will be owned and available for use by the Company and its Subsidiaries following the Initial Closing on terms and conditions identical in all material respects as it was owned or available for use by the Company and its Subsidiaries prior to the Initial Closing. All Intellectual Property owned by the Company and its Subsidiaries is in full force and effect and is valid and enforceable. The Company and its Subsidiaries exclusively own, free and clear of all Liens (except Permitted Liens), all rights, title, and interest in and to all Intellectual Property owned or purportedly owned by the Company and its Subsidiaries, including the Intellectual Property set forth on Schedule 3.13(b). No third party has any rights in or to the Intellectual Property owned by the Company and its Subsidiaries, nor will any third party acquire any rights in same by virtue of the transactions contemplated by this Agreement. No Intellectual Property is subject to any outstanding Order restricting its use or adversely affecting or reflecting the rights of the Company and its Subsidiaries thereto. Except as set forth on Schedule 3.13(b), the Company and its Subsidiaries have not received any notification of any pending or threatened opposition, invalidity proceeding, interference or cancellation proceeding before any court or registration authority in any jurisdiction against any registrations and applications for patents, trademarks, or copyrights comprising the Business Intellectual Property. All documentation necessary to confirm and effect the Company and its Subsidiaries’ current title, address, ownership of, and maintenance of Intellectual Property owned by the Company and its Subsidiaries has been recorded in the United States Patent and Trademark Office, the United States Copyright Office, or other relevant official offices.

(c)           The Target Entities have not and are not infringing, misappropriating or otherwise violating, and the operation of the business of the Target Entities has not and does not infringe, misappropriate or otherwise violate, any Intellectual Property right of any other Person and there is no basis for any claims of Intellectual Property infringement, misappropriation or violation against the Target Entities or any Employee. To the Company’s Knowledge, no Person has or is infringing, misappropriating or otherwise violating any Intellectual Property right of the Target Entities. Except as set forth on Schedule 3.13(c), no claims have been threatened or are pending against the Target Entities by any Person asserting: (A) that such Person has any right, title or interest in or to any of the Intellectual Property owned or purportedly owned by the Target Entities, (B) that such Person has the right to use any of the Intellectual Property owned or purportedly owned by the Target Entities, or (C) that any action by the Target Entities or any Employee infringes, misappropriates or otherwise violates any Intellectual Property right of such Person. Except as set forth on Schedule 3.13(c), no claims are pending against any Person by the Target Entities asserting that such Person is infringing, misappropriating or otherwise violating any Intellectual Property right of the Target Entities and the Target Entities are not aware of any facts or circumstances that could reasonably be expected to give rise to any such claims.

(d)           There are no settlements, injunctions, forbearances to sue, consents, judgments, or Orders or similar obligations to which any of the Target Entities are a party or is otherwise bound, which (i) restrict the rights of the Company or its Subsidiaries to use any Business Intellectual Property, or (ii) permit third parties to use any Business Intellectual Property. The Company or its Subsidiaries have not licensed or sublicensed the Company’s or its Subsidiaries’ rights in any Business Intellectual Property other than pursuant to the Intellectual Property Contracts and no royalties, honoraria or other fees are payable by the Company or its Subsidiaries for the use of or right to use any Business Intellectual Property, except pursuant to the Intellectual Property Contracts. Neither this Agreement nor the transactions contemplated by this Agreement will result in: (i) any of the Company or its Subsidiaries granting to any third party any right to or with respect to any Business Intellectual Property, (ii) any of the Company or its Subsidiaries being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of the business, or (iii) any of the Company or its Subsidiaries being obligated to pay any royalties or other amounts to any third party.

(e)            Schedule 3.13(e) contains a complete and accurate list (i) all Contracts by or through which other Persons grant any of the Company or its Subsidiaries rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the business and (ii) all Contracts by or through which any of the Company or its Subsidiaries grant other Persons rights or interests in or to any Intellectual Property (the “Intellectual Property Contracts”), provided, that COTS Software shall be included in the definition of Intellectual Property Contracts, but need not be listed in Schedule 3.13(e). The Company has provided Buyer with true, correct and complete copies of all Intellectual Property Contracts. All Intellectual Property Contracts are valid, binding and enforceable between the Company or its Subsidiaries and the other parties thereto. The Company or its Subsidiaries are not, and, to the Company’s Knowledge, no other party thereto is, in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property Contract. The transactions contemplated by this Agreement will not cause the termination or impairment of, or otherwise require the consent, approval or other authorization of or notification to any party to, any Intellectual Property Contract.

(f)            After the consummation of the Initial Closing, no Seller and no current or former officer, director or employee of the Target Entity (or any family member thereof) will retain any rights of ownership or use with respect to the Business Intellectual Property. No current of former employee, officer, director, consultant, or contractor of any of the Target Entities have claimed or threatened to claim rights to or any interests in or to any of the Business Intellectual Property.

(g)           The Company and its Subsidiaries have taken commercially reasonable measures to protect the secrecy, confidentiality and value of all Business Intellectual Property (except for such Intellectual Property whose value would be unimpaired in any material respect by disclosure). No unauthorized disclosure of any such Intellectual Property has been made. Without limiting the foregoing, the Company and its Subsidiaries have, and enforce, a policy requiring each employee, officer, director, consultant, and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms, and all current and former employees, officers, directors, consultants, and contractors of the Company or its Subsidiaries have executed such agreements in substantially the Company’s standard forms. The Company has provided Buyer with true and complete copies of such standard forms. All such proprietary information, confidentiality and assignment agreements are valid, binding and enforceable between the Company and the other parties thereto. The Company and its Subsidiaries are not, and, to the Company’s Knowledge, no other party thereto is, in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of breach or default of or any intention to terminate, any such proprietary information, confidentiality and assignment agreements.

(h)           Except as set forth on Schedule 3.13(h), all current and former employees, officers, directors, agents, consultants, and contractors who have contributed to or participated in the creation, development, improvement or modification of any Business Intellectual Property (i) created such materials in the scope of his or her employment or engagement and (ii) is a party to a “work-for-hire” agreement under which the Company or its Subsidiaries is deemed to be the original owner/author of all rights, title and interest therein and have executed an valid, irrevocable assignment in favor of the Company or its Subsidiaries for all right, title and interest in such Business Intellectual Property. No Person (other than the Company or its Subsidiaries) has any reasonable basis for claiming any right, title or interest in and to any such Intellectual Property. No funding, facilities or resources of a Governmental Entity or a university, college, other educational institution or research center was used in the development of the Business Intellectual Property and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Business Intellectual Property.

(i)            Schedule 3.13(i) contains a complete and accurate list of all Software owned or purported to be owned by any of the Company and its Subsidiaries (“Purchased Software”), including (a) the name of the Software, and (b) a description of the Software. None of the Company or its Subsidiaries nor any Person acting on any of the Company’s or its Subsidiaries’ behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code owned by any of the Company’s or its Subsidiaries’ or used in its business (“Company Source Code”). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of the Company’s or its Subsidiaries’ of any Company Source Code. The Company and its Subsidiaries have actual possession of the Company Source Code and all source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers and compilation information), workbenches, tools and higher level language used for the development, maintenance, implementation and use of the Purchased Software.

(j)            The Target Entities are, and for the last six (6) years, have been in compliance with all applicable licenses with respect to Publicly Available Software, including all notice and attribution requirements. To the Company’s Knowledge, none of the Purchased Software or Company Source Code incorporates, embeds, or is distributed or installed with, statically or dynamically links with, or otherwise interacts with any Publicly Available Software or other elements that would result in any obligation to distribute, license or otherwise make available Purchased Software, either in whole or in part: (i) in source code form; (ii) on a royalty-free or a reasonable and non-discriminatory basis; (iii) for the purpose of making derivative works; (iv) under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (v) in a manner that would obligate the Target Entities to covenant not to sue third persons for infringement of the Business Intellectual Property. For the last six (6) years, the Target Entities have not received any requests from any Person for disclosure of source code owned by any of the Target Entities.

(k)           The Company and its Subsidiaries own or have a valid and enforceable right pursuant to a valid written license agreement to access and use all IT Systems used to process, store, maintain and operate data, information and functions used in connection with the Company and its Subsidiaries’ business, including systems to operate payroll, accounting, billing / receivables, payables, inventory, asset tracking, customer service and human resources functions. The Company and its Subsidiaries have taken commercially reasonable steps in accordance with industry standards and Information Privacy Laws to secure the IT Systems and Personal or Protected Information from unauthorized access or use by any Person.

(l)            The IT Systems used in the operation of the business of the Company and its Subsidiaries are either owned by, or leased or licensed to pursuant to a valid written license agreement, the Company and its Subsidiaries and are adequate for their intended use and for the operation of the Company’s and its Subsidiaries’ business, and are in good working condition (normal wear and tear excepted), and are free of all viruses, worms, Trojan horses and other known contaminants do not contain any bugs, errors or problems of a nature that would disrupt their operation or have a Material Adverse Effect on the operation of the such IT Systems. Each of the Company and its Subsidiaries has, in a timely manner, implemented all security patches, upgrades and updates that are generally available for the IT Systems. All of the IT Systems owned or purported to be owned by any of the Company and its Subsidiaries is held by such Acquired Company as the sole, legal and beneficial owner and is held free of all Liens (except Permitted Liens). The IT Systems have the capacity and performance necessary to fulfill the requirements that it currently performs and as currently contemplated to perform. The Company and its Subsidiaries have taken appropriate steps to provide for the back-up and recovery of the IT Systems and disaster recovery plans, procedures and facilities and, as applicable, have taken appropriate steps to implement such plans and procedures. There have been no failures, breakdowns, outages, cyber-attacks, denials of service, bugs or continued substandard performance of or other adverse events affecting any IT Systems which have caused the disruption or interruption in or to the use of the IT Systems or the operation of the business of the Company and its Subsidiaries or caused a Security Breach. No Target Entity has received any ransomware demands with respect to the IT Systems or the information contained therein.

(m)          The Target Entities and, to the Company’s Knowledge, all vendors, processors or other third parties acting for or on behalf of the Target Entities in connection with the processing of Personal or Protected Information, comply, and have complied, with all of the following: (i) Information Privacy Laws, (ii) the Target Entities’ privacy and data security policies and (iii) all obligations or restrictions concerning the privacy, security or processing of Personal or Protected Information under any Contract to which any Target Entity is a party or by which any Target Entity is otherwise subject or bound (collectively, (i) – (iii), the “Data Protection Requirements”).

(n)           No Personal or Protected Information in the possession or control of, or processed by or for, the Target Entity has been subject to any data or security breach or any unauthorized access, disclosure, use, loss, denial or loss of use, alteration, destruction, compromise or processing (a “Security Breach”). No Target Entity has provided notice, or was required by any applicable Data Protection Requirement to provide notice, to any Person, including any Governmental Entity, regarding any Security Breach impacting the Target Entities. No Target Entity has received any notice, request, claim, or complaint from any Governmental Entity or other Person, and there has not been any Suit against any Target Entity, relating to any actual, alleged or suspected Security Breach or violation by any Target Entity of any Data Protection Requirement, and to the Company’s Knowledge, there are no facts or circumstances that could reasonably form the basis of any such notice or claim.

3.14         Insurance.

(a)            Schedule 3.14(a) contains a list of insurance coverages presently in force for the benefit of the Target Entities with respect to the Target Entities’ properties, assets, and business (specifying, with respect to each policy, the insured, the insurer, amount of coverage, type of insurance, the policy number, the expiration date, the annual premium and any pending claims thereunder) and a list of all claims made under any insurance policies during the last five (5) years (specifying the nature and amount of the claim, current status and resolution, if any; provided, no such list shall be required to contain any “protected health information” as defined in 45 C.F.R. S164.501). Except as set forth in Schedule 3.14(a), each such insurance policy shall be in full force and effect as of the Initial Closing. The Target Entities are not in breach or default (or with the giving of notice or lapse of time or both, would be in breach or default) with respect to the Target Entities’ obligations under any insurance policy presently maintained by it. Except as set forth in Schedule 3.17(a), there are no outstanding unpaid premiums or claims with respect to any insurance policies. Except as set forth in Schedule 3.17(a), during the last five (5) years, no Target Entity has received (a) notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy, (b) notice that any issuer of such policy has filed for protection under applicable bankruptcy Laws or is otherwise in the process of liquidating or has been liquidated, nor (c) any other notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder. During the last five (5) years, no policy limits for any insurance policy of the Company has been materially exhausted. Each Target Entity maintains all insurance policies required to be maintained by it pursuant to the terms and conditions of any active Contract with any customer or supplier of the applicable business. No Target Entity has failed to give any notice or present any claims under any applicable insurance policy in a due and timely fashion. No Target Entity has self-insurance or co-insurance programs (it being understood that retention or deductible amounts shall not be considered self-insurance or co-insurance programs). Neither the execution of, nor the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, will trigger a termination right under any insurance policy of the Target Entities.

(b)           Schedule 3.14(b) sets forth a true, correct and complete list of all claims pending under any insurance policy of the Target Entities and there is no such claim (i) as to which the Target Entities have been notified that coverage has been questioned, denied or disputed by the underwriter, or (ii) as to which the Target Entities have received a reservation of rights from or on behalf of the applicable carrier or underwriter.

3.15         Real Property.

(a)            Schedule 3.15(a) contains a true, correct and complete list of each parcel of real property (including the street address, a general description of the improvements thereon and the current use thereof, and identity of the fee owner) owned in fee on the date hereof by an Target Entity or which a Target Entity has an option to purchase, sell or is otherwise obligated to purchase or sell (the “Owned Real Property”). Seller has provided Buyer with true, correct and complete copies of (i) all title insurance policies and/or commitments currently insuring the Company’s interests in the Owned Real Property, and (ii) all documents, instruments or matters of record, and all agreements to which the Company is a party, affecting any Owned Real Property, (iii) all surveys for the Owned Real Property, (iv) certificates of occupancy and any material permits for the Owned Real Property, (v) appraisals for the Real Property (to the extent obtained within the last five (5) years by any of the Target Entities), (vi) operating statements regarding each parcel of Owned Real Property for the past three (3) calendar years and year-to-date, and (vii) copies of any service contracts, property management agreements or leasing commission agreements affecting the Owned Real Property. Each Target Entity (as applicable) has good and marketable fee simple title to the Owned Real Property and the Improvements located thereon free and clear of any Lien, other than Permitted Liens. There are no adverse parties or parties other than an Target Entity in possession of any Owned Real Property, any Improvements, or any portion or portions thereof, and on the Closing Date the Owned Real Property and the Improvements will be free and clear of any and all leases, licensees, occupants or tenants (other than the Company) except as set forth on Schedule 3.15(a), and except for Permitted Liens. Each parcel of Owned Real Property is separately assessed for tax purposes. To the Company’s Knowledge, there are no unrecorded contractual or unrecorded legal restrictions that preclude or restrict the ability to use the Owned Real Property for the purposes for which it is currently being used.

(b)           Schedule 3.15(b) contains a true, correct and complete list of all leases, subleases, licenses and other agreements (including all amendments and modifications thereto and guaranties executed in connection therewith) to which any Target Entity is a party as lessee, sublessee, lessor, sublessor, licensee or licensor, or otherwise, pursuant to which any Target Entity is has a right or an obligation or option to lease, sublease or license or otherwise use and/or occupy any land, buildings, structures, improvements, fixtures or other interest in real property (the “Real Property Leases”), including the address of each parcel of real property leased under the Real Property Leases and the names of the parties thereto (the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”).

(c)            No Target Entity is a party to any other real property lease, occupancy or license agreement other than the Real Property Leases. The Target Entities have made available to Buyer a true, correct and complete copy of each Real Property Lease and all amendments thereto together with any guarantees thereof. No Target Entity has assigned or transferred any Real Property Lease or any interest therein, nor entered into any written sublease, license, option, right, concession or other agreement or arrangement granting to any Person the right to use or occupy all or any portion of any Leased Real Property or any interest therein. There are no adverse parties or parties other than the applicable Target Entity or the applicable fee owner of the Leased Real Property that are in possession of any Leased Real Property or the leased improvements thereon or any portion or portions thereof, and on the Closing Date the applicable Target Entity’s leasehold interests in the Leased Real Property under the applicable Real Property Lease will be free and clear of any and all subleases, leases, licensees, occupants or tenants (other than such Target Entity). Schedule 3.15(c) sets forth those Real Property Leases that require the applicable Target Entity to notify or obtain the approval of the lessor or that may be terminated by the lessor as a result of the transactions contemplated by this Agreement. Each applicable Target Entity has obtained all consents required under each Real Property Lease in connection with the transactions contemplated by this Agreement and each Closing hereunder shall not constitute a default or breach under any Real Property Lease.

(d)           With respect to each Real Property Lease, (i) the Real Property Lease is legal, valid, binding, enforceable obligation of the Company that is party thereto and, to the Company’s Knowledge, each Real Property Lease is a legal, valid and enforceable obligation of the other parties thereto; (ii) the Target Entity’s possession and quiet enjoyment of the Leased Real Property has not been disturbed, and there are no disputes with respect to such Real Property Lease; and (iii) no party under such Real Property Lease is in breach, violation or default thereunder, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach, violation or default, or permit the termination, modification or acceleration of rent under such Real Property Lease.

(e)           The use of the Real Property by the Target Entities is permitted as of right under all applicable zoning Laws and is not subject to “permitted nonconforming” use or structure classifications. To the Company’s Knowledge, there are no zoning or other use restrictions, or any pending or threatened applications, requests or proceedings, to alter or further restrict any zoning or other use restrictions applicable to any Real Property, any Improvements or any portion of the foregoing. The use and operation of the Real Property in the conduct of the Company’s business does not violate any Applicable Law, covenant, condition, restriction, easement, license, Permit or agreement. The Real Property is suitable for the purposes for which it is currently used in connection with the business of the Company and its Subsidiaries, and has been maintained and used in good working order, and with respect to the Leased Real Property, in accordance with the terms of the Real Property Leases. Except as set forth on Schedule 3.15(e), each Real Property and all of the buildings thereon, including the structural components of such buildings (including roofing, walls and floors), fixtures and other material improvements owned or leased by a Target Entity, and all building systems and parking areas serving the Real Property are in good working order and repair and comply with all applicable Laws and any covenants or restrictions affecting the real property in which the Real Property is situated. All worked to be completed at any Leased Real Property (including any tenant improvements, landlord’s work or similar work) by or on behalf of any Target Entity or the landlord under the respective Real Property Lease has been completed in accordance with the terms and conditions thereof. All Permits, licenses, authorizations and certificates of occupancy required by any Governmental Entity for the management, occupancy or operation of the Real Property are in full force and effect and no Target Entity has received any notice from any Governmental Entity revoking, amending, modifying or terminating any such Permit, license, authorization or certificate of occupancy. All contracts or agreements necessary for the operation and maintenance of each Real Property are in full force and effect and there are no breaches or defaults, and there does not exist any event which, with the giving of notice or the lapse of time or both would constitute a breach or default under any such contract or agreement. No Target Entity is in default of any of its obligations or covenants under any agreement encumbering or otherwise pertaining to any Real Property. No other real property is necessary for the conduct of the business in the manner currently conducted by the Target Entities. No portion of the Real Property is subject to any pending condemnation, expropriation or eminent domain Suit or other Suit by any Governmental Entity and, to the Company’s Knowledge, there is no threat of condemnation, expropriation or eminent domain Suit or other Suits with respect thereto. Each Real Property abuts on and has direct vehicular access to a public road, or has legal and practical access to a public road via an easement benefiting such Real Property and no notice has been received by any Target Entity relating to the termination or impairment of such access. To the Company’s Knowledge, all water, sewer, gas, electric, telephone, drainage and other utility equipment, facilities and services required by applicable Laws or necessary for the operation of the Improvements are installed, connected and operated pursuant to valid Permits, if applicable, and no notice has been received by the Company regarding the termination or impairment of any such service.

(f)            No Target Entity owes any brokerage commissions or finder’s fees with respect to any Real Property Lease and no brokerage commission or finder’s fee will be payable by any Target Entity with respect to the exercise of any renewal or extension of the term of any Real Property Lease. Except as set forth in Schedule 3.15(f), no security deposit or portion thereof deposited with respect to the Real Property Leases or any other lease agreement for the Leased Real Property has been applied in respect of a breach or default under the Real Property Lease or any such other lease agreement which has not been re-deposited in full. No Related Party owns or leases any properties or assets that are used in the business.

3.16         Employees.

(a)            Schedule 3.16(a)(i) contains a complete and accurate list of the following information for each employee of the Company and its Subsidiaries as of the date hereof, including and identifying each employee on leave of absence, short term disability, long term disability or layoff status: name; job title; location; date of commencement of employment or engagement; current compensation paid or payable, including any bonus payable or promised, sick and vacation leave that is accrued but unused; employment authorization status and whether their I-9 documentation is on file, and classification as exempt or non-exempt under the Fair Labor Standards Act or similar state law and indication of whether a job description exists along with a copy or a description of the duties and basis for Fair Labor Standards Act classification. Except as set forth on Schedule 3.16(a)(i), the employment by the Company and its Subsidiaries of all employees (whether or not there is a written employment agreement which has been identified on Schedule 3.16(a)(i)) is at-will and all employees, independent contractors and sales representatives may be terminated for any reason whatsoever, without penalty or Liability of any kind, other than accrued vacation pay. Schedule 3.16(a)(ii) contains a listing of all temporary or staffing workers along with any related agreements, as well as a list of any independent contractor (excluding professional advisors, mechanical contractors such as plumbers, HVAC contractors, electricians, carpenters, painters, roofers, etc., and payroll companies, in each case where such independent contractors provide services to the public at large and not primarily to the Company and its Subsidiaries) and/or sales representatives of the Company and its Subsidiaries that provides services to or on behalf the Company and its Subsidiaries as of the date hereof, including the service provided, dates for service, compensation and a copy of the related contract/statement of work. The Target Entities comply, and during the preceding five (5) years have complied, in all respects, as related to both current and former employees, with the Immigration and Nationality Act of 1952, as amended by the Immigration Reform and Control Act of 1986, and the Target Entities: (a) have verified that all such employees are/were legally authorized to work in the United States; (b) have in place immigration compliance verification systems, pursuant to which the Target Entities verify the employment status of each of their employees; and (c) maintains related records and documents, including Form I-9; all of which are and have been consistent with and in compliance with all applicable Laws.

(b)           The Target Entities are, and for the past five (5) years have been, in compliance with all applicable federal, state and local laws related to workforce and have in place a legally compliant written employee policies manual.

(c)            No action or complaint in respect of any employee, officer or director of any of the Target Entities is pending or threatened against the Target Entities or any of their equityholders by or on behalf of any past, present or prospective employee, officer or director of the Target Entities, including any action related to discrimination, harassment, retaliation, wrongful termination, refusal to hire, workers’ compensation or, disability or pursuant to any contract or tort theory.

(d)           The Target Entities are in compliance with all obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar state or local Law. The Target Entities have not had any reductions in force, furloughs, plant closings or layoffs of employees within 90 days prior to the Closing Date. Buyer shall not have any Liability under the WARN Act or any similar state or local Law with respect to any events occurring or conditions existing on or prior to the Initial Closing.

(e)            [RESERVED].

(f)            The Target Entities are in compliance with all Laws relating to employment practices, including all applicable laws, regulations, policies and agreements relating to employment, employment practices, discrimination, harassment, wages, hours, workplace safety and occupational safety, and terms and conditions of employment. The Target Entities have withheld and paid to (or is holding for payment not yet due) the appropriate Governmental Entity all amounts required by Law or agreement to be withheld from the wages or salaries due to each of the employees. The Target Entities have paid in full to all of the employees all wages, salaries, bonuses, benefits, commissions and other compensation due to them or otherwise arising under any Law, plan, policy, practice, program or agreement and has not unlawfully withheld any such wages, salaries, bonuses, benefits, commissions or other compensation, and to all officers and directors who are not employees, any amounts due to such officers and directors. The Target Entities have properly classified and treated its employees as either “exempt” or “non-exempt” in accordance with the provisions of the Fair Labor Standard Act or similar state Laws. No “independent contractors” of the Target Entities should have been treated as “employees” under appropriate federal or state Law.

(g)           Except as set forth in Schedule 3.16(g), no employee of the Target Entities is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person that in any way adversely affects or will affect (i) the performance of such employee’s duties as an employee of the Target Entities; or (ii) the ability of the Company and its Subsidiaries to conduct their business. The Target Entities are not delinquent in payments to any of the Target Entities’ employees for any wages, salaries, commissions, bonuses, or other compensation for any services performed for the Target Entities or for amounts required to be reimbursed to such employees. To the Company’s Knowledge, no employee of the Target Entities has accepted or received an offer to join a business that may be competitive with any businesses of the Target Entities.

(h)           No Target Entity is currently and no Target Entity has in the past been a party to any collective bargaining or other labor Contract, and none of the Target Entities have made any commitments to enter into, are not a party to or bound by, and have not conducted negotiations relating to, any labor agreements with any labor union, works council or other labor organization or employee association with respect to any Employees of the Target Entity. Except as set forth in Schedule 3.16(h), during the last five (5) years, there is not presently pending or existing, and there is not threatened; (a) any strike, slowdown, picketing, work stoppage, or employee grievance process; (b) any Suit against or affecting any of the Target Entities relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an Employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Entity, organizational activity, or other labor or employment dispute against or affecting any of the Target Entities or the Real Property; or (c) any application for certification of a collective bargaining agent.

3.17         Benefit Matters.

(a)            Schedule 3.17(a) contains a complete and accurate list of all Benefit Plans which any Target Entity, or any ERISA Affiliate, sponsors, maintains or contributes to, is required to contribute to, or has or could reasonably be expected to have any Liability of any nature with respect to, whether known or unknown, direct or indirect, fixed or contingent, for the benefit of present or former employees, directors, consultants or other service providers (or their respective beneficiaries) of any of the Company or its Subsidiaries and/or ERISA Affiliate (referred to collectively as the “Company Benefit Plans” and individually as a “Company Benefit Plan”).

(b)            Neither the Target Entities nor any ERISA Affiliate sponsors, maintains or contributes to, and has never sponsored, maintained or contributed to, or has or had any Liability with respect to: (a) a plan subject to Title IV of ERISA (including a multiemployer plan within the meaning Section 4001(a)(3) of ERISA); (b) a “multiple employer plan” (within the meaning of Section 413 of the Code); (c) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA); (d) an arrangement providing post-employment welfare benefits, except as required under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”) or a similar state Law; or (e) a self-insured welfare benefit plan.

(c)            Each Company Benefit Plan is in compliance in all respects, and has been operated and administered in all respects, in accordance with its terms and the applicable provisions of ERISA, the Code and all other Laws, including, without limitation, medical continuation under Code Section 4980B. No Target Entity has (i) engaged in any “prohibited transaction” under ERISA or the Code; (ii) breached any fiduciary duty owed by it with respect to the Company Benefit Plans; or (iii) failed to file and distribute timely and properly all reports and information required to be filed or distributed in accordance with ERISA or the Code.

(d)           Each Company Benefit Plan which is intended to be qualified under Code Section 401(a): (i) has received from the IRS a favorable determination letter, or may rely on a favorable opinion or advisory letter from the IRS, with respect to such Company Benefit Plan; and (ii) nothing has occurred since the date of such letter that could cause such Company Benefit Plan to cease to be so qualified.

(e)            With respect to each Company Benefit Plan, the Target Entities have provided or made available to Buyer a true, correct and complete copy thereof (and any amendments thereto) and, to the extent applicable, a true, correct and complete copy of (A) any related trust agreement, (B) the most recent governmental determination or tax approval letter, (C) the most recent summary plan description and any subsequent summaries of material modifications, (D) the three most recently filed Forms 5500 and attached schedules, (E) the three most recent actuarial valuation reports, (F) all insurance Contracts, annuity Contracts, investment management or advisory Contracts, administration Contracts, service provider Contracts, audit reports, fidelity bonds and fiduciary Liability policies relating to any Company Benefit Plan; (G) the three (3) most recent coverage and non-discrimination testing results, and (H) all material correspondence with any Governmental Entity relating to any Company Benefit Plan.

(f)            With respect to the Company Benefit Plans, each Target Entity and each ERISA Affiliate will have made, on or before the Closing Date, all payments (including premium payments with respect to insurance policies) required to be made by them on or before the Closing Date and will have accrued as of the Closing Date all payments (including premium payments with respect to insurance policies) due but not yet payable as of the Closing Date.

(g)           Each Company Benefit Plan that is a group health plan has been operated and administrated in compliance with the Patient Protection and Affordable Care Act. Without limiting the generality of the foregoing, no Target Entity will incur any Liability under section 4980H of the Code and its governing regulations and no event has occurred and no circumstance exists or has existed that could reasonably be expected to give rise to the incurrent of such Liability. Each Target Entity has taken all actions necessary to comply the reporting requirements of Sections 6055 and 6056 of the Code.

(h)           There is no pending or threatened action that has been asserted or instituted with respect to any Company Benefit Plan other than routine claims for benefits.

(i)            Neither the execution and delivery of this Agreement nor the approval or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events) will (i) result in any payment becoming due to any current or former employee, director or other service provider of any of the Target Entities, (ii) increase any payments or benefits payable under any Company Benefit Plan or otherwise or (iii) result in the acceleration of the time of payment, funding or vesting of any payments or benefits under any Company Benefit Plan or otherwise. The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in any breach or violation of, or a default under, any Company Benefit Plan or result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code.

(j)            Each Company Benefit Plan or other compensation arrangement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been administered, operated, and maintained in compliance with the requirements of Section 409A of the Code.

(k)            Neither any Target Entities nor any ERISA Affiliate are a party to, and are not otherwise obligated under, any contract, plan or arrangement that provides for the gross-up of the Tax, including any Tax imposed by Sections 409A or 4999 of the Code.

3.18         Environmental Matters. Except as set forth on Schedule 3.18:

(a)           The Target Entities have complied and are in compliance with all Environmental Laws and Permits, licenses, certifications and registrations issued under Environmental and Safety Requirements, and all past non-compliance has been resolved without ongoing costs or obligations, and there are no capital expenditures required at this time to ensure continued compliance with Environmental Laws.

(b)           The Target Entities have not received any notice, report, Order, or other information regarding any actual or alleged violation of Environmental Laws, or any Liabilities, including any investigatory, remedial, or corrective obligations, relating to any of the Target Entities’ facilities or the business, arising under Environmental Laws. There are no consent decrees, consent orders, settlement agreements, or pending, threatened or ongoing litigation arising under or related to Environmental Laws.

(c)            None of the following exists at the Real Property or any other property or facility presently or previously owned or operated by the Target Entities, the Target Entities’ predecessors, or Affiliates: (1) asbestos-containing or silica-containing material in any form or condition, (2) potable wells, production water wells, petroleum well or groundwater monitoring wells, (3) materials or equipment containing polychlorinated biphenyls, (4) landfills, surface impoundments, or disposal areas, or (5) per- and polyfluoroalkyl substances.

(d)           Except as set forth on Schedule 3.18, there are no tanks, including aboveground or underground storage tanks, and other equipment at, in, on or under the Real Property installed by the Target Entities, the Target Entities’ predecessors or Affiliates or used by the Target Entities, the Target Entities’ predecessors or Affiliates in connection with the business or, to the Company’s Knowledge. Any tanks and equipment set forth on Schedule 3.18 are in full compliance with Environmental Laws.

(e)            Neither the Target Entities nor any of the Target Entities’ predecessors or Affiliates have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, exposed any person to, or Released any substance, including any Hazardous Materials, or owned, leased or operated at the Real Property or any other property or facility (and neither the Real Property nor such other property or facility is contaminated by any such substance) so as to give rise to current or future Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigatory, financial, corrective or remedial obligations, pursuant to CERCLA, the Solid Waste Disposal Act, as amended or any other Environmental Laws. There has been no Release of Hazardous Materials at any location or facility where wastes from the operations or assets of the Target Entities have been managed.

(f)            Neither the Target Entities nor any of the Target Entities’ predecessors or Affiliates, have manufactured, sold, marketed, installed or distributed products containing asbestos or per- and polyfluoroalkyl substances, and with respect to the Target Entities, the Target Entities’ predecessors and Affiliates, no basis in law or fact exists to support an assertion of any claim, action or obligation with respect to any adverse consequences arising from, relating to, or based on the presence or alleged presence of asbestos or other Hazardous Material in any product or item manufactured, sold, marketed, installed, stored, transported, handled or distributed at any time by the Target Entities or the Target Entities’ predecessors or Affiliates, or present at the Real Property or any other property, premises or facility owned, leased or operated by the Target Entities, or to the Company’s Knowledge, by any of the Target Entities’ predecessors or Affiliates.

(g)           The Target Entities have not assumed responsibility for, or agreed to indemnify or hold harmless any Person for, any Liability or obligation, arising under or relating to Environmental Laws, including, without limitation, any obligation for investigation, corrective or remedial action.

(h)           Neither the execution of this Agreement nor consummation of the transaction contemplated by this Agreement will require any notification to or Consent of any Governmental Entity or the undertaking of any investigations or remedial actions pursuant to Environmental Laws.

(i)            The Company has furnished to Buyer all environmental and health and safety audits, reports and other environmental documents relating to the current and former operations and facilities of the Target Entities, which are in the Target Entities’ possession, custody, or control.

3.19         Taxes.

(a)           The Target Entities have timely filed all Tax Returns that they are required to file (after giving effect to any valid extensions of time in which to make such filings) and have timely paid all Taxes (whether or not shown or required to be shown on such Tax Returns) on or before the Closing Date. No penalties or other charges are, or will become, due with respect to the late filing of any such Tax Return. Except as set forth on Schedule 3.19(a), no Target Entity is currently the beneficiary of any extension of time within which to file any Tax Return. All Tax Returns filed by the Target Entities were true complete and correct in all material respects, were prepared in compliance in all material respects with all Laws and such Tax Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities, status and other matters of the Target Entities and any other information required to be shown thereon. None of the Tax Returns filed by the Target Entities contain a disclosure statement under Section 6662 of the Code (or any similar provision of state, local or foreign Tax Law). No position has been taken on any Tax Return for a taxable period for which the statute of limitations for the assessment of any Taxes with respect thereto has not expired that is substantially similar to any position which a taxing authority has successfully challenged in the course of an examination of a Tax Return of the Target Entities. No Target Entity has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) (other than such transactions that have been properly reported), or transactions that constitute “listed transactions” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2).

(b)            No deficiency in Taxes of the Target Entities for any period has been asserted by any taxing authority which remains unpaid at the date hereof. There is no action, suit, proceeding, audit, investigation or claim pending or threatened in respect of any Taxes for which any Target Entity is or may become liable, nor has any deficiency or claim for any such Taxes been proposed, asserted or threatened. No claim has ever been made by a taxing authority in a jurisdiction in which any Target Entity does not file Tax Returns that the respective Target Entity is or may be subject to taxation in that jurisdiction. Each Target Entity has made available to Buyer accurate and complete copies of the federal and state income (or franchise) Tax Returns filed by the Target Entities for calendar years 2019 and later. No Target Entity currently has, and has never had, a permanent establishment (as defined by applicable tax treaty) or other taxable presence in any foreign country.

(c)            Each Target Entity has complied with the provisions of the Code relating to the withholding and payment of Taxes, including the withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other Laws, and has, within the time and in the manner prescribed by Law, withheld from employee wages and paid over to the proper taxing authorities all amounts required to be remitted. Except as set forth on Schedule 3.19(c), each Target Entity has accurately classified all service providers as either employees or independent contractors for all Tax purposes, and all Forms W-2 and 1099 required with respect thereto have been properly completed in all material respects and timely filed. Each Target Entity (i) has collected and remitted all applicable sales and/or use Taxes to the appropriate Taxing Authority, or (ii) has obtained, in good faith, any applicable sales and/or use Tax exemption certificates.

(d)           The unpaid Taxes of the Target Entities (i) did not, as of the date of the Most Recent Balance Sheet, exceed the reserve for Tax Liability set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target Entities in filing Tax Returns. Except as set forth on Schedule 3.19(d), no Target Entity has an unpaid obligation to make a customary Tax distribution to its equityholders in order to enable its equityholders (or their direct or indirect equityholders) to pay Tax on the income allocated from the respective Target Entity.

(e)           There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes or deficiencies against the Sellers or the Target Entities.

(f)            No Target Entity (i) is a party to, nor has any obligation under, any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement or similar Contract or arrangement, (ii) has ever been a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than Subsidiaries of the Company that are, and have been since their formation, members of a consolidated group of which the Company is the common parent), and (iii) has any Liability for Taxes of any other Person arising by Contract (other than Contracts entered into in the ordinary course of business, the principal purpose of which is not related to Taxes), transferee or successor liability, assumption, operation of law, Treasury Regulations Section 1.1502-6 (or any analogous state, local or foreign Law) or otherwise .

(g)           There are no Liens upon any properties or assets of the Target Entities arising from any failure or alleged failure to pay any Tax (other than Permitted Liens).

(h)           The Target Entities will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) change in accounting method, or the use of a cash or an improper accounting method, for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax legal requirement) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign Income Tax legal requirement) or excess loss account described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid or deposit amount received on or prior to the Closing Date; (vi) debt instrument held on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code; (vii) pursuant to Sections 951, 951A or 965 of the Code with respect to any interest held in a “controlled foreign corporation” (a “CFC”) (as that term is defined in Section 957 of the Code) on or before the Closing Date, and (viii) “minimum gain chargeback” provision with respect to “minimum gain” for periods (or portions of periods) ending on or prior to the Closing Date pursuant to Subchapter K of the Code. No Target Entities is required to pay any installment of the “net tax liability” described in Section 965(h)(1) of the Code after December 31, 2017. No Target Entities has deferred any obligation to pay Taxes pursuant to Section 2302 of the CARES Act (or any corresponding or similar provision of law passed in connection with the CARES Act or other COVID-19 legislation) which remain unpaid.

(i)             Except as set forth on Schedule 3.19(i), no Target Entities has any deferred revenue that will be required to be recognized in a Tax (or portion thereof) after the Closing Date. Except as set forth on Schedule 3.19(i), no Target Entities has agreed to, nor is it required to make, any adjustments under Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) by reason of a change in method of accounting or otherwise, and neither the Internal Revenue Service nor any other taxing authority has proposed any such adjustment. Since their respective dates of formation, each Target Entities has recognized income using the accrual method of accounting.

(j)             No Target Entities has constituted either a “distributing corporation” or a “controlled corporation” in connection with a distribution described under Section 355 of the Code.

(k)            Schedule 3.19(k) sets forth a true, correct and complete list of all Tax Returns filed by the Companies with respect to the Companies’ last five (5) fiscal years.

(l)             No Target Entities has received any Tax Ruling or entered into a Tax Closing Agreement with any taxing authority that would have a continuing effect after the Closing Date. For purposes of this Agreement, the term “Tax Ruling” shall mean written rulings of a taxing authority relating to Taxes, and the term “Tax Closing Agreement” shall mean a written and legally binding agreement with a taxing authority relating to Taxes. No power of attorney currently in force has been granted by any Target Entity concerning any Tax matter.

(m)           No Target Entity has, nor has it ever had, a permanent establishment (as defined by applicable Tax treaty) or other taxable presence in any country other than the United States.

(n)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any payment or benefit to any employee or independent contractor of the Target Entities under any Target Entities’ Employee Benefit Plans or otherwise that would not be deductible by reason of Section 280G of the Code or would be subject to an excise Tax under Section 4999 of the Code. The Target Entities are not obligated to make any “gross-up” payment with respect to, nor does it have any indemnity or similar obligation for, any Taxes or penalties imposed under Sections 4999 or 409A of the Code;

(o)           Each Target Entity has (i) properly complied with all requirements of applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, and (ii) to the extent applicable, properly complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act.

(p)           An election pursuant to Section 83(b) of the Code was timely and properly filed in connection with any transfer described in Section 83(a) of the Code of equity in the Target Entities subject to a “substantial risk of forfeiture” (as defined in Section 83 of the Code and the Treasury Regulations promulgated thereunder) at the time of such transfer and the Target Entities each have a copy of each such election.

(q)           No Target Entity has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(r)            The Target Entities have complied in all material respects with all transfer pricing rules (including maintaining appropriate documentation for all transfer pricing agreements for purposes of Code Section 482 (or any similar provision of non-U.S. Laws)).

(s)            No Target Entity is the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Regulatory Authority.

(t)            At inception, the Company elected to be taxed as an S corporation for U.S. federal income tax purposes. At all times since January 1, 2020, the Company has been a C corporation for U.S. federal income tax purposes. At all times since its formation Marine Ventures LLC has been a partnership or disregarded entity for U.S. federal income tax purposes. Schedule 3.19(t) sets forth the tax classification of each Subsidiary of the Company and Marine Ventures LLC.

3.20         Condition and Sufficiency of Assets. All of the assets, and the Real Property, buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Target Entities, are structurally sound, are in good operating condition and repair (reasonable wear and tear excepted), are in the exclusive possession and control of the Company and its Subsidiaries, have been maintained in accordance with normal industry practices, have been and are being used in the business in compliance with applicable Law and are adequate for the uses to which they are presently being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The assets and properties of the Company and its Subsidiaries: (a) constitute all of the assets and properties, tangible and intangible, or any nature whatsoever, necessary to operate the business in the manner currently operated by the Acquired Companies; and (b) include all of the operating assets of the Acquired Companies. Other than the Owned Real Property and the Target Equity held by such Target Entity as disclosed on Schedule 3.6(a), the Marine Ventures LLC and its Subsidiaries (x) do not possess, and have never possessed, any assets and (y) have never operated a business, other than the ownership of the Owned Real Property, or had employees.

3.21        Accounts Receivable; Accounts Payable.

(a)           All accounts receivable of the Company and its Subsidiaries that are reflected on the accounting records of the Company and its Subsidiaries as of the Closing Date represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business as to which full performance has been fully rendered and represent bona fide transactions and valid and enforceable claims, subject to no set off, counterclaim or Suits and, except to the extent of any reserves against accounts receivable reflected in the Financial Statements are collectible in accordance with their terms. The reserves against the accounts receivable for returns, allowances, chargebacks and bad debts are commercially reasonable and have been determined in accordance with GAAP. All revenues that an Company and its Subsidiaries has received for selling a Product where such Product, or revenue generated from such Product, was subject to a Lien, lock box account, account control agreement or other Contract restricting the use or application of such proceeds, has been duly paid, delivered or allocated in accordance with such Lien, Contract or other obligation, as applicable.

(b)           The accounts payable of the Company and its Subsidiaries reflected in the Financial Statements arose from bona fide transactions in the ordinary course of business, and all such accounts payable have either been paid or are not yet due and payable in the ordinary course of business.

3.22         Inventories. All finished goods inventories, all work in process, and all raw materials, supplies and spare parts inventories owned by the Company and its Subsidiaries, wherever located (the “Inventory”), conform with all applicable specifications and warranties, are not damaged or obsolete in any material respect, and the Inventory consists of a quality and quantity usable and, with respect to finished goods, salable in the ordinary course of business (and if saleable, are saleable at values not less than the book value amounts thereof), except for obsolete, damaged, defective, or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established or except as would not be material to any Company and its Subsidiaries or the Financial Statements. All Inventory is owned by the Company and its Subsidiaries free and clear of all Liens (except Permitted Liens), and, except as set forth on Schedule 3.22(i), no Inventory is held on a consignment basis. The quantities of finished goods are not excessive and are reasonable in the present circumstances of the business consistent with the Company’s and its Subsidiaries’ past practice. Schedule 3.22(ii) sets forth a list of all Inventory of the Company and its Subsidiaries, wherever located, the original purchase price of such Inventory, any sale proceeds or deposit received with respect to such Inventory, and the amount owed to a lender(s) with respect to such inventory, and the name of the applicable lender(s). Other than as set forth on Schedule 3.22(ii), no amount is owing to a lender to an Target Entity with respect to Inventory that has previously been sold by a Target Entity.

3.23         Suppliers. Schedule 3.23 lists, for the fiscal years ended December 31, 2023 and 2024 and for the trailing 3-month period ended March 31, 2025: (i) the top twenty-five (25) suppliers of the Company and its Subsidiaries based on the amount of purchases by the Company and its Subsidiaries from such supplier during each such period (collectively, the “Material Suppliers”) and (ii) the amount of purchases by the Company and its Subsidiaries from each such Material Supplier. Except as set forth on Schedule 3.23(b), no Material Supplier (A) has stopped or materially decreased, or, to the Company’s Knowledge, threatened to stop or materially decrease, the rate of supplying materials, Products or services to the Target Entities or otherwise materially and adversely modified, or, to the Company’s Knowledge, threatened to materially and adversely modify, its relationship with the Target Entities or (B) is seeking to materially and adversely renegotiate the terms of any Contract or historical practice under which the Target Entities are receiving services or purchases goods from such Material Supplier or otherwise materially and adversely modify its relationship with the Target Entities. To the Target Entities’ or, to the Company’s Knowledge, no Material Supplier intends to stop, or materially decrease the rate of, buying Products or services from the Target Entities or otherwise materially change the terms of its relationship with the Target Entities after, or as a result of, the consummation of any transactions contemplated by this Agreement or that any such Material Supplier is threatened with bankruptcy or insolvency. There are no outstanding disputes with any Material Suppliers.

3.24         Product Warranties; Latent Defects.

(a)            Except as set forth on Schedule 3.24, there have been no product recalls or market withdrawals relating to any Products manufactured, sold or distributed by any Target Entity or services provided by any Target Entity. Except as set forth on Schedule 3.24, no Target Entity has any Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any Products manufactured, sold, used, repaired, leased, installed, distributed or delivered by or on behalf of any Target Entity or the performance of any service in the operation of the business, including any Liability arising out of the defective or unsafe nature of any Products, and, to the Company’s Knowledge, there exists no basis for any such Liability. No Target Entity has received any written complaints of any damages to any Person relating to the Products. Except as set forth in Schedule 3.24(a), no Target Entity provides any express warranty relating to any Product.

(b)           All Products have been designed, manufactured, packaged and labeled in compliance with all applicable Laws (including Environmental and Safety Requirements) and all applicable contractual commitments and all express and implied warranties, and no Target Entity has any Liability for the replacement or repair thereof or other damages in connection therewith. During the last five (5) years through the date of this Agreement, the Target Entities have not received any material written notices or other correspondence from the United States Coast Guard (“USCG”), the Department of Transportation (“DOT”), National Marine Manufacturers Association (“NMMA”) or any Governmental Entity relating to any Products, nor is there any pending, or to the Company’s Knowledge, threatened material claims by USCG, DOT, NMMA or any Governmental Entity against the Target Entity relating to any alleged defect or noncompliance in any Product. No Target Entity has any Liabilities for replacement or repair of any such Products or other damages in connection therewith or any other customer or product obligations not reserved against on the Most Recent Balance Sheet. No Target Entity has sold any Products that included a warranty for a period of longer than one year other than Products which have warranties supplied by the manufacturer thereof directly to the customer, and for which the manufacturer fully reimburses the Target Entity providing any warranty parts or services pursuant to such warranty. Each Product advertised, labeled or otherwise represented as being rated or approved by, or as conforming to a standard promulgated by a rating organization, complies with all conditions of such rating, approval or standard. No Target Entity has been required to file, a notification or other report with the United States Consumer Product Safety Commission or any Governmental Entity concerning actual or potential hazards with respect to any Product manufactured or sold by it. No Target Entity has either committed any act or failed to commit any act, which would result in and there has been no occurrence which would give rise to or form the basis of, any product Liability or Liability for breach of warranty (whether covered by insurance or not) on the part of any Target Entity with respect to Products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by or on behalf of any Target Entity.

3.25         Illegal Payments.

(a)            Except as set forth on Schedule 3.25, no Target Entity, nor its directors, managers, members, officers, employees, consultants or agents, nor any other Person associated with or acting for or on behalf of any Target Entity, has: (i) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person to assist in connection with any actual or proposed transaction or (ii) made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office, (A) which violates any applicable Law, including the Foreign Corrupt Practices Act of 1977, as amended, or might subject Buyer, the Target Entities or their Affiliates to any damages or penalties in any civil, criminal or governmental litigation or proceeding, or (B) the non-continuation of which has had or may reasonably be likely to have a Material Adverse Effect on the Company; or established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

(b)           During the five (5) years prior to the date hereof, none of the Target Entities have received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case, related to, or in connection with, the Foreign Corrupt Practices Act of 1977, as amended. The Target Entities have complied with all cash transaction reporting requirements under Law, including timely filing Form 8300 and delivering corresponding customer notifications when required.

3.26         International Trade.

(a)           None of the Target Entities, or any of their respective officers, directors or Employees, or to the Company’s Knowledge, any agent or other third party representative acting on behalf of the Target Entities, is currently, or has been since April 24, 2019: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) engaging in any dealings or transactions with, or for the benefit of, any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of Sanctions Laws, Ex-Im Laws, or anti-boycott Laws (collectively, “Trade Control Laws”).

(b)           Since April 24, 2019, none of the Target Entities have received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Entity; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case, related to, or in connection with, Trade Control Laws.

(c)           The Target Entities have (i) maintained all records required by the Trade Control Laws, including records of exports, reexports, transfers, and imports, and (ii) implemented all trainings required by the Trade Control Laws. The Target Entities and none of their respective directors, officers, employees, or agents, is or has been debarred, suspended, or otherwise made ineligible from participation in the export or import of goods, software, technology, or services under any Ex-Im Laws.

3.27         Brokers. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any Target Entity or Seller who is entitled to any fee or commission from any Target Entity in connection with the transactions contemplated by this Agreement.

3.28         Affiliate Transactions. Except as set forth in Schedule 3.28, (i) no Related Party is party to any Contract with, or performs any services for, or on behalf of, any Target Entity or any of the Target Entities’ material customers or suppliers or has any interest in any assets or property used by the Target Entities (including any Intellectual Property) and (ii) no Related Party has engaged in any transaction with any Target Entity in the twelve (12) months preceding the date hereof. Schedule 3.28 contains a description of all services provided to or on behalf of the Target Entities by any Related Party and the costs associated therewith (other than employment arrangements in the ordinary course of business). No Target Entity owes any amount to any Related Party (excluding salary for the current pay period and accrued benefits) and no Target Entity shares any facilities, equipment or assets with any other businesses of any Related Party. Except as set forth and described on Schedule 3.28, none of the assets, tangible or intangible, real estate or properties that are used by the Target Entities is owned by a Related Party and no Related Party serves as an officer or director or in another similar capacity of, any competitor, landlord, customer or supplier of the Target Entities, or any organization which has a Contract or arrangement with the Target Entities.

3.29         Compliance with Consumer Finance Laws. The Target Entities are and have been in compliance with all Laws applicable to the marketing, arranging, offering or issuing of consumer credit, including the Fair Credit Reporting Act (15 USC § 1681 et seq.), all applicable fair lending Laws, the Federal Truth in Lending Act and its implementing Regulation Z (12 U.S.C. § 5301 et seq. and 12 C.F.R. Part 226), the Federal Equal Credit Opportunity Act, as amended (5 U.S.C. § 1691 et seq.), the federal Unfair, Deceptive, or Abusive Acts and Practices regulations (12 U.S.C. § 5531), all state law counterparts of such Laws, including the Florida Consumer Finance Act, and all applicable regulations promulgated under such laws, including, without limitation, any provisions requiring adverse action notification to any individual.

3.30         Bankruptcy; Solvency. Except as set forth in Schedule 3.30, none of the Sellers or the Target Entities (i) is or has been in the past five (5) years the subject of any voluntary or involuntary proceeding under the United States Bankruptcy Code or any other applicable liquidation, examinership, rehabilitation, reorganization, administration, insolvency or relief-of-debtors law, (ii) has made a general assignment for the benefit of creditors, filed any petition or answered or consented to the filing of any petition seeking reorganization or relief under any such law, (iii) has had any such petition filed against it that has not been dismissed, discharged or stayed within thirty (30) days, (iv) has admitted in writing its inability, or failed generally, to pay its debts as they become due, or (v) has been subject to the appointment of a receiver, trustee, custodian or similar fiduciary for all or any material portion of its assets. Immediately before and immediately after giving effect to the transactions contemplated by this Agreement, each Target Entity and each Seller (A) owns property that has a fair saleable value greater than the amount that will be required to pay its probable Liabilities (including contingent, subordinated, unmatured and disputed Liabilities and reasonable estimates thereof) as they become absolute and matured, (B) has adequate capital and cash flow to carry on its businesses and all businesses in which it is about to engage, and (C) is able to pay its debts and Liabilities as they become due in the ordinary course of business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Seller or of any Target Entity. There are no bankruptcy, reorganization, liquidation, dissolution, restructuring (other than the transactions contemplated by this Agreement), recapitalization or receivership Suits pending, being contemplated by, or, to Seller’s Knowledge threatened against, any Seller.

3.31         Disclosure; Independent Counsel. No representation or warranty or other statement made by the Sellers in this Agreement (including in the Disclosure Schedules) contains any untrue statement of a material fact or omits to state any material fact necessary to make any of the statements made, in light of the circumstances in which it was made, not misleading in any respect. Each Seller has been advised of the right to, and has had the opportunity to retail, and has in fact retained, independent legal counsel of such Seller’s own choosing in connection with the negotiation, execution, and delivery of this Agreement and each other Ancillary Document that such Seller or such Seller’s Affiliate is a party to. Such independent counsel has fully advised the applicable Seller. Each Seller has carefully read and fully understands the terms and provisions of this Agreement and all Ancillary Documents to which such Seller or such Seller’s Affiliate is a party, and has had ample opportunity to consult with advisors of its own choosing regarding the same. equity interests in Parent that such Seller will receive as part of the consideration for the transactions contemplated by this Agreement (the “Parent Equity Securities”) are highly speculative and involve a high degree of risk; no assurances have been made by Buyer, Parent, Merger Sub, or any of their respective Affiliates or Representatives concerning the present or future value, performance, or liquidity of the Parent Equity Securities; the Parent Equity Securities are subject to substantial restrictions on transfer and may be illiquid for an indefinite period; and such Seller may lose the entire value of the Parent Equity Securities and is able to bear the economic risk of such complete loss. Each Seller is an experienced and sophisticated investor capable of evaluating the merits and risks of an investment in the Parent Equity (or the Convertible Note, convertible into Equity Securities of the Parent), has substantial knowledge and experience in financial and business matters, including investments in securities of companies similar to Parent, and is capable of bearing the economic risk of its investment in the Parent Equity, including a complete loss of such investment; in deciding to accept the Parent Equity (or Convertible Note) as consideration, such Seller has conducted its own independent review, investigation, and analysis of Parent and the Parent Equity (or equity issued upon conversion of the Convertible Note), acknowledges that it has been provided the opportunity to conduct relevant diligence. Each Seller is, in entering into this Agreement and consummating the transactions contemplated hereby, relying solely and exclusively upon (i) the express representations and warranties of Buyer set forth in Article IV and (ii) the express covenants and obligations of Buyer set forth in Article VI, and not upon any other statement, representation, warranty, promise, projection, forecast or information, whether written or oral, express or implied, made or provided by Buyer, any of its Affiliates or any of its or their Representatives, or any other Person and, for the avoidance of doubt, all representations, warranties, promises, projections, forecasts, or other information of any kind not expressly set forth in Article IV or Article VI are hereby expressly disclaimed and shall not be relied upon by any Seller.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent hereby jointly and severally represent and warrant to the Company:

4.1           Existence and Power. Parent is a corporation duly organized, validly existing, and in good standing under the Laws of the Province of Quebec, Canada. Buyer is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware.

4.2           Authorization. The execution, delivery, and performance by Buyer and Parent of this Agreement and the consummation of the transactions contemplated hereby (a) are within each of Buyer’s and Parent’s powers and (b) have been duly authorized by all necessary action on the part of each of Buyer and Parent.

4.3           Enforceability. This Agreement has been duly executed and delivered by each of Buyer and Parent and constitutes a valid and legally binding obligation of each of Buyer and Parent, enforceable against Buyer and Parent, respectively, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.

4.4           Governmental and Third Party Authorizations. Except for applicable requirements under “blue sky” laws of various states, no material consent, approval or authorization of, declaration to or filing or registration with, any Governmental Entity or any other party to a Contract to which Buyer or Parent is a party is required to be made or obtained by Buyer or Parent in connection with the execution, delivery and performance by either Buyer or Parent of this Agreement or the consummation by Buyer or Parent of the transactions contemplated hereby, except for such consents or approvals the failure of which to obtain would not materially adversely affect or delay the ability of Buyer or Parent to consummate the transactions contemplated by this Agreement.

4.5           Noncontravention. Except for applicable requirements under “blue sky” laws of various states, the execution, delivery and performance by each of Buyer and Parent of this Agreement, and the consummation of the transactions contemplated hereby, will not (i) violate the Organizational Documents of Buyer or Parent, (ii) violate any Law applicable to Buyer or Parent, or (iii) constitute a default by Buyer or Parent under any Contract to which Buyer or Parent is a party, except for such violations, defaults or impositions that would not materially adversely affect or delay the ability of Buyer or Parent to consummate the transactions contemplated by this Agreement. When issued, all common stock of Buyer issued part of the Purchase Price will be duly authorized and validly issued, are fully paid and nonassessable.

4.6           Brokers. Except for fee payable to ThinkEquity (payable by Parent), no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Buyer or Parent who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Article V
INDEMNIFICATION

5.1           Survival. The representations and warranties of the parties contained in this Agreement (other than the Fundamental Representations) shall survive the Initial Closing and each Subsequent Closing and continue until 11:59 p.m. Eastern time on the two (2) year anniversary of the Closing Date (except in the case of Subsequent Closings, then two (2) years following such Subsequent Closing); provided, however, that (i) the Fundamental Representations (other than Section 3.1 (Existence and Power), Section 3.2 (Authorization), Section 3.3 (Enforceability), Section 3.5 (Noncontravention), Section 3.6 (Capitalization; Subsidiaries) and Section 3.27 (Brokers)) shall survive until sixty (60) days after the expiration of the applicable statute of limitations for the applicable underlying claim, including any extensions or waivers thereof and (ii) the representations and warranties contained in Section 3.1 (Existence and Power), Section 3.2 (Authorization), Section 3.3 (Enforceability), Section 3.5 (Noncontravention), Section 3.6 (Capitalization; Subsidiaries) and Section 3.27 (Brokers) shall survive indefinitely; provided, further, however, that Section 3.18 (Environmental Matters) and Section 3.19 (Tax) shall survive until ninety (90) days following the applicable statute of limitations (each of the foregoing time periods, a “Survival Period”); provided, further, that (a) any claim or notice given under this Section 5.1 with respect to any representation or warranty prior to the end of the applicable Survival Period shall be preserved until such claim is finally resolved and (b) any claim based on fraud shall survive indefinitely. With respect to the covenants and agreements of the parties in this Agreement, (1) the covenants and other agreements in this Agreement that by their terms apply or are to be performed in their entirety on or prior to the Initial Closing or Subsequent Closing shall expire at the Initial Closing or Subsequent Closing, as applicable, and (2) the covenants and other agreements in this Agreement that by their terms apply or are to be performed in whole or in part after the Initial Closing shall survive until the last date that a Person is required to take any action or refrain from taking any action in accordance therewith.

5.2           Indemnification and Payment of Damages by the Sellers. Subject to the terms, conditions and limitations of this Article V, the Sellers, jointly and severally, shall indemnify, defend, and hold harmless Buyer, the Acquired Companies (after the Initial Closing only, and any Target Entity that becomes an Acquired Company after a Subsequent Closing), and their respective Representatives, equity holders, members, controlling persons, and Affiliates (collectively, the “Buyer Parties”) against and pay to the Buyer Parties for, any Damages arising from or in connection with:

(a)            any breach of any representation or warranty made by the Sellers in this Agreement (giving effect to the Disclosure Schedules) or any other certificate or document delivered by the Sellers pursuant to this Agreement;

(b)           any breach or non-fulfillment of any covenant of Seller Representative or of the Sellers contained in this Agreement or any Ancillary Document;

(c)            any claim or assertion of obligations in respect of Indebtedness existing as of immediately prior to the Initial Closing or Subsequent Closing, as applicable (to the extent not reflected or otherwise taken into account in the calculation of the Adjustment Calculation or Final Adjustment Calculation (as applicable) and is not Assumed Indebtedness (subject to the $42,800,000 cap on Assumed Indebtedness));

(d)           any claim or assertion of obligations in respect of the Transaction Expenses (to the extent not reflected or otherwise taken into account in the calculation of the Adjustment Calculation or Final Adjustment Calculation (as applicable));

(e)            any Indemnified Taxes; and

(f)             (i)  the North Palm Beach Transaction, whenever it may occur, including Taxes relating thereto and Liabilities under the applicable Contracts, as well as any Damages arising from the real property subject to the North Palm Beach Transaction, (ii) the October 25, 2024 fire that occurred at 4470 Anglers Ave, Fort Lauderdale, FL 33312 and related mitigation and remediation, including the use, presence and disposal of per- and polyfluoroalkyl substances (PFAS), personal injury and property damage, as well as any penalties or abatement measures required by the Occupational Safety and Health Administration, provided, however, this clause (ii) shall not encompass Damages that are comprised of the Acquired Companies’ legal fees incurred after the Initial Closing arising from such event, (iii) Nautical Ventures South Inc., a Florida corporation, Marine Imports, LLC, or Quality Power and Sail LLC, a Florida limited liability company, including any Damages either such entity may cause to an Acquired Company by reason of being party to a multiparty Contract where an Acquired Company is also a party, (iv) any claims or allegations of [****] against any of the Acquired Companies or their Affiliates (including the Buyer), provided, however, this clause (iv) shall not encompass the first [****] paid to [****] in settlement for amounts [****] loaned to or invested in the Company, (v) (A) any claims or allegation that the Agreed Share was incorrect, (B) any claims or allegations that a direction by either Seller or the Seller Representative with respect to the allocation of proceeds from, or the issuance allocation of, the Convertible Note, Parent Equity, Purchase Price or other payment from Buyer, Parent or any of their Affiliates under this Agreement or an Ancillary Agreement as directed by either Seller or the Seller Representative was incorrect, miscalculated or improperly allocated, (C) the redemption transaction involving Garcia and the voiding thereof, and (D) the loan transaction whereby Garcia loaned money to the Company and the conversion of such loan into the Company’s equity, (vi) failure to comply with the terms and conditions of the Company’s Equity Incentive Plan, failure to comply with applicable Law in connection with the operation and implementation of the Company’s Equity Incentive Plan, including the Company’s issuance or purported issuance of equity securities or options to acquire equity securities and cancelation of options to acquire equity securities and termination of the Company’s Equity Incentive Plan, and the failure to implement valid valuation methodologies in connection with the Company’s Equity Incentive Plan, (vii) the failure to comply with applicable Laws related to occupational safety, provided, however, for purposes of this clause (vii), Damages shall not include the first $50,000 of Damages a Buyer Party incurs as a result of an OSHA investigation, enforcement matter or settlement where the underlying investigation or facts of such matter are specifically listed in the Disclosure Schedules, (viii) intentionally omitted, (ix) Eric Faber vs. NV Marina, LLC pending in the Circuit Court of the Seventeenth Judicial Circuit, in and for Broward County, Florida, Case No. CACE-20-016987 Division 18, and the facts and circumstances alleged therein, (x) Henry McDowell v. Moore, Garcia and Nautical Ventures South, Inc., Case No. 4D2023-2783 in the District Court of Appeal of the State of Florida Fourth District, the facts and circumstances described therein, and all other claims of Henry McDowell related to Sellers, their Affiliates or the Acquired Companies, (xi) Tiffany Marie Morris v. the Company, Case No. CACE-25-001569 pending in the Circuit Court of Florida, and the facts and circumstances alleged therein, (xii) Robert Benyo v. Mabru Power Systems, et al (including Nautical Ventures Marine, LLC), Case No. CACE 24-015559, pending in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida, and the facts and circumstances alleged therein, (xiii) failure of the Acquired Companies to timely collect and maintain accurate Form I-9s; (xiv) existing soil, sediment, surface water, and groundwater contamination at 4470 Anglers Ave, Fort Lauderdale, FL 33312 including metals, volatile organic compounds, semi-volatile organic compounds, pesticides, and polychlorinated biphenyls, that are the subject of an October 22, 2022 Declaration of Restrictive Covenant and a November 17, 2020 No Further Actions Determination issued by the Florida Department of Environmental Protection (“FDEP”); (xv) the Real Estate Assets and Liabilities and Restructuring; (xvi) the Promissory Note made by Nautical Ventures Panhandle LLC and held by John Bone, dated as of February 11, 2025 and related transactions, provided, however, this clause (xvi) shall not encompass the first $290,000 paid to John Bone in payment for all amounts outstanding under such loan transaction as of the Initial Closing; (xvii) all Indebtedness assumed as a result of the transactions contemplated in the Asset Purchase Agreement dated January 18, 2024 by and between Wefing’s Inc. and the Company, the Closing Agreement dated January 18, 2024 by and between Wefing’s Inc. and Nautical Ventures Panhandle, LLC and the Post-Closing Operations Agreement dated January 18, 2024 by and between Wefing’s Inc. and Nautical Ventures Panhandle, LLC (the transactions evidenced by such Contracts and the Contracts, certificates and instruments entered into and delivered in connection therewith, the “Wefing’s Transaction”); (xviii) all Liabilities arising from the Wefing’s Transaction as a result of the failure to obtain sufficient consent from a party with a legal or contractual approval, consent or notice right as a result of the Wefing’s Transaction or as a result of the Wefing’s Transaction otherwise violating a legal or contractual obligation of any party thereto; and (xviii) the Small Business Administration Economic Injury Disaster Loan to Wefings Inc. No. 4651517802 in the principal amount of $150,000 (as may have been assigned or refinanced), including any breaches or defaults thereunder or any oral or written promises, guaranties or assumptions with respect to such loan.

5.3           Indemnification and Payment of Damages by Buyer. Subject to the terms, conditions and limitations of this Article V, Buyer will indemnify and hold harmless the Sellers, and will pay to the Sellers the amount of any Damages arising, directly or indirectly, from or in connection with:

(a)            any breach of any representation or warranty made by Buyer in this Agreement or any other certificate or document delivered by Buyer pursuant to this Agreement; or

(b)           any breach or non-fulfillment by Buyer of any covenant or obligation of Buyer in this Agreement.

5.4           Indemnification Procedure. With respect to each event, occurrence or matter (“Indemnification Matter”) as to which any member of the Buyer Parties or the Sellers, as the case may be (in either case, referred to as, the “Indemnitee”), is or may reasonably be entitled to indemnification from the Sellers under Section 5.2 or from Buyer under Section 5.3, as the case may be (in either case, referred to as, the “Indemnitor”):

(a)            Notice. Within ten (10) calendar days after the Indemnitee receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a Third Party Claim, as promptly as practicable after the Indemnitee first has actual knowledge of the Indemnification Matter or of other matters from which an Indemnification Matter is reasonably likely to result, the Indemnitee shall give prompt written notice to the Indemnitor of the nature of the Indemnification Matter and, if known, the amount demanded or claimed in connection therewith (“Indemnification Notice”), together with copies of any such written documents. No delay or deficiency by an Indemnitee to give notice in respect of Damages in the manner required by this Section 5.4 shall relieve the Indemnitor of any Liability under this Agreement in respect of such Loss except to the extent that such delay or deficiency actually and materially prejudices the rights of the Indemnitor with respect thereto

(b)           Defense. If a third-party action, suit, claim or demand (a “Third Party Claim”) gives rise to an Indemnitor’s obligation to provide indemnification under Section 5.2 or Section 5.3 (other than with respect to Taxes which shall be addressed in Section 6.7(f)), then, upon receipt of the Indemnification Notice, the Indemnitor shall have ten (10) calendar days after said notice is given to elect, by written notice given to the Indemnitee, to undertake, conduct and control, through counsel of its own choosing which is reasonably acceptable to the Indemnitee and at the Indemnitor’s sole risk and expense, the good faith defense of such claim, provided, that (i) Indemnitor acknowledges and accepts in writing full liability for the applicable Indemnification Matter, and the Indemnitee shall cooperate with the Indemnitor in connection therewith; (ii) such Third Party Claim involves (and continues to involve) solely monetary damages which are not reasonably likely, in the Indemnitee’s discretion, to exceed the amount of the remaining in escrow pursuant to Section 2.4(b); and (iii) such Third Party Claim does not relate to or arise in connection with any criminal action or the Indemnitee’s relationship with any customer, supplier, employee or independent contractor; and (iv) the Indemnitor makes reasonably adequate provision to satisfy the Indemnitee of the Indemnitor’s ability to defend, satisfy and discharge such Third Party Claim (collectively, the “Defense Conditions”). Any Indemnitee shall have the right to employ separate counsel in any such Third Party Claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be an expense of the Indemnitor unless (a) the Indemnitor shall have failed, within ten (10) calendar days after the Indemnification Notice is given by the Indemnitee as provided in the preceding sentence, to undertake, conduct and control the defense of such Third Party Claim, (b) any of the Defense Conditions fails to be satisfied, (c) the employment of such counsel has been specifically authorized by the Indemnitor, (d) there exists, in the Indemnitee’s discretion, a conflict between the interests of the Indemnitor and the Indemnitee or (e) a defense exists, in the Indemnitee’s discretion, for the Indemnitee which is not available to the Indemnitor. If the Defense Conditions are satisfied and the Indemnitor elects to undertake, conduct and control the defense of a Third Party Claim as provided herein, then: (i) the Indemnitor will not be liable for any settlement of such Third Party Claim effected without its consent, which consent will not be unreasonably withheld or delayed; (ii) the Indemnitor may settle such Third Party Claim without the consent of the Indemnitee only if (A) all monetary damages payable in respect of the Third Party Claim are paid by the Indemnitor, (B) the Indemnitee receives a full, complete and unconditional release in respect of the Third Party Claim without any admission or finding of obligation, Liability, fault or guilt (criminal or otherwise) with respect to the Third Party Claim, and (C) no injunctive, extraordinary, equitable or other relief of any kind is imposed on the Indemnitee or any of its Affiliates; and (iii) the Indemnitor may otherwise settle such Third Party Claim only with the written consent of the Indemnitee, which consent will not unreasonably be withheld or delayed. Notwithstanding anything above in this Section 5.4(b). Buyer shall be entitled to control any Third Party Claim brought by a Governmental Entity. If the Indemnitor fails to proceed with the good faith defense or settlement of any Third Party Claim after making an election to undertake, conduct and control the good faith defense of such claim, then, in either such event, the Indemnitee shall have the right to contest, settle or compromise such claim at its exclusive discretion, at the risk and expense of the Indemnitor. In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with eh defense, including by furnishing all available documentary or other evidence as is reasonably requested by the other party.

5.5           Limitation on Amount of Indemnification. Subject to the terms, conditions and limitations of this Article V:

(a)            Notwithstanding anything to the contrary contained in this Agreement, the Sellers shall not be liable to the Buyer Parties for indemnification under Section 5.2(a) until the aggregate amount of all Damages incurred by the Buyer Parties for which the Sellers have an indemnification obligation under Section 5.2(a) exceeds $100,000 (the “Deductible”), in which event, the Sellers shall only be required to pay or be liable for such Damages in excess of the Deductible, subject to the other limitations contained herein; provided, however, that the Deductible shall not apply in the case of any Damages arising out of, based upon, caused by, relating or with respect to, or by reason of (a) breaches of or inaccuracies in the Fundamental Representations; or (b) willful misconduct, intentional misrepresentation or fraud.

(b)           The aggregate amount of all Damages for which the Sellers shall be liable pursuant to Section 5.2(a) shall not exceed an amount equal to $3,000,000 (the “Cap”), provided, however, the Cap shall not apply to Damages arising out of, based upon, caused by, relating or with respect to, or by reason of: (a) breaches of or inaccuracies in the Fundamental Representations or (b) willful misconduct, intentional misrepresentation or fraud (collectively, the matters set forth in clauses (a) and (b) of this Section 5.5(b), the “Excluded Breaches”), and any amounts paid by or on behalf of the Sellers with respect to any Excluded Breaches shall not be limited by the Cap, but shall count for purposes of reaching the Cap for al breaches other than Excluded Breaches. The aggregate amount of all Damages for which the Sellers shall be liable pursuant to Section 5.2(f)(ii) shall not exceed the Purchase Price proceeds actually paid to, or on behalf of, the Sellers (including, for the avoidance of doubt, the Convertible Note and the Parent Equity).

5.6           Payments; Order or Recovery.

(a)            Damages recoverable hereunder by the Buyer Party (as Indemnitees) shall be satisfied in the following manner: Damages recoverable by the Buyer Parties for indemnification (A) shall be satisfied first by recovery from the escrow established pursuant to Section 2.4(b), and (B) thereafter, shall be satisfied from the Sellers (on a joint and several basis), subject to the limitations set forth in Section 5.5

(b)           Except as otherwise provided in Section 5.10, all amounts owed by the Indemnitor to the Indemnitee (if any), and not to be paid from the escrow established pursuant to Section 2.4(b), shall be paid in full within two (2) Business Days upon the earlier to occur of (i) a final settlement or agreement as to the amount owed is agreed and executed (unless otherwise provided in such final settlement or agreement) or (ii) a final, non-appealable judgment has been rendered by the court having jurisdiction over the matters relating to such claim. Such payments shall be paid by wire transfer of immediately available funds to the bank accounts designated in writing by such Indemnitee.

(c)            Within five (5) Business Days after the date that is two (2) years from the Closing Date, Seller Representative shall deliver notice instructing the Buyer, as escrow agent under Section 2.4(b) to disburse to the Seller Representative (for further distribution to the Sellers) the portion of the assets held in escrow under Section 2.4(b), minus (i) amounts subject to an unresolved Third Party Claim, and minus (ii) Convertible Note or Parent Equity equal to one million dollars ($1,000,000). The escrow property described in clause (ii) of the immediately foregoing sentence shall be released within five (5) Business Days after the date that is three (3) years from the Closing Date (less any amount subject to an unresolved Third Party Claim).

5.7           No Double Recovery. Notwithstanding anything herein to the contrary, no Indemnitee shall be entitled to be indemnified under this Article V for any Damages to the extent such Damages were treated as a current liability in determining the calculation of Net Working Capital or is otherwise included in any adjustment to the Purchase Price pursuant to Section 2.6.

5.8           Materiality. Notwithstanding anything to the contrary herein, for purposes of determining the amount of any Damages arising out of, relating to or resulting from any failure of any representation or warranty to be true and correct, and for purposes of determining whether or not such failure has occurred, such representations and warranties shall be considered without giving effect to any limitation or qualifications as to “materiality,” “Material Adverse Effect”, or any other derivation of the word “material,” it being the understanding of the parties hereto that for purposes of determining liability under this Article V, the representations and warranties contained in Article III of this Agreement shall be read as if such terms and phrases were not included in them.

5.9           Investigation. Notwithstanding anything to the contrary in this Agreement, no investigation by Buyer shall affect the representations and warranties of the Sellers under this Agreement or contained in any other agreement, instrument, certificate or document delivered under the terms of this Agreement, and (i) such representations and warranties shall not be affected or deemed waived by reason of the fact that Buyer knew or should have known that any of the same is or might be inaccurate in any respect; and (ii) such representations and warranties shall be deemed to be bargained for assurances.

5.10         Rights to Set-Off. In addition to all other rights and remedies that Buyer and the Buyer Parties may have under this Agreement, upon notice to the Seller Representative specifying in reasonable detail the basis therefor, Buyer and the Buyer Parties shall have the right (but not the obligation) to setoff any amount to which they may be entitled under this Article V against amounts otherwise payable by Buyer or the Buyer Parties either hereunder or otherwise to any Seller, including against any or all of (i) the assets held in escrow under Section 2.4(b), or (ii) the Convertible Note (after such time that it is released from escrow). Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyer or the Buyer Parties in any manner in the enforcement of any other remedies that may be available to Buyer or the Buyer Parties. The exercise of such right of setoff by Buyer or the Buyer Parties, whether or not ultimately determined to be justified, shall not constitute a breach of this Agreement or any other Ancillary Document although the determination by a court of competent jurisdiction or mutual written agreement of the parties that a setoff was not justified shall obligate the Buyer Parties to immediately repay or return, as applicable, the amount that was setoff.

5.11         Exclusive Remedies. Except as provided for in Section 6.6 and Section 10.12, the parties hereto acknowledge and agree that the indemnification provisions in this Article V shall be the exclusive remedies for monetary Damages of the parties with respect to the transactions contemplated by this Agreement. The parties hereto shall not be entitled to a rescission of this Agreement, or to any further indemnification rights or other claims of any nature whatsoever in respect thereof (whether by Contract, common law, statute, law, regulation or otherwise, all of which the parties hereto hereby waive); provided, however, that nothing herein is intended to (i) waive or limit any claims for fraud, willful misconduct or gross negligence, or (ii) limit the manner for resolution of disputes relating to adjustments to the Purchase Price as contemplated in Section 2.6.

5.12         Tax Treatment. The parties hereto shall treat any payments under this Article V as adjustments to the Purchase Price to the extent permitted under applicable Law.

Article VI
COVENANTS AND AGREEMENTS OF BUYER, PARENT, THE COMPANY AND THE SELLER REPRESENTATIVE

6.1           Conduct of Business Pending Subsequent Closings.

(a)            Except as expressly permitted or required by this Agreement or as consented to in writing by Buyer, during the Interim Period, Sellers shall:

(i)             maintain and operate the Target Entities in the usual, regular and ordinary manner consistent with past practices;

(ii)            maintain insurance coverage related to the Target Entities and their business substantially as in effect as of the Execution Date;

(iii)            if necessary and consistent with past practices, repair or replace any material tangible assets of the Target Entities with parts and materials of similar grade, quality and condition or as is otherwise required in accordance with applicable Laws;

(iv)           not transfer, issue, deliver, sell, mortgage, pledge, encumber or dispose of any equity interests in the Target Entities (including the Target Equity);

(v)            not amend the Target Entities’ certificate of formation, articles of incorporation, limited liability company operating agreement or bylaws, as applicable;

(vi)           not receive any dividend or distribution from the Target Entities;

(vii)          not effect any recapitalization, reclassification or like change in the capitalization of the Target Entities;

(viii)         not cause the Target Entities to acquire any business, line of business or Person by merger or consolidation, purchase of assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(ix)            not, except as required by GAAP, cause the Target Entities to make any change in any method of accounting or auditing practice of the Company;

(x)             not cause the Target Entities to (A) make or change any election in respect of Taxes, (b) settle or compromise any Tax Liability, claim or assessment, (c) enter into any closing agreement relating to any Tax, (d) agree to an extension or waiver of a statute of limitations period applicable to any Tax claim or assessment, (e) fail to pay any Tax when due and payable, (f) surrender any right to claim a Tax refund or made a claim for refund of Taxes, (g) prepare or filed any Tax Return (or amendment thereof) unless such Tax Return shall have been prepared in a manner consistent with past practice of the Target Entities; (h) incur any liability for Taxes other than in the ordinary course of business consistent with past practice; (i) file any amended Tax Return or any past-due Tax Return or filed any Tax Return in a jurisdiction where a Tax Return of the same type in the immediately preceding Tax period was not filed; or (j) make any change in accounting policies, principles, methods, practices or procedures (including for bad debts, contingent Liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense);

(xi)            not, other than pursuant to any Material Contract, cause the Target Entities to incur, assume, guarantee or modify any material Indebtedness;

(xii)           not, other than pursuant to any Material Contract, cause the Company to make any loans, advances or capital contributions to, or investments in, any other Person;

(xiii)          not cause or permit the Target Entities to enter into any Contract that would be a Material Contract;

(xiv)          not modify or terminate any of the Material Contracts or waive or relinquish any right thereunder;

(xv)           not, other than in the ordinary course of business, sell, assign, license, transfer, convey, lease or otherwise dispose of any material properties or assets (tangible or intangible) of the Target Entities or cause the Company to acquire any material properties or assets;

(xvi)          not cancel or compromise any material claim or right of the Target Entities in a manner that would adversely affect in any material respect the ownership and operation of the business;

(xvii)         take commercially reasonable efforts to defend and protect the Target Entities properties and assets from infringement, usurpation, damage, theft, loss, destruction or other casualty;

(xviii)        maintain the Target Entities books and records in accordance with past practice;

(xix)          use its commercially reasonable efforts to maintain the Target Entities’ present relationships with suppliers;

(xx)           not cancel, terminate, withdraw, or allow to lapse any material Permit that is maintained by the Target Entities as of the Execution Date;

(xxi)          other than in the Ordinary Course of Business, (A) increase the annual level of compensation of any employee of the Target Entities, (B) grant any bonus, benefit or other direct or indirect compensation to any employee of the Target Entities, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for or with any employee of the Target Entities or otherwise modify or amend or terminate any such plan or arrangement, or (D) enter into any employment, deferred compensation, severance, consulting, non-competition, collective bargaining or similar agreement (or amend any such agreement) to which the Target Entities is a party, except, in each case, as required by applicable Law or the terms of any Benefit Plans;

(xxii)         permit the Target Entities to (A) to fill vacant positions, hire or offer to hire any new employee, (B) other than for cause, terminate the employment of any employee, or (C) institute any general layoff of employees or implement any early retirement plan or announce the planning of any such action;

(xxiii)        subject any of the properties or assets (whether tangible or intangible) of the Target Entities to any Lien, except for Permitted Lien;

(xxiv)        cancel or compromise any material claim or right of the Target Entities, or commence, cancel, compromise, settle, waive or release any material Suit;

(xxv)         enter into any commitment for capital expenditures, capital additions or capital improvements of the Target Entities in excess of $5,000 for all commitments in the aggregate, other than reasonable capital expenditures in connection with any emergency or force majeure events affecting the Target Entities;

(xxvi)        materially modify or terminate any Real Property Lease, Contract for the license of Intellectual Property or Material Contract or enter into, materially modify or terminate any Contract that if in effect on the date of this Agreement would have been a Real Property Lease, Contract for the license of Intellectual Property or Material Contract.

(xxvii)       permit the creation of any guarantee by an Target Entity in favor of any Person;

(xxviii)      loan, guarantee or advance any funds to Affiliates or other Persons (other than trade payables in the ordinary course of business);

(xxix)         permit an Target Entity to defer payment of any payable or any other Liability beyond the date that similar payables or other Liabilities have been paid in the ordinary course of business in recent prior years or accelerate the collection of any receivable in comparison to collection practices in the ordinary course of business in recent prior years;

(xxx)          adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Target Entity, file a voluntary petition of bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition under similar Law or otherwise alter an Target Entity’s limited liability company or corporate structure;

(xxxi)         not permit the Target Entities to stock or sell an electric boat or motor product above 10 horsepower without the Buyer’s prior written consent; or

(xxxii)        agree to do anything prohibited by this Section 6.1(a).

Sellers acknowledge and agree that Sellers have the power and authority to cause the Target Entities to comply with the covenants set forth in this Section 6.1(a), and the covenants in this Section 6.1(a) shall be interpreted as to apply to each of the Target Entities and the Sellers shall be liable for a breach by a Target Company of the covenants in this Section 6.1(a) prior to a Subsequent Closing applicable to a Target Company.

(b)           Sellers will deliver requests for approval of any action restricted by Section 6.1(a) to the following individual who has full authority to grant or deny such requests on behalf of Purchaser:

Alexandre Mongeon

Buyer’s approval of any action restricted by Section 6.1(a) shall be considered granted within ten (10) days after Seller’s notice to Buyer requesting such consent unless Buyer provides notice to Seller to the contrary during such ten (10) day period.

6.2           Access to Information.

(a)            During the Interim Period, Buyer and its Representatives may make such inspection, investigation and examination of the Target Entities as they reasonably request; provided, that such inspection, investigation and examination will not include (i) any inspection, investigation or examination by Buyer that would violate applicable Law, (ii) any inspection, investigation or examination of any information, the disclosure of which would reasonably upon the advice of counsel (which may include in-house counsel) be expected to result in the loss of any legal privilege available to Sellers or their Affiliates relating to such information, and (iii) any inspection, investigation or examination that may cause Sellers or their Affiliates to breach any confidentiality obligations or other contractual obligations by which it is bound.

(b)           Any inspection, investigation and examination pursuant to this Section 6.2 shall be conducted on Business Days during the Company’s regular business hours, upon reasonable notice and under commercially reasonable circumstances and will be subject to any restrictions applicable under Law or Contract. Buyer shall, and shall cause its Representatives to, minimize any disruption to Sellers and the Target Entities.

6.3           Efforts; Consents.

During the Interim Period:

(a)           Sellers shall use their best efforts to take all actions necessary or appropriate to cause the Target Entities not acquired at the Initial Closing to remain in compliance with the representations and warranties set forth in Article III, and to otherwise cause the fulfillment at the earliest practicable date of all of the conditions in Article VII, to consummate the transactions contemplated by this Agreement and reasonably cooperate with Buyer and the Acquired Companies in connection with the foregoing.

(b)           In furtherance of and without limiting the foregoing in Section 6.3(a), during the Interim Period, Buyer and Sellers shall use commercially reasonable efforts to obtain the Required Consents; provided, however, in each case, that neither Sellers nor the Acquired Companies shall be required to (A) relinquish or forbear any rights, (B) pay any consideration, costs or expenses to any Person or (C) otherwise incur any Liabilities or provide any financial accommodation or become secondarily or contingently liable for any Liability.

(c)            If any Required Consent is not obtained prior to the Initial Closing, for a period not to exceed one hundred eighty (180) days after the Closing Date, Sellers shall use their commercially reasonable efforts to cooperate with Buyer, at Buyer’s request, in Buyer’s attempt to obtain such outstanding Required Consent; provided, however, in each case, that Sellers shall not be required to (A) relinquish or forbear any rights, (B) pay any consideration, costs or expenses to any Person or (C) otherwise incur any Liabilities or provide any financial accommodation or become secondarily or contingently liable for any Liability.

(d)           Sellers shall use commercially reasonable efforts to give notices to and make filings with, and obtain authorizations, consents and approvals from any third parties, in each case, to the extent necessary (x) to the transfer or assignment, or deemed transfer or deemed assignment, of any Contracts or Permits in connection with the transactions contemplated by this Agreement, or (y) under any Contract or Permit in light of the change of control of the ownership of the Acquired Companies in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Third Party Consents”) as promptly and as reasonably possible following, or prior to, the Execution Date; provided, however, if any Third Party Consent is not obtained prior to the Closing Date, for a period not to exceed six (6) months after the Closing Date, Sellers shall use commercially reasonable efforts to obtain such Third Party Consents.

(e)            In the event the North Palm Beach Transaction closes during the Interim Period, Sellers shall, and Sellers shall use best efforts to cause the Target Entities to, comply with (i) that certain Forbearance Agreement dated as of June 10, 2025, by and among the Company, Nautical Ventures West LLC, Nautical Ventures North, LLC, Quality Power and Sail, LLC, NV Marina, LLC and Nautical Ventures Marine LLC, Moore, Garcia and BMO Bank, N.A. and (ii) that certain Forbearance Agreement dated as of June __, 2025, by and among North Point Commercial Finance LLC, the Company, Nautical Ventures West LLC, Nautical Ventures North LLC and Nautical Ventures Marine LLC, Moore and Garcia (including Section 4 thereunder regarding a $2,000,000 SAU balance payment).

6.4           Notification of Claims. During the Interim Period, each Seller shall promptly notify the Buyer of any Suit that relates to the Target Entities, their assets or the business conducted by the Target Entity or that might, in the notifying party’s reasonable judgment, result in a material impairment or material loss to the value thereof or that might materially hinder or impede the operation of a Target Entity or the ability to consummate a Subsequent Closing.

6.5           Casualty Loss. If, during the Interim Period, any portion of the assets of a Target Entity or the Owned Real Property is destroyed by a fire or other casualty, such that the reasonable expected damage exceeds $50,000 individually or in the aggregate or the time to repair such casualty exceeds three months (a “Casualty Loss”), Buyer may (i) elect to deliver notice to Sellers and terminating this Agreement without further obligation, or (ii) accept an assignment of Sellers’ and the Acquired Companies’ rights under any applicable insurance coverage and proceed to Closing.

6.6           Public Announcements. Sellers and Seller Representative agrees (and each agrees to direct his advisors and the Target Entities not acquired at the Initial Closing) not to issue any reports, statements or releases, in each case relating to this Agreement or any other Ancillary Document or the transactions contemplated by this Agreement, without the prior written consent of Buyer, which consent shall not unreasonably be withheld, except as compelled by judicial or administrative process or by other requirements of Law. To the extent compelled by Law, Buyer shall have the right to review any report, statement or release as promptly as possible prior to its publication and to reasonably consult with Seller Representative.

6.7           Tax Matters.

(a)           Tax Returns.

(i)             Seller Representative will prepare and file on a timely basis all Income Tax Returns of Marine Ventures LLC for the Pre-Closing Tax Periods. All such Tax Returns shall be filed consistently with the past practices of Marine Ventures LLC unless otherwise required by applicable Law. Seller Representative will submit all such Tax Returns to Buyer for review at least thirty (30) days prior to filing and accept any comments of Buyer that are reasonable and that are received by Seller Representative at least fifteen (15) days prior to the filing date. The Sellers (jointly and severally) shall pay all fees and expenses associated with preparing the Tax Returns described in this Section 6.7(a)(i).

(ii)            Other than the Tax Returns described in Section 6.7(a)(i), Buyer will cause the Acquired Companies to prepare and file on a timely basis, (i) all Tax Returns for the Pre-Closing Tax Periods, and (ii) all Tax Returns for Straddle Periods. All such Tax Returns shall be filed consistently with the past practices of the Acquired Companies unless otherwise required by applicable Law. Buyer will submit all such material Tax Returns to Seller Representative for review at least thirty (30) days prior to filing and consider, in good faith, any comments of Seller Representative that are reasonable and that are received by Buyer at least fifteen (15) days prior to the filing date. The Sellers (jointly and severally) shall pay all fees and expenses associated with preparing the Tax Returns for any Pre-Closing Tax Period, and the Acquired Companies shall pay all fees and expenses associated with preparing the Tax Returns for the Straddle Periods.

(iii)           Amendment of Income Tax Returns Related to Employee Retention Credits.  No later than thirty (30) days following the Closing Date, Seller Representative shall deliver to Buyer amendments to the Company’s IRS Form 1120 (and each other impacted Tax Return) for each applicable Tax year that the Employee Retention Credit was claimed. The applicable amended Tax Returns shall reflect a corresponding amount of income equal to the amount of the deduction for the wages that was reduced by the Employee Retention Credit for such Tax year.  Buyer shall provide any comments to such amended Tax Returns no later than fifteen (15) days after the receipt of such amendment from Seller Representative and Seller Representative shall accept all comments of Buyer that are reasonable.  Seller Representative will, promptly after filing, forward to Buyer a true, correct and complete copy of such amended Tax Returns. Sellers will be responsible for paying all fees and expenses associated with the preparation of such amended Tax Returns.  Any Taxes owed by the Acquired Companies with respect to the amended Tax Returns filed by Seller Representative pursuant to this Section 6.7(a)(iii) shall be the sole liability of the Sellers, and Buyer shall be fully indemnified against any such liability for such Taxes pursuant to clause (c) of the definition of Indemnified Taxes.

(iv)           Payment of Taxes.

(1)            To the extent that Taxes of the Acquired Companies for all Pre-Closing Tax Periods (including all such Taxes payable with respect to Tax Returns filed under this Section 6.7(a) and any Taxes assessed after the Initial Closing with respect to Pre-Closing Tax Periods) are taken into account as Indebtedness or are expressly accrued or reserved for as current liabilities and taken into account in determining the Net Working Capital Calculation, Buyer will pay or cause to be paid such Taxes. To the extent such Taxes for Pre-Closing Tax Periods are not taken into account as Indebtedness nor are expressly accrued or reserved for as current liabilities and taken into account in determining the Net Working Capital Calculation, the Sellers (jointly and severally) will pay all such Taxes, including any Taxes from the payments under any employee sale bonuses, change of control agreements or any other payments that are treated as compensation for federal, state or local income Tax purposes, such as, the Acquired Companies’ portion of such Taxes. Taxes that are payable with respect to a Straddle Period will be allocated to the portion of the period that ends on the Closing Date in accordance with Section 6.7(b).

(2)            In the case of Tax Returns filed by Buyer under this Section 6.2(a) and as to which Buyer expects payment from the Sellers, Buyer shall deliver the pertinent Tax Return to the Seller Representative and inform the Seller Representative of any amounts due from the Sellers at least ten (10) days prior to the due date of the pertinent Tax Return, and the Sellers (jointly and severally) will pay such amounts to Buyer in immediately available funds at least five (5) days prior to the due date of the Tax Return. In the case of any Tax Returns filed by Seller Representative on behalf of the Sellers, the Sellers will pay the amount of Taxes due with respect to such Tax Returns and provide proof of payment to Buyer no later than five (5) days after the applicable payment is made to the applicable taxing authority.

(3)            To the extent that any obligation or responsibility to pay, or indemnify for, Taxes pursuant to this Section 6.7(a) may overlap with an obligation or responsibility pursuant to Article V, Buyer, at its discretion, shall be permitted to apply this Section 6.2(a) to such obligation or responsibility (or any part thereof), or alternatively, to apply Article V to such obligation or responsibility (or any part thereof).

(b)           Tax Apportionment. For purposes of calculating Liabilities for the portion of any Straddle Period, the portion of any Tax that is allocable to the portion of such Straddle Period ending with the end of day on the Closing Date shall be: (i) in the case of Taxes based upon or related to income, gain or receipts, the amount that would be payable if the Straddle Period had ended at the end of the day on the Closing Date and the books of the Acquired Companies were closed as of the close of such date; provided, however, that (A) depreciation, amortization and cost recovery deductions will be taken into account in accordance with the principles of clause (iii) below, and (B) any Taxes that would be computed at the end of a Tax year, including Taxes computed pursuant to Subpart F of the Code, Global Intangible Low-Taxed Income and income from any pass-through entities shall be computed as if the applicable Tax year of such entity ended on the Closing Date and any Taxes owed by the Acquired Companies for the pre-Closing portion of such Straddle Period shall be included in the calculation of Indebtedness as an Accrued Income Tax Liabilities; (ii) in the case of Taxes imposed on specific transactions or events, Taxes imposed on specific transactions or events occurring on or before the Closing Date, and (iii) in the case of Taxes imposed on a periodic basis, or in the case of any other Taxes not covered by clauses (i) or (ii) above, the amount of such Taxes for the entire Straddle Tax Period multiplied by a fraction (X) the numerator of which is the number of calendar days in the period ending on the Closing Date and (Y) the denominator of which is the number of calendar days in the entire Straddle Period.

(c)           Agreed Tax Treatment The parties intend that, for U.S. federal and applicable state and local Income Tax purposes, (i) the Sellers’ sale of the Common Stock to Buyer shall be treated as a fully taxable sale of stock, and (ii) Moore’s sale to Buyer, and Buyer’s purchase from Moore, of the Moore Marine Ventures Interests, as a taxable acquisition of the assets of Marine Ventures LLC pursuant to Section 1001 of the Code (collectively, the “Agreed Tax Treatment”). Each party hereto shall file all Tax Returns consistently with the Agreed Tax Treatment and shall not take any position inconsistent therewith except as required by applicable Tax Law. The parties further agree that the cancellation or forgiveness of any of the Acquired Companies’ Indebtedness held by any Seller or any Affiliate of Seller, including the Indebtedness evidenced by the Promissory Note dated March 16, 2020 in the principal amount of $2,783,889.87 made by the Company and held by Moore, the loan from Moore to the Company in the amount of $1,200,000, and the loan from Moore to the Company in the amount of $950,000, in connection with the transactions contemplated by this Agreement shall be deemed cancelled or forgiven during the Pre-Closing Tax Period, and the parties shall complete all Tax Returns consistent with this Section 6.7(c).

(d)            Cooperation. In connection with the preparation of Tax Returns, audits, inquiries, examinations and any administrative or judicial proceedings relating to any Tax Liabilities imposed on the Acquired Companies for all Pre-Closing Tax Periods, Buyer, on the one hand, and the Seller Representative, on the other hand, shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audits, inquiries, examinations and any administrative or judicial proceedings or the defense of claims by Governmental Entities as to the imposition of Taxes and any assessment or reassessment in respect of Taxes.

(e)           Transfer Taxes. The Buyer shall pay one hundred percent (100%) of all Transfer Taxes arising out of or in connection with the transactions contemplated by this Agreement, and the parties hereto shall cooperate in good faith to file all necessary documentation and Tax Returns with respect to such Transfer Taxes and to obtain exemptions from or otherwise reduce such Taxes.

(f)            Tax Controversies.

(i)            Notwithstanding any other provision of this Agreement, this Section 6.7(f) shall control any actions, inquiries, assessments, proceedings or similar events with respect to Taxes. Seller Representative shall have the right (at Sellers’ sole risk, cost and expense) to control the conduct of any audit, examination, investigation or administrative, court or other proceeding related to Income Taxes of Marine Ventures LLC for any Pre-Closing Tax Period (an “Income Tax Proceeding”), provided, however, that the Sellers acknowledge and agree in writing to assume, on a joint and several basis, all liability for indemnification of all Tax, interest, penalties, and other costs associated with such Income Tax Proceeding. Buyer shall be entitled to attend and participate in any such Income Tax Proceeding at its sole cost and expense and shall be permitted to receive copies of any pleadings, correspondence, and other documents as Buyer may reasonably request. Buyer shall have the right to consent to any settlement related to an Income Tax Proceeding, which consent shall not be unreasonably withheld, conditioned or delayed, if such settlement could increase the Taxes of the Acquired Companies for any period (or portion thereof) beginning on or after the Closing Date. With respect to any Income Tax Proceeding for which Seller Representative has not assumed such defense, the Buyer shall not enter into any settlement of, otherwise compromise or abandon any such Income Tax Proceeding without the prior written consent of Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed, and the Buyer shall keep Seller Representative duly informed with respect to such Income Tax Proceedings.

(ii)            Except for Income Tax Proceedings, Buyer shall have the right (at Buyer’s cost and expense) to control the conduct of any other tax audit, examination, investigation or administrative, court or other proceeding of the Acquired Companies (a “Tax Proceeding”). The Seller Representative shall be entitled to attend and participate in any such Tax Proceedings that relate to a Pre-Closing Tax Period at the Sellers’ sole cost and expense if such Tax Proceedings could result in a claim for indemnification for any Tax against the Sellers hereunder.

(iii)            If Buyer, the Seller Representative, or any Seller receives any written or oral communication with respect to a Tax claim for which the other party has potential liability under the terms of this Agreement, then such party shall promptly notify the other party hereto in writing of the existence of such Tax claim.

(iv)           For any Pre-Closing Tax Period in which Marine Ventures LLC was a partnership for U.S. federal and applicable state and local Income Tax purposes, the parties shall, except to the extent otherwise required by applicable Law (or except as otherwise agreed to by the Buyer in writing), cause Marine Ventures LLC to make a “push out election” for any such Tax period that is audited pursuant to Section 6226 of the Code (or except as otherwise directed by the Buyer). Moore, as a former member of Marine Ventures LLC, agrees to report all income, and to pay all Taxes, arising as a result of such “push out election” and to cooperate with the Buyer and Marine Ventures LLC in a manner that will prevent the IRS from assessing any tax, interest or penalties against Marine Ventures LLC.

(g)           Tax Sharing Agreements. All Tax sharing agreements or similar agreements (other than the primary purpose of which does not relate to Tax) with respect to or involving the Acquired Companies shall be terminated as of the Closing Date and after the Closing Date, Buyer and the Acquired Companies shall not be bound thereby or have any Liability thereunder.

(h)           Allocation of Consideration. The Base Purchase Price (which solely for Tax purposes shall include the Liabilities of Marine Ventures LLC that are deemed to be assumed by Buyer) shall first be allocated between the Company Stock and the Moore Marine Ventures Interests and then the portion of the Base Purchase Price allocated to the Moore Marine Ventures Interests shall be further allocated among the assets of Marine Ventures LLC in accordance with a purchase allocation statement prepared in accordance with this Section 6.7(h) and consistent with the allocation methodology attached hereto as Schedule 6.7(h) (the “Tax Allocation Statement”). The Tax Allocation Statement is intended to comply with the requirements of Section 1060 of the Code and the applicable Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate) in accordance with the characterization of the transactions contemplated by this Agreement in Section 6.7(c). Buyer shall deliver the Tax Allocation Statement to the Seller Representative no later than ninety (90) days following the final determination of the Base Purchase Price pursuant to Section 2.6. Seller Representative shall notify Buyer of any objections to the Tax Allocation Statement within fifteen (15) days after receiving the Tax Allocation Statement, and in connection therewith, the Seller Representative shall provide Buyer with supporting calculations detailing such objections. If Seller Representative does not notify Buyer of any objections to the Tax Allocation Statement, within that fifteen (15) day period, the Tax Allocation Statement shall be construed as final. If Seller Representative notifies Buyer of an objection to the Tax Allocation Statement by the end of the fifteen (15) day period, and Buyer and Seller Representative are unable to resolve their differences within fifteen (15) days thereafter (“Dispute Resolution Period”), then the disputed items on the Tax Allocation Statement shall be submitted to the Independent Accountant within five (5) days after the end of the Dispute Resolution Period for resolution with the costs paid fifty percent (50%) by Sellers and fifty percent (50%) by Buyer, and the Independent Accountant shall be instructed to deliver a finalized Tax Allocation Statement as soon as possible. Buyer and Seller and their respective Affiliates shall report, act and file all Tax Returns (including Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Tax Allocation Statement as well as any amendments to such Tax Returns required with respect to any adjustment to the taxable consideration. None of Buyer, Seller or any of their Affiliates shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the information set forth on the Tax Allocation Statement, unless required to do so by applicable Law.

(i)            Amendment of Income Tax Returns Related to Employee Retention Credits. No later than thirty (30) days following the Closing Date, Sellers shall deliver to Buyer amendments to the IRS Form 1120-S for the tax year ended December 31, 2023 that reflect a reduction in the wage expense deduction by the amount of the employee retention credit received for each of the tax year ended December 31, 2023. Buyer shall provide any comments to such amended Tax Returns no later than fifteen (15) days after the receipt of such amendment from Seller and Seller shall accept all comments of Buyer that are reasonable. Sellers will, promptly after filing, forward to Buyer a true, correct and complete copy of such amended Tax Returns. Sellers, jointly and severally, will be responsible for paying all fees and expenses associated with the preparation of such amended Tax Returns. Any Taxes owed by Sellers or the Company with respect to the amended Tax Returns filed by Sellers pursuant to this Section 6.7(i) shall be the sole liability of the Sellers, jointly and severally, and Buyer and the Company (after Closing) shall be fully indemnified against any such liability for such Taxes pursuant to clause (y) of the definition of Indemnified Taxes.

6.8           Access to Books and Records. Following the Initial Closing, Buyer shall permit Seller Representative and its authorized Representatives, during normal business hours and upon reasonable notice, to have reasonable access to, and examine and make copies of, tax records and financials records of the Acquired Companies solely to the extent required by Seller Representative for use with respect to (i) Tax matters and (ii) financial matters (including (A) monthly reporting for the month prior to and the month in which the Initial Closing occurs, and (B) audit matters respectively); provided, however, that: (a) Seller Representative and its authorized Representatives shall take such action as is deemed necessary in the reasonable judgment of the Acquired Companies to schedule such access and visits through designated officers of the Acquired Companies and in such a way as to avoid disrupting the normal business of the Acquired Companies; (b) the Acquired Companies shall not be required to take any action which would constitute a waiver of the attorney-client privilege or other privilege; and (c) the Acquired Companies do not need to provide Seller Representative and its authorized Representatives with any information which, in the reasonable judgment of the Acquired Companies, is under a contractual or legal obligation not to supply. Buyer agrees that it shall retain and shall cause the Acquired Companies to retain and shall provide access to, as provided in this Section 6.3, all such Tax records of the Acquired Companies for a period of five (5) years following the Initial Closing, and all such financial records for a period of one (1) year following the Initial Closing.

6.9           Directors and Officers Insurance. On or prior to the Closing Date, the Acquired Companies shall obtain a director and officer liability insurance policy, an errors and omissions policy, a cybersecurity policy and other non-occurrence based insurance policies (collectively, the “Tail Policies”) covering, as applicable, the Acquired Companies and those individuals who are or were directors, managers and officers of the Acquired Companies prior to the Initial Closing for pre-Closing periods (the “Covered Persons”), and covering the period commencing on the Closing Date and ending no earlier than the sixth (6th) anniversary of the Closing Date, which such policies shall be no less favorable to, as applicable, the Acquired Companies and such Covered Persons than such policies maintained by the Acquired Companies, as applicable, immediately prior to the Initial Closing for the benefit of the Acquired Companies and such Covered Persons. The Tail Policies shall be the Covered Persons’ sole recourse with respect to any such claims, including deductibles.

6.10         Buyer’s Covenants. Following the Initial Closing, Buyer will use commercially reasonable efforts to:

(a)            Invest One Million Six Hundred Ninety Thousand Two Hundred Ten Dollars and Sixty-One Cents ($1,690,210.61) in the Company to fund operating expenses;

(b)            In the event Buyer acquires 300 US 1 Holdings LLC and NVPB Marina Holdings, LLC in a Subsequent Closing, upon a closing of the North Palm Beach Transaction:

(i)              Buyer shall use best efforts to cause the Acquired Entities to, comply with that certain Forbearance Agreement dated as of June 10, 2025, by and among the Company, Nautical Ventures West LLC, Nautical Ventures North, LLC, Quality Power and Sail, LLC, NV Marina, LLC and Nautical Ventures Marine LLC, Moore, Garcia and BMO Bank, N.A.; and

(ii)             Buyer will deliver a convertible promissory note on substantially the same terms as the Convertible Note to Seller Representative (for further distribution to Sellers in their Agreed Share), except that such note will have a Two Million ($2,000,000) principal amount, a thirty-six (36) month term, be convertible at the option of the noteholder(s), accrue interest at six percent (6%) per annum, increasing to twelve percent (12%) per annum in the event of a default by Buyer and with a conversion price equal to 110% of Buyer’s stock price on the Business Day prior to the announcement of the Initial Closing, and Section 1.1 of such convertible note shall provide for an aggregate monthly payment of interest and principal of $10,000 per month at the time of issuance of such convertible note.

(c)            Cause the Convertible Note to be secured by a mortgage on the Acquired Company’s real property, subject to the consent and approval of the Acquired Companies’ and Buyer Parent’s and its Subsidiaries’ lienholders (including subject to such subordination agreements as they may require); provided Sellers pay all costs and expenses associated with recording such mortgage.

(d)           In the event Buyer causes the Company to enter into a written global settlement agreement with [****] and his affiliates where Buyer, the Company and its and their affiliates obtain a full and unconditional release from [****] and his affiliates, if Buyer’s and the Acquired Companies’ cost to obtain such release, after accounting for professional fees and expenses and payments to [****] and his affiliates, is less than [****], then Buyer shall cause a convertible note on substantially the same terms as the convertible note described in Section 6.10(b)(ii) to be issued to Sellers, except that the face amount of such convertible note shall equal [****], minus Buyer’s and the Acquired Companies’ cost, after accounting for professional fees and expenses, to obtain the release described in this Section 6.10(d).

6.11         Seller Release.

(a)            Effective immediately following the Effective Time and at each Subsequent Closing, each Seller, severally and not jointly, hereby knowingly, fully, unconditionally and irrevocably releases, acquits and discharges forever (on behalf of such Seller and any successors, assigns, constituent shareholders, members or partners, officers, employees, agents, heirs, executors, administrators and legal representatives of such Seller that might allege a claim through him, her or it) (collectively, the “Seller Releasors”), any and all claims, demands, proceedings, causes of action, preemptive rights, stockholder rights, agreements, debts and liabilities of whatever kind or nature, whether at law or equity, that such Seller has or may have (collectively, “Claims”) against Buyer, Parent, the Acquired Companies, the Target Entities and any successor to Buyer, Parent, or the Acquired Companies (collectively, the “Seller Releasees”), whether asserted or unasserted, known or unknown, contingent or noncontingent, or past or present, arising or resulting from or relating, directly or indirectly, to the conduct, management or operation of the business and affairs of Acquired Companies, the Target Entities or relating, directly or indirectly, from such Seller Releasor’s debt or equity transactions with an Acquired Company, in each case, occurring contemporaneously with or prior to each of the Initial Closing and Subsequent Closings, including those relating to (1) any Acquired Equity, (2) any rights or interests in any other securities of the Target Entities (including any options to acquire common shares of an Acquired Company) including a breach of fiduciary duty in connection with the approval of the this Agreement that the Seller may have against the Seller Releasees, (3) the Real Estate Assets and Liabilities and Restructuring, including the negotiation, execution, approval, delivery and performance of the Agreement for Purchase and Sale of Membership Interests dated as of June 9, 2025, whereby the Company sold its membership interests in NVFL Holdings LLC, NVFL 1440 Holdings LLC and NVPB Marina Holdings LLC to Marine Ventures LLC, and (4) any amounts owing, including principal, interest, penalties, fees, expenses and costs, to such Seller Releasor by an Acquired Company or a Target Entity as a result of Seller Releasor having invested, loaned or advanced funds to or on behalf of an Acquired Company or a Target Company at any time prior to the Initial Closing or a Subsequent Closing. Notwithstanding the foregoing, nothing in this paragraph will be deemed to constitute a release by such Seller Releasor of (a) any right of the Seller Releasor under this Agreement or any other Ancillary Document; and (b) if the Seller Releasor was or is an employee, officer or director of an Acquired Company, any (x) rights with respect to current salaries, bonuses, expenses, and other compensation that accrued prior to the Initial Closing in the ordinary course of business and are included in the Final Net Working Capital Calculation or (y) employment-related rights that may not be released as a matter of Law (collectively, “Seller Retained Rights”). Each Seller shall, and shall each cause the applicable other Seller Releasors to, (A) comply with and observe the release contained in this Section 6.11 and (B) not bring or voluntarily participate or assist in any Suit or other claim with respect to any Claims released pursuant to this Section 6.6.

(b)           Such Seller is (a) familiar with the contents of Section 1542 of the Civil Code of the State of California (and other state statutes of similar effect); and understands the implications thereof; and (b) hereby expressly waives the benefits thereof and any rights that such Seller may have thereunder. Section 1542 of the Civil Code of the State of California provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Such Seller hereby waives and relinquishes any rights and benefits that it may have under Section 1542 or any similar statute or common law principle of any jurisdiction, and acknowledges that it, he or she may hereafter discover facts in addition to or different from those now known or believed to be true with respect to the subject matter of this release, but it is such Seller’s intention to fully and finally and forever settle and release any and all Claims (other than the Seller Retained Rights) that do now exist, may exist or heretofore have existed with respect to the subject matter of this release. In furtherance of this intention, the releases contained herein shall be and remain in effect as full and complete releases (other than Seller Retained Rights) notwithstanding the discovery or existence of any such additional or different facts.

Such Seller acknowledges and agrees that it, he or she (a) has read this release and understands its terms and has been given an opportunity to ask questions of the Company’s representatives, and (b) does not rely, and has not relied, on any representation or statement not set forth in this release made by any representative of the Company or any other Person with regard to the subject matter, basis or effect of this release or otherwise.

This release is conditioned upon the consummation of the Initial Closing as contemplated in this Agreement, and shall become null and void, and shall have no effect whatsoever, without any action on the part of any Person, to the extent the Initial Closing does not occur.

6.12         Confidentiality. Each Seller, severally, by accepting the Purchase Price, acknowledges and agrees to each of the following: effective as of the Initial Closing, such Seller agrees not to disclose or use, directly or indirectly, any Confidential Information; provided, however, that the foregoing shall not prohibit any disclosure or use of Confidential Information (i) generally available to the public or which becomes generally available to the public through no fault of such Seller or (ii) that the Seller is required by applicable law to disclose, so long as the Seller uses its commercially reasonable efforts to (A) provide Buyer and the Company an opportunity to object to such disclosure, (B) give Buyer and the Company reasonable prior written notice under the circumstances and (C) if requested by Buyer or the Company, to reasonably cooperate with Buyer and the Company, at the their sole expense, to seek protective treatment of the Confidential Information prior to its disclosure by such Seller. As used herein, “Confidential Information” means confidential or proprietary information relating to the Company’s or its Subsidiaries’ products, services, techniques, formulations, strategies, pricing, customers, prospective customers, representatives, suppliers, distributors, technology, finances, employee compensation, personnel files, computer software and hardware, inventions, developments and trade secrets.

6.13         Further Assurances. Subject to the terms and conditions provided herein, at any time from and after the Initial Closing, at the request of a party hereto and without further consideration, each other party hereto shall promptly execute and deliver such further agreements, instruments, certificates and documents and perform such other actions as the requesting party may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement and any agreements, instruments, certificates and documents delivered hereby. Without limiting the foregoing, Moore shall cause his Affiliates to record the Option Agreements in the appropriate land records, at Moore’s cost and expense, within two (2) Business Days of the Initial Closing.

6.14         Exclusivity. Following the Effective Date, Sellers shall not and shall cause their Affiliates (including the Target Entities) not to, and shall use their best efforts to cause his and their respective Representatives not to, directly or indirectly, solicit, initiate, consider, facilitate, encourage or accept, or furnish to any other Person any information with respect to, any proposals from any Person (other than Buyer) relating to any acquisition or purchase of all or any of the issued membership interests or stock, as applicable, of any of the Target Entities, or all or a material portion of the properties and assets of any Target Entity (other than the North Palm Beach Transaction) or to do or seek to do any of the foregoing. Following the Effective Date, each Seller shall and shall cause his Affiliates (including the Target Entities) to, and shall use best efforts to cause his and their respective Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to any of the foregoing (other than the North Palm Beach Transaction).

6.15        QPS and NV South. Within thirty (30) days after the Initial Closing and without cost or expense to a Buyer Party (including the Acquired Companies), Sellers shall deliver to Buyer evidence that Nautical Ventures South Inc., a Florida corporation, or Quality Power and Sail LLC, a Florida limited liability company, have each been duly wound up and dissolved without liability, cost or expense to an Acquired Company.

6.16         Cancellation of Outstanding Stock Options. Sellers shall, immediately prior to the Initial Closing, terminate all outstanding stock options to purchase Company stock granted under the Company’s 2023 Equity Incentive Plan, without any payment or consideration to the holders thereof. Sellers shall take all necessary corporate actions and obtain any required approvals to effectuate such cancellation in accordance with the Company’s governing documents and applicable Laws.

6.17         Subsequent Closings. Buyer may elect to require Sellers to perform all Buyer Conditions and deliver all items identified in Section 2.8(a) upon two (2) Business Days prior written notice to acquire all or any of the Target Entities (that have not previously become Acquired Companies). Notwithstanding anything herein to the contrary, the Base Purchase Price for each such Subsequent Closing shall equal the outstanding principal and interest owed on the Owned Real Property held by the Target Entities (or the Target Entities’ Subsidiaries) being acquired in such Subsequent Closing. Buyer may elect, in its sole discretion, to apply Section 2.6 (Purchase Price Adjustment) and related provisions, mutatis mutandis, to the acquisition of Target Equity at a Subsequent Closing. The survival periods in Section 5.1 shall start at each Subsequent Closing with respect to each Target Entity acquired at the Subsequent Closing. Buyer may call as many Subsequent Closings as it desires until it has acquired all of the Target Entities or until this Agreement is terminated in accordance with Article VIII.

6.18         Sale of Real Property Prior to a Subsequent Closing. In the event that Buyer consents, in its sole discretion, to permit Sellers and a Target Entity to sell Owned Real Property, directly or indirectly, to a third party, at the closing of such sale, Sellers will wire to the Company an amount equal to the sale proceeds, after the payoff of mortgage indebtedness and satisfaction of costs, expenses, fees and documentary stamp taxes customarily payable by Seller (or the applicable Target Entity) on the closing of such transaction. The Parties agree such payment will be consideration for the Buyer entering into an agreement to terminate the Option Agreement with respect to such Owned Real Property, and Sellers waive any rights to any proceeds from such sale transaction.

6.19         Treatment of Lease Payments; Reduction of Convertible Note. Buyer and Sellers agree that any payments that the Company makes under any Lease Agreement in excess of (i) Landlord’s (as defined in the Lease Agreement) current portion of principal and interest obligation to its mortgage lender, and (ii) the cost of utilities, insurance, taxes and maintenance payable to Landlord under the Lease Agreement without markup, such amount shall be applied first to interest that Parent owes under the Convertible Note and, thereafter, to reduce principal owed on the Convertible Done, on a dollar-for-dollar basis (“Convertible Note Reduction Amount”). In the event both Sellers are holding the Convertible Note (or a portion thereof), the Convertible Note Reduction Amount will be applied to such Convertible Notes in the Agreed Share. In the event the principal amount of the Convertible Note is Zero Dollars ($0), Buyer may apply the Convertible Note Reduction Amount to any other amount that Buyer or its Affiliates owes Sellers in their respective Agreed Shares. Sellers agree to cause the applicable Landlords to provide an itemized statement at least ten (10) days before any rent, utility, insurance, tax or maintenance amount is due to Landlord, listing by line item the costs are attributable to the expenses identified in clauses (i) and (ii) of this Section 6.19, and the resulting Convertible Note Reduction Amount. Notwithstanding anything to the contrary in the Lease Agreement, Landlord’s failure to deliver such line item accounting of the rent payment amounts shall be an absolute defense to the tenant under the Lease Agreement and any Guarantor’s obligation to make payment under the Lease Agreement until such date that is ten (10) days after Landlord delivers such accounting. Buyer may audit Landlords’ books and records no more often than quarterly to confirm the Convertible Note Reduction Amount, and Sellers shall cause the Landlord to cooperate with such audit and make any resulting adjustments that arise therefrom. Sellers acknowledge that Moore is the sole direct or indirect owner of the Owned Real Property, and Sellers agree that Any Convertible Note Reduction Amount shall be deemed a payment of interest or principal, as applicable, on the Convertible Note to Seller Representative for further distribution to the Sellers in their Agreed Share. Sellers shall have no claim against Buyer, an Acquired Company or any of their Affiliates for the allocation, distribution or remittance of any Convertible Note Reduction Amount, and Sellers agree their sole recourse for any dispute arising from the Convertible Note Reduction Amount shall be against each other, and each Seller shall jointly and severally indemnify and hold harmless Buyer, the Acquired Companies and their Affiliates from any claims relating to a failure to allocate, distribute or remit any Convertible Note Reduction Amount to a Seller.

6.20         Issuances of Convertible Notes and Parent Equity. Sellers agree that at any time Buyer or Parent is required to deliver or adjust consideration payable under this Agreement or under any other Ancillary Agreement to Sellers, such delivery or adjustment shall be to the Sellers in their Agreed Shares, notwithstanding if the Agreement refers to consideration in the singular (For example, if the Agreement references issuing the Convertible Note, Buyer may issue two Convertible Notes, one to each Seller in his Agreed Share of the principal amount to be issued).

Article VII

CONDITIONS PRECEDENT

7.1           Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the a Subsequent Closing are subject to the satisfaction (or waiver by Buyer) on or prior to Closing of the following conditions precedent (the “Buyer Conditions”):

(a)            No Proceedings. No order, award or judgement has been issued by any Governmental Entity and there is no Suit by a third party (including a Governmental Entity) seeking to restrain, prohibit, enjoin, or declare illegal the transactions contemplated by the Subsequent Closing or seeking substantial damages in connection therewith, and no Suit with respect thereto is pending.

(b)            Required Consents; Governmental Approvals. The Required Consents shall have been obtained.

(c)            Performance. Sellers shall have complied in all material respects with all covenants and obligations under this Agreement required to be complied with by such Seller on or prior to the Closing Date.

(d)            Representations and Warranties. (i) The Sellers’ Fundamental Representations shall be true and correct in all respects at and as of the Closing Date as though made on the Closing Date (except for those representations and warranties that are expressly made as of a particular time or period, which representations and warranties shall be true and correct at and as of such particular time or period), and (ii) the other representations and warranties of Seller set forth in Article III shall be true and correct in all material respects at and as of the Closing Date as though made on the Closing Date (except for those representations and warranties that are expressly made as of a particular time or period, which representations and warranties shall be true and correct at and as of such particular time or period) provided that all references to “materiality” or “Material Adverse Effect,” including the words “material”, “materially”, “in any material respect”, “material adverse effect” or any similar qualification or words of similar import, shall be disregarded, provided further.

(e)            Closing Deliverables. Sellers shall have delivered (or will be ready, willing and able to deliver at Closing) to Buyer the documents and other items set forth in Section 2.8(a).

(f)            No Casualty. No Casualty Loss shall have occurred.

(g)           No Material Adverse Effect. From the date hereof, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(h)           Indebtedness and Other Liabilities. The Sellers shall provide evidence of terminations, release and discharge all Indebtedness owing from the applicable Target Entity (or Payoff Letters evidencing the same will be accomplished at Closing) in a form that is acceptable to Buyer.

7.2           Conditions to the Obligations of Seller. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of the following conditions (the “Seller Conditions”):

(a)            No Proceedings. No order, award or judgement has been issued by any Governmental Entity and there is no Suit by a Third Party (including a Governmental Entity) seeking to restrain, prohibit, enjoin, or declare illegal the Subsequent Closing or seeking substantial damages in connection therewith, and no Suit with respect thereto is pending.

(b)            Performance. Buyer shall have complied in all material respects with all covenants and obligations under this Agreement required to be complied with by it on or prior to the Closing Date.

(c)            Representations and Warranties. The Buyer’s and Parent’s representations and warranties set forth in Article IV shall be true and correct in all material respects at and as of the Closing Date as though made on the Closing Date (except for those representations and warranties that are expressly made as of a particular time or period, which representations and warranties shall be true and correct at and as of such particular time or period).

(d)            Closing Deliverables. Buyer shall have delivered (or will be ready, willing and able to deliver at Closing) to Sellers the documents and other items set forth in Section .8(b).

7.3           Frustration of Closing Conditions. All conditions to a Subsequent Closing shall be deemed to have been satisfied or waived from and after the Subsequent Closing. Neither Buyer nor Sellers may rely on the failure of any condition set forth in this Article VII to be satisfied to refuse to consummate the Transaction if such failure was caused by its failure to comply in all material respects with any provision of this Agreement.

Article VIII

TERMINATION

8.1          Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement, solely with respect to Subsequent Closings, may be terminated and the transactions contemplated by the Subsequent Closings may be abandoned at any time prior to completion of all possible Subsequent Closings as follows (for the avoidance of doubt, the Agreement shall survive as it applies to the Initial Closing):

(a)            by mutual written consent of the Buyer and the Sellers;

(b)           by either Buyer or Sellers if:

(i)             any Governmental Entity having competent jurisdiction shall have issued, enacted, promulgated, enforced or entered into any Law then in effect or issued a final nonappealable Order that restrains, enjoins or otherwise prohibits the transactions contemplated by a Subsequent Closing; provided, that the party seeking to terminate pursuant to this Section 8.1(b)(i) shall have complied with its obligations under Section 6.3; or

(ii)             the Closing Date shall not have occurred on or prior to date that is ten (10) years from the Effective Date (the “Outside Date”); provided, that no party may terminate this Agreement pursuant to this Section 8.1(b)(ii) if it is in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement and such breach causes, or results in, either (x) the failure to satisfy the conditions to the obligations of the terminating party to consummate the transactions contemplated in this Agreement set forth in Section 6.3 prior to the Outside Date or (y) the failure of all possible Subsequent Closings to have occurred prior to the Outside Date; provided, further, that neither Party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) in the event the other Party is seeking, through a Proceeding, to specifically enforce this Agreement in compliance with Section 10.16 while any such Suit is still pending or prior to any ruling in such Proceeding being fully complied with.

(iii)            by Sellers if (i) Sellers are not in material breach of the representations and warranties in Article III or Sellers covenants or other agreements contained in this Agreement and (ii) Buyer is in material breach of the representations and warranties in Article IV or its covenants or other agreements contained in this Agreement that renders or would render impossible the satisfaction of any condition to the obligations of Sellers at the Subsequent Closing, and if such breach is (A) not capable of being cured on or prior to the Outside Date, (B) if curable, is not cured prior to the earlier of (x) twenty (20) days after the giving of written notice by Sellers to Buyer and (y) the Outside Date (provided, however, if such notice is delivered within ten (10) Business Days of the Outside Date, the Outside Date shall automatically be extended to provide Purchaser a ten (10) Business Day cure period), or (C) has not been waived by Sellers or (iii) the Company is unable to maintain or replace necessary floorplan loans and/or real estate mortgages (maintaining the same or materially similar rates as those existing as of the Effective Date), provided Sellers and the Company utilize their good faith reasonable best efforts to do so, then Sellers may terminate this this Agreement with a written notice to Buyer explaining the circumstances of such inability to maintain or replace such credit facilities and the efforts Sellers and the Company applied;

(iv)            by Buyer if (i) Buyer is not in material breach of the representations and warranties in Article IV or its covenants or other agreements contained in this Agreement and (ii) Sellers are in material breach of the representations and warranties in Article III or Sellers’ covenants or other agreements contained in this Agreement that renders or would render impossible the satisfaction of any condition to the obligations of Buyer at a Subsequent Closing, and if such breach is either (A) not capable of being cured on or prior to the Outside Date, (B) if curable, is not cured prior to the earlier of (x) twenty (20) days after the giving of written notice by Buyer to Seller and (y) the Outside Date provided, however, if such notice is delivered within ten (10) Business Days of the Outside Date, the Outside Date shall automatically be extended to provide Seller a ten (10) Business Day cure period), or (C) has not been waived by Buyer, or (iii) any Casualty Loss occurs during the Interim Period; or

(v)            by Buyer, upon delivery of written notice to Sellers of Buyer’s termination of this Agreement for any reason.

8.2           Procedure Upon Termination. Subject to Section 8.4, in the event of a valid termination by Sellers or Buyer, or both, pursuant to Section 8.1, written notice of termination will be given to the other parties specifying the provision of this Agreement to which such termination is made (other than a termination pursuant to Section 8.1(a), and this Agreement and the transactions contemplated hereby will terminate, without further action by any Party.

8.3          Transaction Failure Fee.

(a)            If this Agreement is terminated by Buyer pursuant to Section 8.1(b)(iv), the Company shall deliver a termination payment equal to the fair market value of the Owned Real Property held by the Target Entities that are not Acquired Entities, if such Owned Real Property was subject to a full marketing process with a reputable broker and sold on an arms-length basis, minus the principal and current portion of the interest payable to the mortgage lenders on such Owned Real Property at the time of the hypothetical sale (the “Transaction Failure Fee”) to Buyer as compensation for Buyer’s time and expense in pursing the transactions contemplated by this Agreement. The Transaction Failure Fee shall be payable in twelve (12) equal monthly installments, with the first installment being due on the date that is three (3) Business Days after this Agreement is terminated by Buyer pursuant to Section 8.1(b)(iv). For the avoidance of doubt, payment of the Transaction Failure Fee to Buyer pursuant to this Section 8.3(a) shall not prohibit Buyer from pursuing any claims it may have for a Seller’s breach of this Agreement.

(b)           The parties expressly stipulate that the actual amount of damages resulting from such a termination would be difficult if not impossible to determine accurately because of the unique nature of this Agreement, the uncertainties of applicable markets in which the Acquired Companies operate and differences of opinion with respect to such matters, and that the liquidated damages provided for herein are a reasonable estimate by the parties of such damages under the circumstances and does not constitute a penalty.

8.4           Effect of Termination. If this Agreement is terminated in accordance with Section 8.1, this Agreement shall be of no further force and effect, except that Article VIII, and Article X shall survive any termination of this Agreement and remain in full force and effect in accordance with its terms. Notwithstanding the foregoing, no termination of this Agreement shall relieve any party of Liability for any breach by such party of this Agreement, except as otherwise set forth herein.

Article IX
SELLER REPRESENTATIVE

9.1           Seller Representative.

(a)            Appointment. Roger Moore is hereby authorized, appointed and empowered to serve as the representative of each Seller with respect to the matters contemplated by this Agreement and all Ancillary Documents with respect to any Seller, with full power of substitution. Such appointment is not as an agent but as a term of the transactions contemplated by this Agreement and all Ancillary Documents and accordingly such appointment is irrevocable by action of any Target Entity (prior to the Initial Closing) or any Seller. Each Seller, by executing this Agreement and its acceptance of the consideration hereunder, accepts and agrees to be bound by the provisions set forth in this Article IX.

(b)           Authority. Seller Representative, in its capacity as such, shall have the authority to act for and on behalf of each Target Entity (prior to the Initial Closing) and each Seller, including the full power and authority on such Person’s behalf, (i) to consummate the transactions contemplated herein, (ii) to pay such Person’s expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred before, on or after the date hereof), (iii) to make any determinations and settle any matters in connection with the adjustments contemplated by Section 2.6, (iv) to deduct and/or hold back any funds which may be payable to any Seller pursuant to the terms of this Agreement in order to pay any amount which may be payable by such Seller hereunder, (v) to act on behalf of the Sellers to receive funds and give receipt for funds on behalf of the Sellers, (vi) to defend, resolve or settle any claim with respect to this Agreement or the transactions contemplated hereby, (vii) to take all other actions which may be taken by or on behalf of such Person in connection with this Agreement or any Ancillary Document, (viii) to retain funds for reasonably anticipated expenses and liabilities, and (ix) to do each and every act and exercise any and all rights of such Person, which such Person or Persons collectively are permitted or required to do or exercise under this Agreement. Any notice to Seller Representative, delivered in the manner provided in Section 10.1, shall be deemed to be notice to any or all Target Entities (prior to the Initial Closing) and Sellers, as the case may be, for the purposes of this Agreement.

(c)            Resignation or Removal of Seller Representative. Seller Representative may be removed by the Sellers at any time upon the vote of the Persons who were the holders of a majority of the outstanding shares of Company Stock as of immediately prior to the Effective Time. Subject to the appointment and acceptance of a successor Seller Representative as provided below, Seller Representative may resign at any time thirty (30) days after giving notice thereof to the Sellers. Upon any such removal or resignation, the Sellers may appoint a successor Seller Representative by a vote of the Persons who were the holders of a majority of the outstanding shares of the Company Stock as of immediately prior to the Effective Time. If no successor Seller Representative shall have been appointed by the Sellers and accepted such appointment within twenty (20) days after the retiring Seller Representative’s giving of notice of resignation or the Sellers’ removal of Seller Representative, then the retiring or removed Seller Representative may, on behalf of the Sellers, appoint a successor. Upon the acceptance of any appointment as Seller Representative hereunder, such successor Seller Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Seller Representative, and the retiring or removed Seller Representative shall be discharged from its duties and obligations hereunder. After any retiring or receiving Seller Representative’s resignation or removal, as applicable, hereunder as Seller Representative, the provisions of Sections 9.1(d), 9.2 and 9.3 shall continue in effect for such retiring Seller Representative’s benefit in respect of any actions taken or omitted to be taken by it while it was acting as Seller Representative.

(d)            Reimbursement. Each Seller shall be liable severally, but not jointly, based on its Agreed Share for the reimbursement of any expenses (including reasonable attorneys’ fees and expenses) paid or incurred by Seller Representative in connection with the performance of its obligations as Seller Representative.

9.2           Exculpation.

(a)           The Target Entities and Sellers acknowledge and agree that Seller Representative has been engaged in his capacity as such solely as an independent contractor and that Seller Representative’s obligations are contractual in nature only as expressly set forth in this Agreement (and subject to all limitations contained herein). Accordingly, the Target Entities and Sellers disclaim any intention to impose any duties (including any fiduciary duty) by virtue of the engagement of Seller Representative contemplated by this Agreement. To the extent that, at law or in equity, Seller Representative in its capacity as such has any duty (including any fiduciary duty) to any Target Entity or Seller, all such duties are hereby eliminated, and each of the Target Entities and Sellers hereby waives such duties (including any fiduciary duties), to the fullest extent permitted by Law. Seller Representative shall not incur any liability to any other Person in any way relating to or arising out of its appointment hereunder, the performance of its duties hereunder or any of its omissions or actions with respect thereto, including by virtue of the failure or refusal of Seller Representative for any reason to consummate the transactions contemplated hereby, in each case, except to the extent finally determined by a court of competent jurisdiction (not subject to further appeal) to have resulted directly and exclusively from Seller Representative’s fraud or willful misconduct.

(b)           Seller Representative shall have no obligations to make any payments, including on behalf of any Seller or any other Person, other than the distributions of the consideration for the transactions contemplated by this Agreement actually received by Seller Representative, if any, in accordance with the terms hereof.

9.3           Indemnification. Each Seller shall severally, but not jointly, based on its Agreed Share, indemnify and hold harmless, Seller Representative from any and all losses, liabilities and expenses (including the reasonable fees and expenses of counsel) arising out of or in connection with Seller Representative’s execution and performance (solely in its capacity as Seller Representative) of this Agreement and the Ancillary Documents, except to the extent finally determined by a court of competent jurisdiction (not subject to further appeal) to have resulted directly and exclusively from Seller Representative’s fraud or willful misconduct. This indemnification will survive the termination of this Agreement or the consummation of the Initial Closing and any Subsequent Closing, as applicable, indefinitely. In no event shall the Buyer or any Target Entity be liable to or obligated to indemnify the Seller Representative for any such loss, liability or expense.

9.4           Reliance by Buyer. Buyer shall be fully protected in dealing with, and entitled to rely upon any action taken and any agreements or amendments entered into by, Seller Representative in its capacity as such as being authorized by each Seller, and shall have no Liability or obligation to any Seller as a result of any action taken or omitted by Buyer based on such reliance. Furthermore, Buyer shall not be liable for any misrepresentation or misconduct by the Seller Representative. Any payment by Buyer to Seller Representative on behalf of the Sellers to the extent authorized under this Agreement shall be considered a payment by Buyer to the Sellers.

Article X
MISCELLANEOUS

10.1         Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by electronic mail (provided, that no “bounceback” or error message is received by the sender), if sent prior to 5:00 p.m. Eastern time, or if sent later, then on the next Business Day, or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Buyer, Parent or the Company (after the Initial Closing), to:

c/o Vision Marine Technologies Inc.

730 Boulevard du Curé-Boivin

Boisbriand, Quebec J7G 2A7, Canada
Attention:     Alexandre Mongeon and Raffi Sossoyan

E-mail:           am@v-mti.com and rs@v-mti.com

With a required copy (which shall not constitute notice) to:

Blank Rome LLP
One Logan Square

130 North 18th Street
Philadelphia, PA 19103
Attention:     Brad Shiffman and Nathan Brill

E-mail:            Brad.Shiffman@blankrome.com and Nathan.Brill@blankrome.com

If to the Sellers, to:

Nautical Ventures Group, Inc.

1400 S. Federal Highway

Fort Lauderdale, FL 33316.

Attention: Roger Moore
Email: 007@nauticalventures.com

with a copy (which shall not constitute notice) to:

Law Office of James G. Dodrill II, P.A.

5800 Hamilton Way

Boca Raton, FL 33496

Attention: James Dodrill

Email: jim@jimdodrill.com

If to Seller Representative, to:

Roger Moore

1400 S. Federal Highway

Fort Lauderdale, FL 33316.

Email: 007@nauticalventures.com

with a copy (which shall not constitute notice) to:

Law Office of James G. Dodrill II, P.A.

5800 Hamilton Way

Boca Raton, FL 33496

Attention: James Dodrill

Email: jim@jimdodrill.com

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).

10.2         Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, by Buyer and Seller Representative. No failure or delay by any party hereto in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.3         Expenses. Except as otherwise provided in this Agreement, each party hereto shall bear its own costs and expenses in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated.

10.4         Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto; provided that, without such consent, Buyer may assign its rights under this Agreement to its lenders providing financing in connection with the transactions contemplated hereby for collateral security purposes, but in each case, no such transfer or assignment will relieve Buyer of any of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

10.5         Governing Law. This Agreement, the Ancillary Documents, any Schedules hereto and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate hereto or thereto, or the negotiation, execution or performance of hereof or thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal Laws of the State of New York, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

10.6         Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. Any Suit, action or other proceeding arising out of or relating to this Agreement, any Ancillary Document or any transaction contemplated hereby or thereby shall be brought exclusively in the United States District Court for the Southern District of New York, or, only to the extent such court does not have subject matter jurisdiction over such Suit, the Supreme Court of New York (Civil Term) located at 60 Centre Street, New York, New York, and in each of the appellate courts having jurisdiction of appeals in such courts (collectively, the “Specified Courts”), and each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the Specified Courts for itself and with respect to its property, generally and unconditionally for the purpose of any such Suit. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any Suit arising out of or relating to this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby in the Specified Courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any Specified Court that any such Suit brought in any Specified Court has been brought in an inconvenient forum. The aforementioned choice of venue is intended by the parties hereto to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties hereto with respect to or arising out of this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby in any jurisdiction other than those specified in this Section 10.6. A final judgment in any such Suit may be enforced in other jurisdictions by Suit on the judgment or in any other manner provided by Law. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any such Suit. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY Suit, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, any Ancillary Document, THE TRANSACTIONS CONTEMPLATED HEREBY or thereby OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF or thereof. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH SUIT OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER SUIT OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

10.7         Counterparts. This Agreement may be executed in counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The parties hereto agree that the delivery of this Agreement, the Ancillary Documents and any other agreements and documents executed and delivered concurrently with the execution and delivery of this Agreement or executed and delivered at the Initial Closing or any Subsequent Closing, may be effected by means of an exchange of electronic mail or other electronic delivery (including DocuSign).

10.8         No Third Party Beneficiaries. Other than Article V, Sections 6.9, 6.11, 10.6, and 10.15, which are intended to benefit and may also be enforced directly by the Covered Persons, the Buyer Parties, the Seller Releasees and the Nonparty Affiliates, as applicable, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

10.9         Entire Agreement. This Agreement, the Ancillary Documents, and any Schedules hereto and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto and thereto with respect to the transactions contemplated by this Agreement. All Schedules, including any Disclosure Schedules, referred to herein are intended to be and hereby are specifically made a part of this Agreement and incorporated by reference herein. Any and all previous agreements and understandings between or among the parties hereto regarding the subject matter of this Agreement, the Ancillary Documents and any Schedules hereto, whether written or oral, are superseded by this Agreement, the Ancillary Documents and the Schedules hereto.

10.10       Disclosure Schedules. Any item disclosed in any particular part of the Schedules will be subject to the following terms and conditions: (a) no disclosure of any matter contained in any Schedule will create an implication that such matter meets any standard of materiality and (b) headings and introductory language have been inserted on the sections of the Schedules for convenience of reference only and will to no extent have the effect of amending or changing the express description of the sections as set forth in this Agreement.

10.11       Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

10.12       Remedies. The parties hereto agree that irreparable damage would occur (for which monetary relief, even if available, would not be an adequate remedy) in the event that any of the provisions of this Agreement were not performed by any party hereto, as applicable, in accordance with their specific terms or were otherwise breached by any party hereto, as applicable. It is accordingly agreed that (i) the parties hereto shall be entitled to an injunction or injunctions, specific performance, or other equitable relief to prevent breaches of this Agreement by any party hereto, as applicable, and to enforce specifically the terms and provisions hereof against each party hereto, as applicable, without proof of Damages or otherwise, this being in addition to any other remedy to which the parties hereto are entitled at law or in equity and (ii) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties hereto would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and agree not to assert that a remedy of monetary Damages would provide an adequate remedy or that the parties hereto otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and/or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.12 shall not be required to provide any bond or other security in connection with any such Order or injunction.

10.13       Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.14       Interpretation. Unless the context indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The term “person” shall be construed broadly to include any individual, any type of business entity (including a corporation, joint-stock company, partnership, limited liability company, joint venture, association or unincorporated association), any other type of legal entity (including a trust), or any other entity or organization, including any Governmental Authority. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation” or “but not limited to.” The phrase “ordinary course of business” shall be construed as if followed by the words “consistent with past practices.” The terms “herein,” “hereunder,” “hereby,” “herewith” and “hereof” and words of like import, unless otherwise stated, refer to this entire Agreement as a whole (including any schedules and exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, Schedules and Exhibit references are to the Articles, Sections, Schedules and Exhibits of this Agreement unless otherwise specified. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The words describing the singular number will include the plural and vice versa. The phrase “made available” in this Agreement will mean that the information referred to has been posted to an electronic data room that is accessible by the party to whom such information has been “made available” or a representative thereof or such information has been emailed or otherwise sent to such party or representative, in each case, no later than 5:00 p.m.  Eastern time on the day immediately preceding the date of this Agreement. If the date on which any payment is required to be made, any action is required to be taken or any notice is required to be given is not a Business Day, such payment, action or notice shall be payable or due on the next succeeding Business Day (and no interest shall accrue on the amount of any such payment from and after such scheduled date to the time of such payment on the next succeeding Business Day). All references to “dollars” or “$” will be deemed references to the lawful money of the United States of America. All accounting terms used and not defined herein have the respective meanings given to them under GAAP. The word “or” shall not be exclusive (i.e., “or” means “and/or”). Unless the context otherwise requires, references herein to a statute or Law means such statute or Law as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

10.15       Non-Recourse. Except with respect to the named parties to this Agreement, no past, present or future incorporator, organizer, manager, member, partner, shareholder, director, officer, employee, Representative, agent, Affiliate or attorney of Buyer shall have any Liability for any obligations or liabilities of Buyer under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereunder. The provisions of this Section 10.15 are intended to be for the benefit of, and enforceable by, any incorporator, organizer, manager, member, partner, shareholder, director, officer, employee, Representative, agent, Affiliate or attorney of Buyer (“Nonparty Affiliates”), and each such Nonparty Affiliate shall be a third party beneficiary of this Agreement.

10.16       Specific Enforcement. Each party to this Agreement acknowledges and agrees that the subject matter of this Agreement is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the monetary remedies at law would not be adequate to compensate any party. Accordingly, each party to this Agreement agrees that the other parties will be entitled to an injunction or injunctions or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement (including to enforce the obligations of the Parties to consummate the transactions contemplated hereby pursuant to this Agreement) in addition to any other remedy to which they may be entitled (without any requirement that any Party provide any bond or other security). Each party waives any defense that a remedy at Law is adequate and any requirement to post bond or provide similar security in connection with any Suit instituted for injunctive relief or specific performance of this Agreement.

10.17       Full Understanding. Each of the parties hereto hereby acknowledges and confirms that each such party has read and understands the entirety of this Agreement, including the representations and warranties, covenants and indemnification obligations contained herein. The parties hereto negotiated this Agreement at arm’s-length, jointly participated in drafting it, and received advice from independent legal counsel before they signed it. Accordingly, any court or other Governmental Entity or arbitrator construing or interpreting this Agreement will do so as if the parties hereto jointly drafted it and will not apply any presumption, rule of construction, or burden of proof favoring or disfavoring a party because that party (or any of its Representatives) drafted any part of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

PARENT:

VISION MARINE TECHNOLOGIES INC.

By:	Raffi Sossoyan
Name: Raffi Sossoyan
Title: Chief Financial Officer

BUYER:

NVG HOLDINGS INC.

By:	/s/ Raffi Sossoyan
Name: Raffi Sossoyan
Title: Treasurer and Secretary

SELLERS:

/s/ Roger Moore
Roger Moore

/s/ Jeff Garcia
Jeff Garcia

SELLER REPRESENTATIVE:

/s/ Roger Moore
Roger Moore

[Signature Page to Equity Purchase Agreement]

EXHIBIT A

NEITHER THIS NOTE, NOR ANY SECURITY ISSUABLE UPON CONVERSION HEREOF, HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS. NO INTEREST IN THIS NOTE MAY BE OFFERED OR SOLD WITHOUT AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO OR AN OPINION OF COUNSEL IN FORM REASONABLY SATISFACTORY TO THE COMPANY (AS DEFINED BELOW) THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

VISION MARINE TECHNOLOGIES INC.

CONVERTIBLE PROMISSORY NOTE

$4,000,000	As of [ ], 2025

VISION MARINE TECHNOLOGIES INC., a corporation incorporated under the laws of the Provence of Quebec, Canada (together with its successors, the “Company”), for value received, hereby promises to pay to [•] or registered assigns (the “Holder”), the principal sum of Four Million ($4,000,000), plus all accrued interest at the interest rate set forth in Section 1.1, on the earlier to occur of [•], 20271 (the “Maturity Date”) or the earlier of the conversion of this Convertible Promissory Note (this “Note”) in accordance with Section 3 and the acceleration of this Note in accordance with Section 5.2 . This Note has been issued pursuant to the Equity Partner Agreement dated as of [•], 2025 (the “Purchase Agreement”) by and among the Company, NVG Holdings Inc., Roger Moore, individually and as representative of the Sellers, Roger Moore and Jeff Garcia. The Purchase Agreement provides for a reduction of the principal amount of this Note under certain circumstances. ACCORDINGLY, THE PRINCIPAL AMOUNT OF THIS NOTE MAY BE LESS THAN THE AMOUNT STATED HEREIN.

1.            Interest and Payment

1.1           The outstanding principal amount of this Note shall accrue interest from the date hereof until such principal amount is paid in full at the rate of six percent (6.0%) per annum, in arrears, monthly on [•] in each month, commencing on [July] [•], 2025; provided that upon the occurrence and during the continuation of an Event of Default (as defined in Section 5), such rate shall be twelve percent (12%) per annum. Interest shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 365 days. The Company shall make aggregate monthly payments of interest and principal of $20,000 per month, to the extent that the monthly interest payment due for such month is less than $20,000, the excess amount shall reduce the principal amount of this Note.2

1.2           Payments of principal and interest shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts to the Holder hereof at its address shown in the register maintained by the Company pursuant to Section 2.1.

1 The date that is 24 months following the closing of the Acquisition.

2 This amount will be prorated to the extent multiple notes are issued or the Note is reissued in multiple notes.

1.3           (a)  The Company shall pay all amounts payable with respect to this Note (without any presentment of this Note) by crediting, by federal funds bank wire transfer, the account of the Holder in any bank in the United States of America as may be designated in writing by the Holder to the Company or to such address in the United States of America as may be designated in writing by the Holder to the Company (and as to which the Company may conclusively rely). In the absence of such written direction, all amounts payable with respect to this Note shall be paid by check mailed and addressed to the Holder at its address shown in the register maintained by the Company pursuant to Section 2.1.

(b)           All payments received on account of this Note shall be applied first to the payment of accrued and unpaid interest on this Note and then to the reduction of the unpaid principal amount of this Note. In case the entire principal amount of this Note is paid or this Note is converted into Conversion Shares pursuant to Section 3, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

1.4           (a)  If any payment due on account of this Note shall fall due on a day other than a Business Day, then such payment shall be made on the first Business Day following such day. If any payment to be made by the Company shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest. For purposes of this Note, “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Quebec, Canada are authorized or required by law to remain closed.

(b)           All payments on account of this Note shall be made to the Holder not later than 1:00 p.m. Eastern time (daylight or standard, as applicable) on the date specified herein. Any such payments received by the Holder after 1:00 p.m. Eastern time (daylight or standard, as applicable) shall be deemed received on the next and any applicable interest shall continue to accrue. .

1.5           The Company may not prepay this Note in whole or in part without the Holder’s prior written consent.

2.             Registration; Exercise; Substitution

2.1           The Company will keep at its principal executive office a register for the registration and transfer of this Note. The name and address of the Holder of this Note, each transfer hereof made in accordance with Section 2.2(a) and the name and address of each transferee of this Note shall be recorded in such register. The person in whose name this Note shall be registered shall be deemed and treated as the owner and holder thereof, and the Company shall not be affected by any notice or knowledge to the contrary, other than in accordance with Section 2.2(a)

2.2           (a)  Upon surrender of this Note at the principal executive office of the Company, duly endorsed or accompanied by a written instrument of transfer duly executed by the Holder or the Holder’s attorney duly authorized in writing, the Company will execute and deliver, at the Company’s expense (except as provided in Section 2.2(c)), a new note (or notes) in exchange for this Note, in an aggregate principal amount equal to the unpaid principal amount of this Note. Subject to Section 2.2(b), the new note(s) shall be registered in such name(s) as the Holder may request. Each such new note shall be dated the date of issuance thereof and the holder of such new note shall be entitled to be receive the unpaid interest, if any, on this Note.

(b)           This Note has been acquired for investment and has not been registered under the securities laws of the United States of America or any state thereof. Accordingly, notwithstanding Section 2.2(a), neither this Note nor any interest thereon may be offered for sale, sold or transferred in the absence of (i) registration and qualification of this Note under applicable federal and state securities laws or (ii) an opinion of counsel reasonably satisfactory to the Company that such registration and qualification are not required. This Note shall not be transferred in denominations of less than $1,000 and integral multiples thereof, provided that the Holder may transfer this Note as an entirety regardless of the principal amount thereof.

2.3           Upon receipt by the Company from the Holder of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (which evidence shall be, if the Holder is the payee or an institutional investor, notice from the payee or such institutional investor of such loss, theft, destruction or mutilation), and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company; provided, however, that if the Holder is the payee or an institutional investor, the unsecured agreement of indemnity of the payee or such institutional investor shall be deemed to be satisfactory; or (b) in the case of mutilation, upon surrender and cancellation thereof; the Company at its own expense will execute and deliver, in lieu thereof, a replacement Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note, if no interest shall have been paid thereon.

2.4           The Company will pay taxes (if any) due (but not, in any event, income taxes of the Holder) in connection with and as the result of the initial issuance of this Note and in connection with any modification, waiver or amendment of this Note and shall save the Holder harmless, without limitation as to time, against any and all liabilities with respect to all such taxes

3.             Conversion

3.1           At any time following, and subject to approval of the Nasdaq Stock Market Inc. to permit the conversion of this Note without resulting in delisting or requalification of the Company’s common stock for Nasdaq, the Holder may convert the outstanding principal amount of this Note, and accrued and unpaid interest thereon (or a portion of such outstanding principal amount as provided in Section 3.3) into fully paid and nonassessable common shares, without par value of the Company (the “Conversion Shares”) at the Conversion Price then in effect. The number of Common Shares issuable upon conversion of this Note Conversion Shares shall be determined by dividing the principal amount (and accrued and unpaid interest, if any) to be converted by the conversion price in effect on the Conversion Date, defined below (the “Conversion Price”). The initial Conversion Price is $[ ][110% of the closing price of the Common Shares on the day immediately preceding the closing of the acquisition completed by that certain Equity Purchase Agreement, dated on or about the date hereof, by and among the Holder, as a seller, the other parties from time to time party thereto as sellers, the Company, as a purchaser, and certain affiliates of the Company as purchasers (the “Purchase Agreement”) and is subject to adjustment as provided in this Section 3].

The provisions of this Note that apply to conversion of the outstanding principal amount of this Note pursuant to this Section 3 and accrued and unpaid interest thereon also apply to a partial conversion of this Note. The Holder is not entitled to any rights of a holder of Conversion Shares until the Holder has converted this Note (or a portion thereof) into Conversion Shares, and only to the extent that this Note is deemed to have been converted into Conversion Shares under this Section 3.

3.2           To convert all or a portion of this Note, the Holder must (a) complete and sign a notice of election to convert substantially in the form annexed hereto (each, a “Conversion Notice”), (b) surrender the Note to the Company, (c) furnish appropriate endorsements or transfer documents if required by the Company and (d) pay any transfer or similar tax, if required. The date on which the Holder satisfies all of such requirements is the conversion date (the “Conversion Date”). As soon as practicable, and in any event within three (3) Business Days, after the Conversion Date, the Company will instruct the transfer agent for its Common Shares to credit to the Holder’s account at the transfer agent3 the number of whole Conversion Shares issuable upon such conversion. The person in whose name the certificate Conversion Shares are to be registered shall become the shareholder of record on the Conversion Date and, as of the Conversion Date, the rights of the Holder under this Note shall cease as to the portion thereof so converted; provided, however, that no surrender of this Note on any date when the stock transfer books of the Company shall be closed shall be effective to constitute the person entitled to receive the Conversion Shares upon such conversion as the shareholder of record of such Conversion Shares on such date, but such surrender shall be effective to constitute the person entitled to receive such Conversion Shares as the shareholder of record thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open; provided further that such conversion shall be at the Conversion Price in effect on the date that this Note shall have been surrendered for conversion, as if the stock transfer books of the Company had not been closed.

3.3           In the case of a partial conversion of this Note, upon such conversion, the Company shall execute and deliver to the Holder, at the expense of the Company, a new note in an aggregate principal amount equal to the unconverted portion of the principal amount. This Note may be converted in part in a principal amount equal to $1,000 or an integral multiple thereof, unless the Company consents to conversion of another principal amount or unless the outstanding principal amount of this Note is less than $1,000, in which case, only such outstanding principal amount and accrued and unpaid interest thereon is convertible into Conversion Shares.

3.4           No fractional Conversion Shares shall be issued upon conversion of this Note. Instead of any fractional Conversion Share which would otherwise be issuable upon conversion of this Note, the Company shall calculate and pay a cash adjustment in respect of such fraction (calculated to the nearest 1/100th of a share) in an amount equal to the same fraction of the Conversion Price at the close of business on the Conversion Date.

3 Confirm with transfer agent

3.5           (a)  In case the Company shall pay or make a dividend or other distribution to all holders of its Common Shares in Common Shares, the Conversion Price in effect at the opening of business on the Business Day next following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction, of which the numerator shall be the number of Common Shares outstanding at the close of business on the date fixed for such determination, and the denominator shall be the sum of the numerator and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the Business Day next following the date fixed for such determination. For the purposes of this Section 3.5(a), the number of Common Shares at any time outstanding shall not include Common Shares held in the treasury of the Company. The Company will not pay any dividend or make any distribution on Common Shares held in the treasury of the Company.

(b)           In the event that the Company shall at any time prior to the conversion in full of the Note declare a dividend (other than a dividend consisting solely of Common Shares or a cash dividend or distribution payable out of current or retained earnings) or otherwise distribute to its holders of Common Shares any monies, assets, property, rights, evidences of indebtedness, securities (other than Common Shares), whether issued by the Company or by another person or entity, or any other thing of value, the Holder or Holders of the Note to the extent of the unconverted portion thereof shall thereafter be entitled, in addition to the Common Shares or other securities receivable upon the conversion thereof, to receive, upon conversion of such unconverted portion of the Note, the same monies, property, assets, rights, evidences of indebtedness, securities or any other thing of value that they would have been entitled to receive at the time of such dividend or distribution. At the time of any such dividend or distribution, the Company shall make appropriate reserves to ensure the timely performance of the provisions of this Subsection.

(c)            In case the outstanding Common Shares shall be subdivided into a greater number of Common Shares, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case the outstanding Common Shares shall each be combined into a smaller number of Common Shares (through a reverse split of the Common Shares or otherwise), the Conversion Price in effect at the opening of business on the Business Day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the Business Day following the day upon which such subdivision or combination becomes effective.

(d)           In case the Company shall fail to take a record of the holders of its Common Shares for the purpose of entitling them to receive a dividend or other distribution payable in Common Shares, then such record date shall be deemed to be the date of the issue of the Common Shares deemed to have been issued as a result of the declaration of such dividend or other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

3.6           This outstanding principal amount of this Note shall automatically convert into the number of Common Shares determined by dividing the outstanding principal amount by the Conversion Price on the Conversion Date.

3.7           Notice of Certain Events.

(a)            In the event that: (i) the Company takes any action which would require an adjustment in the Conversion Price; (ii) the Company takes any action described in Section 3.8(a), (b) or (c); or (iii) there is a dissolution or liquidation of the Company; the Holder shall have the option to convert this Note into shares of Conversion Shares prior to the record date for or the effective date of the transaction. Therefore, the Company shall give notice to the Holder, in accordance with the provisions of Section 7.1, stating the proposed record or effective date, as the case may be, which notice shall be given, in the case of clauses (i) and (iii) of this paragraph, simultaneously with notice of such transaction given to holders of Common Shares and, in the case of clause (ii) of this paragraph, as provided in Section 3.8. Failure to give such notice or any defect therein shall not affect the validity of any transaction referred to in clause (i), (ii) or (iii) of this Section.

(b)           Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to the Holder a statement, signed by its chief financial officer, setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of the Holder, furnish or cause to be furnished to the Holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Conversion Price at the time in effect, and (iii) the number of Common Shares and the amount, if any, of other property which at the time would be received upon the Conversion of the portion of this Note specified in such request.

3.8           If any of the following shall occur:

(a)            any reclassification or change of outstanding Common Shares issuable upon conversion of this Note (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination);

(b)           any consolidation or merger to which the Company is a party, other than a merger in which the Company is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination) in, outstanding Common Shares; or

(c)            any sale or conveyance of all or substantially all of the property or business of the Company and its subsidiaries as an entirety;

then the Company, or such successor or purchasing corporation, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation, merger, sale or conveyance, execute and deliver to the Holder, an agreement in form satisfactory to the Holder providing that the Holder shall have the right to convert this Note into the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of Common Shares deliverable upon conversion of this Note immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Such agreement shall provide for adjustments of the Conversion Price which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Price provided for in this Section 3. If, in the case of any such consolidation, merger, sale or conveyance, the stock or other securities and property (including cash) receivable thereupon by a holder of Common Shares includes shares of stock or other securities and property of a corporation other than the successor or purchasing corporation, as the case may be, in such consolidation, merger, sale or conveyance, then such agreement shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the Holder as the Board of Directors shall reasonably consider necessary by reason of the foregoing. The provisions of this Section 3.7 shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales or conveyances.

3.9           Beneficial Ownership Limitation of Conversion. The Company shall not effect the conversion of any portion of this Note, and the Holder shall not have the right to convert any portion of this Note pursuant to the terms and conditions of this Note and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, the Holder together with the other Attribution Parties collectively would beneficially own in excess of [•]4% (the “Maximum Percentage”) of the Common Shares outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of Common Shares beneficially owned by the Holder and the other Attribution Parties shall include the number of Common Shares held by the Holder and all other Attribution Parties plus the number of Common Shares issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude Common Shares which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 3.9. For purposes of this Section 3.9, beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act. For purposes of determining the number of outstanding Common Shares the Holder may acquire upon the conversion of this Note without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding Common Shares as reflected in (x) the Company’s most recent Annual Report on Form F-1 or10-K, Quarterly Report on Form 10-Q, Current Report on Form 6-K or 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of Common Shares outstanding (the “Reported Outstanding Share Number”). If the Company receives a Conversion Notice from the Holder at a time when the actual number of outstanding Common Shares is less than the Reported Outstanding Share Number, the Company shall notify the Holder in writing of the number of Common Shares then outstanding and, to the extent that such Conversion Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 3.9, to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Common Shares to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to the Holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of Common Shares to the Holder upon conversion of this Note results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding Common Shares (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. For purposes of clarity, the Common Shares issuable pursuant to the terms of this Note in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to convert this Note pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3.9 to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 3.9 or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Note.

4 The Holder’s percentage of the consideration received by all sellers under the purchase agreement multiplied by 19.9%.

(a)            “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(b)            “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(c)            “Attribution Parties” means, collectively, the following Persons and entities: (i) any direct or indirect Affiliates of the Holder or any of the foregoing, (ii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iii) any other Persons whose beneficial ownership of the Company’s Common Shares would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(d)            “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(e)            “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

4.             Affirmative Covenants

The Company covenants that on and after the Issue Date and so long as any portion of this Note shall be outstanding:

4.1           The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized and unissued Common Shares, solely for the purpose of effecting the conversion of this Note, the full number of Conversion Shares then issuable upon the conversion in full of this Note.

4.2           The Company will:

(a)            maintain its property that is reasonably necessary in the conduct of its business as it is currently being conducted in good working order and condition, ordinary wear and tear, obsolescence and insured casualty losses excepted;

(b)           do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, corporate rights (charter and statutory) and corporate franchises; and

(c)            following receipt by the Company of a written request from the Holder, at the sole cost and expense of the Holder, do each of the following, all of which shall be in form, scope and substance satisfactory to the Company:

(i)              grant in favor of the Holder a security interest in, and lien upon, the “Owned Real Property” as defined in, and acquired by the Company or the Company’s affiliates from the Holder or any affiliate of the Holder (collectively, the “Purchased Real Property”) pursuant to, the Purchase Agreement requested by the Holder in such written request (the “Grant”);

(ii)             execute and deliver to the Holder such mortgages, security agreements, instruments, agreements and other documents (collectively, the “Mortgage Documents”) to effectuate the Grant in the applicable Purchased Real Property and authorize the Holder or the Holder’s designee to file or cause to be filed, at the Holder’s sole cost and expense, such Mortgage Documents with the appropriate jurisdictions and offices to perfect the Holder’s security interest in and lien upon such Purchased Real Property; and

(iii)            if Mortgage Documents have been executed and delivered to the Holder with respect to any Purchased Real Property, upon the sale or other disposition by the Company or its affiliates of such Purchased Real Property, repay the obligations under this Note in an amount equal to the Net Cash Equity Proceeds of such sale or other disposition within ten (10) days of the Company’s or such affiliate’s receipt thereof. As used herein, the “Net Cash Equity Proceeds” of a sale or other disposition of any Purchased Real Property means the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of the Company or an affiliate of the Company in connection therewith after deducting therefrom (i) the amount of any indebtedness secured by security interests or liens on such Purchased Real Property which are senior to, or pari passu with, any security interest or lien on such Purchased Real Property granted in favor of the Holder as of the time of such sale or other disposition and are required to be paid as the result of such sale or other disposition, (ii) fees, commissions, and expenses related to such sale or other disposition and required to be paid by the Company or such affiliate in connection therewith, (iii) taxes paid or payable to any taxing authorities by the Company or such affiliate in connection with such sale or other disposition, (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such Purchased Real Property, (B) for any liabilities associated with such sale or other disposition and (C) for the payment of unassumed liabilities relating to the sale or other disposition of such Purchased Real Property at the time of, or within thirty (30) days after, the date of such sale or other disposition, and (v) documented expenditures incurred by the Company or such affiliate in the ordinary course of business in connection with the improvement of or addition to such Purchased Real Property, as reasonably required to facilitate the sale of such Purchased Real Property.

Notwithstanding anything contained in this Section 4.2(c) to the contrary, the Company (a) shall be permitted from time to time to (i) refinance any outstanding indebtedness secured by a security interest in or lien upon any Purchased Real Property and (ii) to grant a security interest in or lien upon any Purchased Real Property that is unencumbered on the date hereof and, in each case, such security interests and liens shall be senior to the security interest and lien of the Holder on such Purchased Real Property and (b) shall not be required to provide the Grant or execute and deliver Mortgage Documents with respect to any Purchased Real Property subject to a security interest or lien if (i) after using commercially reasonable efforts to obtain the consent, if any, of the holder of such security interest or lien, such holder refuses to provide such consent or (ii) such holder conditions such consent on the execution and delivery by the Holder of agreements or other documents, including any subordination or similar agreements, that the Holder fails to execute and deliver.

5.            Events of Default

5.1           An “Event of Default” exists at any time if any of the following occurs (whether such occurrence shall be voluntary or come about or be effected by operation of law or otherwise):

(a)           The Company defaults in the payment of the principal of this Note when due and such default continues for a period of ten (10) days after the date such payment was due or defaults in the payment of any accrued interest on this Note when due and such default continues for a period of thirty (30) days after the date such interest became due;

(b)           The Company defaults in the performance or observance of any of the covenants contained in this Note and such default remains uncured for more than thirty (30) days;

(c)            (i) The Company fails to pay when due and within any applicable period of grace, any principal of, premium, if any, or interest in respect of any indebtedness for borrowed money of the Company in the aggregate principal amount of $5,000,000; or (ii) any event shall occur or any condition shall exist in respect of such indebtedness, or under any agreement securing or relating to such indebtedness, and in either case, as a result thereof: (A) the maturity of such indebtedness, or a material portion thereof, is accelerated, or (B) any one or more of the holders thereof or a trustee therefor is permitted to require the Company to repurchase such indebtedness from the holders thereof, and any such trustee or holder exercises such option;;

(d)           a receiver, liquidator, custodian or trustee of the Company or of all or any substantial part of the property of the Company is appointed by court order and such order remains in effect for more than 90 days; or an order for relief is entered with respect to the Company, or the Company is adjudicated a bankrupt or insolvent; or all or any substantial part of the property of the Company is sequestered by court order and such order remains in effect for more than 30 days; or an involuntary case or proceeding is commenced against the under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within 60 days after such filing;

(e)           The Company: (i) commences a voluntary case or proceeding or seeks relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law; or (ii) makes an assignment for the benefit of creditors, or admits in writing its inability or fails, to pay its debts generally as they become due, or consents to the appointment of a receiver, liquidator or trustee of the Company or of all or a substantial part of its property; or

(f)            The validity or enforceability of this Note shall be contested by the Company or the Company shall deny that the Company has any further liability or obligation under this Note.

5.2           Default Remedies

(a)            If any Event of Default specified in Section 5.1(d) or (e) shall exists, the principal amount of this Note at the time outstanding, together with interest accrued and unpaid thereon, shall automatically immediately become due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

(b)           During the continuance of an Event of Default, other than those specified in Sections 5.1(d) and (e), the Holder may, at the Holder’s option, by notice in writing to the Company, declare the principal amount of this Note at the time outstanding, and accrued and unpaid interest thereon, to be, and the same shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Company shall forthwith pay to the Holder such principal and interest.

(c)            During the continuance of an Event or Default and irrespective of whether this Note shall become due and payable pursuant to Section 5.2(a) or (b) and irrespective of whether the Holder shall otherwise have pursued or be pursuing any other rights or remedies, the Holder may proceed to protect and enforce its rights under this Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any agreement contained herein or in aid of the exercise of any power granted herein.

(d)           No course of dealing on the part of the Holder nor any delay or failure on the part of the Holder to exercise any right shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers and remedies. All rights and remedies of the Holder hereunder and under applicable law are cumulative to, and not exclusive of, any other rights or remedies the Holder would otherwise have.

6.             Interpretation of this Note

6.1           Where any provision herein refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, including actions taken by or on behalf of any partnership in which such person is a general partner.

6.2           (a)           The titles of the Sections of this Note appear as a matter of convenience only, do not constitute a part hereof and shall not affect the construction hereof. The words “herein,” “hereof,” “hereunder” and “hereto” refer to this Note as a whole and not to any particular Section or other subdivision. References to Annexes and Sections are, unless otherwise specified, references to Sections of this Note. References to Annexes and Schedules are, unless otherwise specified, references to Schedules attached to this Note.

(b)           Each covenant contained herein shall be construed (absent an express contrary provision herein) as being independent of each other covenant contained herein, and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with one or more other covenants.

6.3           THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CHOICE OF LAW RULES WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. IN ADDITION, THE PARTIES HERETO SELECT, TO THE EXTENT THEY MAY LAWFULLY DO SO, THE INTERNAL LAWS OF THE STATE OF NEW YORK AS THE APPLICABLE INTEREST LAW.

7.             Miscellaneous

7.1            All communications under this Note shall be in writing and shall be delivered either by nationwide overnight courier or by facsimile transmission (confirmed by delivery by nationwide overnight courier sent on the day of the sending of such facsimile transmission). Communications to the Company shall be addressed as set forth on Annex 1, or at such other address of which the Company shall have notified the Holder. Communications to the Holder shall be addressed as set forth on Annex 1, or at such other address of which such Holder shall have notified the Company (and the Company shall record such address in the register for the registration and transfer of this Note). Any communication addressed and delivered as herein provided shall be deemed to be received when actually delivered to the address of the addressee (whether or not delivery is accepted) or received by the telecopy machine of the recipient. Any communication not so addressed and delivered shall be ineffective. Notwithstanding the foregoing provisions of this Section 7.1, service of process in any suit, action or proceeding arising out of or relating to this Note or any transaction contemplated hereby, or any action or proceeding to execute or otherwise enforce any judgment in respect of any breach hereunder or under any document hereby, shall be delivered in the manner provided in Section 7.5.

7.2           The provisions hereof are intended to be for the benefit of the Holder, from time to time, of this Note, and shall be enforceable by any such Holder whether or not an express assignment to such Holder of rights hereunder shall have been made by the payee or his successors or assigns. In the event that the payee named herein transfers or assigns less than all of this Note, the term “Holder” as used herein shall be deemed to refer to the assignor and assignee or assignees hereof, collectively, and any action permitted to be taken by the Holder hereunder shall be taken only upon the consent or approval of persons comprising the Holder that own that percentage interest in the principal amount of this Note as shall be designated by the payee named herein at the time of such assignment. Anything contained in this Section 7.2 notwithstanding, neither party may assign any of its respective rights, duties or obligations hereunder without the prior written consent of the other party, provided however the foregoing restrictions shall not apply to a transfer of this Note by the Holder to any transfers made by the Holder (a) as a bona fide gift to any member of the immediate family (as defined below) of the Holder or to a trust the beneficiaries of which are exclusively the undersigned or members of the Holder’s immediate family, (b) by will or intestate succession upon the death of the undersigned or (c) as a bona fide gift to a charity or educational institution,

7.3           (a)           This Note may be amended, and the observance of any term hereof may be waived, with (and only with) the written consent of the Company and the Holder.

(b)           Any amendment or waiver consented to as provided in this Section 7.3 shall be binding upon the then current Holder and upon each future holder of this Note and upon the Company whether or not this Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.

7.4           (a)           This Note and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate hereto or thereto, or the negotiation, execution or performance of hereof or thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Note or as an inducement to enter into this Note), shall be governed by the internal Laws of the State of New York, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

(b)           Any suit, litigation, action or other proceeding arising out of or relating to this Note or any transaction contemplated hereby shall be brought exclusively in the United States District Court for the Southern District of New York, or, only to the extent such court does not have subject matter jurisdiction over such Suit, the Supreme Court of New York (Civil Term) located at 60 Centre Street, New York, New York, and in each of the appellate courts having jurisdiction of appeals in such courts (collectively, the “Specified Courts”), and each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the Specified Courts for itself and with respect to its property, generally and unconditionally for the purpose of any such Suit. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any Suit arising out of or relating to this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby in the Specified Courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any Specified Court that any such Suit brought in any Specified Court has been brought in an inconvenient forum.

(c)           The aforementioned choice of venue is intended by the parties hereto to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties hereto with respect to or arising out of this Note or the transactions contemplated hereby in any jurisdiction other than those specified in this Section 7.4. A final judgment in any such Suit may be enforced in other jurisdictions by Suit on the judgment or in any other manner provided by Law. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any such Suit.

(d)           EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY Suit, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH SUIT OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER SUIT OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

IN WITNESS WHEREOF, the Company has caused this Promissory Note to be duly executed and delivered by one of its duly authorized officers or representatives.

VISION MARINE TECHNOLOGIES INC.

By:
Name:
Title:

Annex I

(1)            If to the Company, to:

Vision Marine Technologies Inc.

730 Boulevard du Curé-Boivin

Boisbriand, Québec J7G 2A7

Attention: Alexandre Mongeon, CEO

with a copy to:

Blank Rome LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Brad L. Shiffman, Esq.

Telephone No.: (212) 885-5442

Facsimile No.: (917) 332-3275

(2)           If to the payee, to:

[ ]

with a copy to:

[ ]

[FORM OF ELECTION TO CONVERT]

The undersigned hereby irrevocably elects to exercise its right, pursuant to the Convertible Promissory Note (the “Note”) of Vision Marine Technologies Inc. (the “Company”) in the outstanding principal amount of $_________, which Note is tendered herewith, to convert $__________ of the amount outstanding under the Note to __________________ common shares of the Company (the “Shares”), all in accordance with the terms of the Note. The undersigned requests that a Certificate for such Shares be registered in the name of ______________, whose address is ____________, and that such Certificate be delivered to ________________, whose address is _________________, [and that a replacement Note in the principal amount of $___________, representing the balance of the principal amount outstanding thereunder after giving effect to this conversion, be issued in the amount of $_________ and delivered to ___________, whose address is ____________].

Dated:	Signature:

(Signature must conform in all respects to name of holder as specified on the face of the Note.)

(Insert Social Security or Other Identifying Number of Holder)

EXHIBIT B

Accounting Methodology

GAAP.

EXHIBIT C

Illustrative Net Working Capital

Net Working Capital	As of 5/31/2025
Current Assets	In USD
Cash and cash equivalents[1]	2,006,502
Accounts receivable, net	533,332
Inventory	58,804,243
Factory Deposits on Inventory	485,814
Prepaid expenses	305,711
Total Current Assets	62,135,602

Current Liabilities
Accounts payable and accrued expenses	4,398,691
Other current liabilities	2,837,330
Customer deposits	3,928,652
Security deposits	23,646
Equipment and other loans payable - Current portion	441,745
Notes payable - Floor plans	43,975,806
Lease Liabilities - Current portion	130,729
Total Current Liabilities	55,736,599
Net Working Capital	6,399,003

Total indebtedness
Equipment and other loans payable - Current portion	441,745
Equipment and other loans payable - Long-term portion	644,925
Notes payable - Floor plans	43,975,806
Lease Liabilities - Current portion	130,729
Lease Liabilities - Long-term portion	76,419
Total Indebtedness	45,269,624

1 Cash shall not be adjusted in Net Working Capital, except to the extent it is less than $1,300,000 at the Initial Closing.

EXHIBIT D

STOCK POWER

For value received, the undersigned does hereby sell, assign and transfer to [BUYER], a [Delaware] corporation, [_______] (___) shares of common stock of Nautical Ventures Group Inc., a Florida corporation (the “Corporation”), in whatever form such interests are evidenced, certificated or uncertificated, and all associated rights and powers as a shareholder of the Corporation, whether such rights and powers are derived under the Corporation’s certificate of incorporation or bylaws, the Florida Business Corporation Act, as the same may be amended from time to time, or otherwise, including without limitation, all economic rights (including the right to receive any distributions) and all voting rights. The undesigned hereby irrevocably constitutes and appoints each officer of the Corporation to transfer said shares of common stock on the books of the Corporation with full power of substitution in the premises.

Dated: ____________, 2025

[Shareholder]

EXHIBIT E

ASSIGNMENT OF MEMBERSHIP INTERESTS

For value received, Roger S. Moore, an individual (“Assignor”) does hereby sell, assign, transfer and deliver to [BUYER], a [Delaware] corporation (“Assignee”), all right, title and interest in and to Assignor’s membership interests in Marine Ventures LLC, a Florida limited liability company (the “Company”), which interests represent one hundred percent (100%) of the membership interests in the Company, and all associated rights and powers as a member of the Company, whether such rights and powers are derived under the Company’s certificate of formation or operating agreement, the Florida Revised Limited Liability Company Act, as may be amended from time to time, or otherwise, including without limitation all economic rights, including the right to receive any distributions, and all voting rights. Assignor hereby irrevocably constitutes and appoints any officer of the Company as attorney-in-fact to transfer said interests on the books of the Company with full power of substitution in the premises.

Dated: ____________, 2025

Roger S. Moore

EXHIBIT G

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) dated as of _________, 2025, is by and between (i) [BUYER CORPORATION], a Delaware corporation (“Buyer”), and (ii)__________, [an individual residing in the State of [Florida]] (“Shareholder”).

WHEREAS, Buyer, Vision Marine Technologies Inc., a Quebec corporation, [Roger Moore/Jeff Garcia], and Roger Moore in his capacity as the Seller Representative, are parties to the Equity Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which Buyer will acquire all of the issued and outstanding equity of Nautical Ventures Group Inc., a Florida corporation (the “Company”) and Marine Ventures LLC, a Florida limited liability company (“Marine Ventures LLC”).

WHEREAS, in order to induce Buyer to enter into the Purchase Agreement, and as a condition precedent to Buyer’s obligation to consummate the transactions contemplated by the Purchase Agreement (the “Transactions”), Shareholder has agreed to execute and deliver this Agreement in favor of Buyer on the Closing Date.

WHEREAS, Shareholder’s agreements and undertakings in this Agreement are entered into in connection with the Transactions, and not as a condition to employment or as a modification of the terms of employment by the Company, Marine Ventures LLC, or any of their Affiliates, and the existence of such agreements and undertakings shall in no way excuse the performance in accordance with its terms of any other agreement between Shareholder on the one hand and the Company, Marine Ventures LLC, or any of their Affiliates on the other hand.

NOW, THEREFORE, in consideration of the execution, delivery and performance of the Purchase Agreement by Buyer, the consummation of the Transactions and the benefits accruing to Shareholder as a result thereof, and other good and valuable consideration, the receipt of which is hereby acknowledged by Shareholder, and the mutual covenants, agreements and promises hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows, subject to the occurrence of the Closing and effective as of such time:

1.         Definitions.

Capitalized terms used but not otherwise defined herein have the meaning set forth in the Purchase Agreement. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation” or “but not limited to.”

   “Business” means, collectively or individually, the marketing, promotion, distribution, importation, sale, commissioning, storage (including dockage and dry storage), maintenance and repair (including air conditioning and refrigeration, installation and repairs, bottom painting and coats, canvas and upholstery, carpentry and woodworking, teak decks, electrical work, electronics and navigation systems, fiberglass fabrication and blister repair, finish painting, refits, gas and diesel engines, mast and rigging service, mechanical installation and repairs, running gear, propeller service, repowering, sandblasting, wax, buff and detailing and welding) of recreational boats (including power boats, sail boats, rigid hull inflatable boats, tenders, luxury yachts and electric boats), engines, yacht toys (including inflatable toys, kayaks, stand-up paddle boards, and powered toys), and other marine components, as well as being an authorized distributor, retailer or warranty center of branded marine products (including, Evinrude, Mercury, MerCruiser, Nissan, Tohatsu, Volvo, Yamaha, Yanmar, Axopar, Beneteau, Starcraft, Polycraft, Wellcraft, Sea Pro, Carolina Skiff, Edgewater, Whaly, Fairline, Beneteau, Brabus, De Antonio, Solaris, Windy, First Yacht, XCS Excess, Nautor’s Swan, Tiwal, Hobie, Alfastreet Marine, Vision Marine, AX/E, X Shore, Suzuki, Torqeedo Electric and Temo France), as well as the ownership, leasing and operation of real property used in furtherance of the foregoing (including the operation of a marina), as well as the maintenance of data related to the foregoing.

a.       “CEO” means the Chief Executive Officer of Vision Marine Technologies, Inc.

b.       “Designee” means such individual or individuals as may be designated by the CEO to grant consents and waivers hereunder. Upon the consummation of a sale, merger or other transaction which results in a change in control of the Company such that the Company is no longer an Affiliate of Vision Marine Technologies, Inc., the chief executive officer of the Person who acquires control of the Company, and his or her designees, shall be deemed to be Designees hereunder. In the event of an assignment of this Agreement in connection with a sale of the business of the Company or any Affiliate, the chief executive officer of the assignee hereof, and his or her designees, shall be deemed to be Designees hereunder.

c.       “Restricted Period” means a period beginning on the date of this Agreement and ending five (5) years from the date of this Agreement.

d.       “Territory” means the United States of America, its territories and possessions, Mexico, Bahamas, Canada and any other geographic area in which the Acquired Companies have engaged in the Business during the 12-month period prior to the Closing.

2.         Agreement Not to Compete or Acquire; Confidentiality; Non-Solicitation.

a.       Shareholder covenants and agrees that Shareholder will not, and shall cause Shareholder’s Affiliates (collectively, the “Restricted Parties”) not to, at any time during the Restricted Period, directly or indirectly (including as a proprietor, principal, agent, partner, member, stockholder, investor, employee, director, officer, manager, consultant or advisor, or in any other capacity), own, control, manage, operate or provide services as an employee, director, consultant or advisor to, any business or entity that engages in, operates, or grants franchises or licenses to others to operate, a business similar to, or that competes with, the Business (the “Competing Business”) anywhere in the Territory, except (i) with the express prior written consent of the CEO or a Designee, [(ii) pursuant to his employment with the Company (or its Affiliates)]1 or (iii) [in connection with his continued investment in Buyer (or its Affiliates)2]; provided, however that this noncompetition covenant shall not prohibit Shareholder holding as a stockholder or investor less than one percent (1%) of a passive interest in any public company engaged in a Competing Business.

1 Note to Draft: To be included in Roger’s agreement.

2 Note to Draft: To the extent applicable.

b.       The Shareholder further covenants and agrees that Shareholder will not, during the Restricted Period, directly or indirectly solicit in any manner (including as a proprietor, principal, agent, partner, officer, manager, director, stockholder, investor, member, employee, member of any association, consultant or otherwise), divert, engage, or accept business from or interfere with the relationship with any Person who is, or has been a customer, supplier, distributor or other business or commercial contact of the Acquired Companies or any of their Affiliates, or any manufacturer’s representative, agent, distributor or seller of products of the Acquired Companies or any of their Affiliates.

c.        Shareholder shall not, and shall cause the Restricted Parties not to, during the Restricted Period directly or indirectly (i) hire, solicit for employment or employ, hire or engage in any way (A) any employee, independent contractor or consultant of the Acquired Companies (or their Affiliates) (collectively, the “Restricted Workers”), or (B) any Restricted Worker within twelve (12) months following termination of such Person’s employment or engagement with the Company (or its Affiliates), or (ii) induce or attempt to induce any Restricted Worker to terminate such Restricted Worker’s employment or engagement with the Acquired Companies (or their Affiliates) or otherwise interfere with the relationship between an Acquired Company (or its Affiliates), on the one hand, and any such Restricted Worker, on the other.

d.       Shareholder acknowledges that Shareholder may have had access to business and technical information of a secret or confidential nature, which is proprietary to the Acquired Companies, and that disclosure of any of such information by Shareholder or by any other Person would deprive Buyer and its Affiliates of the full benefit of the Transactions. Shareholder agrees that, from and after the Closing Date, Shareholder shall, and shall use commercially reasonable efforts to cause its Affiliates and their respective officers, directors, managers, employees, advisors, agents, partners and other representatives (collectively, “Representatives”) to whom such Restricted Party has provided Confidential Information to, keep confidential and not to disclose the Confidential Information; provided, however, that Shareholder and its Affiliates and Representatives shall be permitted to disclose Confidential Information (1) if and to the extent requested by a Governmental Entity or required by applicable legal requirement (so long as Shareholder (i) promptly gives the Buyer notice of any such request or demand for such Confidential Information (to the extent permitted by applicable legal requirement) and (ii) reasonably cooperates with the Buyer and its Affiliates (in each case at the Buyer’s or its Affiliate’s sole expense) in order to (A) lawfully narrow the amount of Confidential Information disclosed and (B) to the extent the Buyer shall so request, seek an appropriate protective order or other remedy to limit such disclosure, (2) in connection with enforcing any of their respective rights, or defending any claim, under or in connection with the Purchase Agreement or any ancillary agreements thereto) and (3) to any Person who is employed by the Company or its Affiliates as of the date of such disclosure to the extent such disclosure is reasonably required to be made to such Person in furtherance of his or her performance of his or her employment with the Company or its Affiliates.

e.        Shareholder further agrees that Shareholder will not, directly or indirectly assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of this Section 2, if such activity were carried out by Shareholder, directly or indirectly, or induce any employee, former employee, agent or consultant of any Acquired Company to carry out, directly or indirectly any such activity.

f.        For purposes of this Agreement, the term “Confidential Information” shall mean confidential or proprietary information of the Acquired Companies as of the Closing Date, including any information concerning the business, operations, clients, customers, potential clients or customers, employees, suppliers, equipment, designs, drawings, programs, strategies, analyses, profit margins, sales, methods of operation, plans, products, technologies, materials, trade secrets, strategies, prospects, financial statements, financial condition or projections and assets of the Acquired Companies (including historical financial information); provided, however, that “Confidential Information” shall not include information that (i) was, is, or becomes generally available to the public, other than as a result of a disclosure by Shareholder or any of its controlled Affiliates or Representatives, as the case may be, in breach of this Agreement or any other confidentiality or use restriction, or (ii) was, is, or becomes available to Shareholder on a non-confidential basis from a third party not known by Shareholder to be in breach of any legal obligation of confidentiality to the Company or its Affiliates (including the Buyer) not to disclose the Confidential Information.

g.      This Agreement shall be treated as confidential by the parties. This Agreement, may not be used, circulated, quoted, or otherwise referred to in any document by any party, except (i) with the written consent of the other parties, (ii) for disclosure to such party’s Representatives, so long as such Representatives agree to keep such information confidential on terms substantially identical to the terms contained in this Section 2, (iii) as required by applicable Law, and (iv) to the extent necessary or advisable in connection with such party’s performance of its obligations, or to enforce its rights, under this Agreement or under the Purchase Agreement.

3.         Acknowledgments of Shareholder; Injunctive Relief.

a.        Shareholder acknowledges (i) that Shareholder’s violation of this Agreement would cause the Acquired Companies and their Affiliates (including the Buyer) to suffer irreparable damage and (ii) that the character, periods and geographical area and the scope of restrictions on Shareholder’s activities during the Restricted Period are fair and reasonably required for the protection of the Acquired Companies and their Affiliates (including the Buyer).

b.       Shareholder acknowledges that (i) the goodwill associated with the existing business, customers and assets of the Acquired Companies prior to the Closing Date is an integral component of the value attributed to the Acquired Companies by Buyer and is reflected in the portion of the consideration payable to Shareholder pursuant to the Purchase Agreement, and (ii) Shareholder’s agreements as set forth herein are necessary to preserve the value of the Acquired Companies following the Closing Date. Shareholder also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (x) the Acquired Companies are engaged in a highly competitive industry, (y) Shareholder had unique access to the trade secrets and know-how of the Acquired Companies, including the plans and strategy (and, in particular, the competitive strategy) of the Acquired Companies, and (z) Shareholder is receiving significant consideration in connection with the Purchase Agreement.

c.        Shareholder agrees that irreparable damage would occur in the event that he does not perform the provisions of Section 2 of this Agreement in accordance with its terms or otherwise breaches such provisions. Accordingly, Shareholder acknowledges and agrees that the Company and its Affiliates (including the Buyer) shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of Section 2 of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Shareholder agrees that Shareholder will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) any other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The substantially prevailing party in any litigation regarding this Agreement shall be entitled to an award of its professional fees and expenses incurred in the preparation and prosecution or defense of such litigation.

4.          Notice. All notices, requests, instructions, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be given if delivered by hand or sent by registered or certified mail (postage prepaid, return receipt requested) or by overnight courier (providing proof of delivery) or by e-mail (providing confirmation of transmission). Any notice sent by courier or delivery service shall be deemed to have been given and received at the time of confirmed delivery if such time is before 5:00 p.m. (in the recipient’s location) or, otherwise, on the next business day after such confirmed delivery. Any notice sent by e-mail (of a PDF attachment) shall be deemed to have been given and received at the time of confirmation of transmission. Any notice sent by e-mail shall be followed reasonably promptly with a copy by mail. All such notices, requests, claims, demands or other communications will be addressed as follows:

If to Shareholder:

[                               ]

with a copy, which shall not constitute notice, to:

[                              ]

Email:
Attention:

If to Buyer or the Company:

Blank Rome LLP
1271 Sixth Avenue

New York, New York 10020

Attention: Brad Shiffman and Nathan Brill

E-mail: Brad.Shiffman@blankrome.com and Nathan.Brill@blankrome.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 4.

5.          Invalid or Unenforceable Provisions. In the event that any part of this Agreement shall be held to be unenforceable or invalid, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part hereof. In the event that any of the provisions of this Agreement relating to the character, period or geographic scope of restriction shall be deemed to exceed the character of restriction, period of time or geographic scope which a court of competent jurisdiction would deem enforceable, the character of the restriction, period of time and geographic scope shall, for purposes of this Agreement, be deemed to be the character of the restriction and maximum time period and geographic scope which a court of competent jurisdiction would deem valid and enforceable in any state in which such court of competent jurisdiction shall be convened.

6.          Benefit and Burden. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective legatees, distributees, estates, executors, administrators, personal representatives, heirs, successors and assigns, and other legal representatives. Buyer, the Company and the other Affiliates of the Company (including future Subsidiaries) are intended beneficiaries of the covenants contained in Section 2 of this Agreement.

7.          Miscellaneous.

a.       The use of any gender herein shall be deemed to be or include the other gender, and the use of the singular herein shall be deemed to be or include the plural (and vice versa), wherever appropriate.

b.        No change or modification of this Agreement shall be valid unless the same is in writing and signed by both the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same or other conditions, promises, agreements or understandings at a future time.

c.        This Agreement and any action hereunder shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state or federal court sitting in the County of Manhattan in the State of New York, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

d.      The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

e.       This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission or PDF file shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

IN WITNESS WHEREOF, the parties hereto have executed this Restrictive Covenant Agreement as of the day and year first above written.

[BUYER]

Name:
Title:

[Shareholder]

[Signature Page to Restrictive Covenant Agreement]

EXHIBIT H

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of [__], 2025, by and between Nautical Ventures Group Inc., a Florida corporation (the “Company”), and Roger Moore (“Executive”).

WHEREAS, this Agreement is being entered into in connection with that certain Equity Purchase Agreement, dated as of [____], 2025 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and among Vision Marine Technologies Inc., a Quebec corporation (“Buyer Parent”), NVG Holdings Inc., a Delaware corporation (“Buyer”), Executive and Jeff Garcia, pursuant to which Buyer will, upon the terms and conditions set forth therein, purchase all of the issued and outstanding stock of the Company and membership interests of Marine Ventures LLC, a Florida limited liability company (the “Transaction”);

WHEREAS, this Agreement will take effect automatically upon the Closing (as defined in the Purchase Agreement); provided, that if the Closing does not occur, this Agreement will automatically terminate and be null and void ab initio;

WHEREAS, Executive is currently employed as the President of the Company; and

WHEREAS, the Company desires to retain the Executive after the Closing of the Transaction and the Executive desires to remain employed by the Company, on the terms set forth in this Agreement;

WHEREAS, the Company is engaged in the highly competitive business of the marketing, promotion, distribution, importation, sale, commissioning, storage (including dockage and dry storage), maintenance and repair (including air conditioning and refrigeration, installation and repairs, bottom painting and coats, canvas and upholstery, carpentry and woodworking, teak decks, electrical work, electronics and navigation systems, fiberglass fabrication and blister repair, finish painting, refits, gas and diesel engines, mast and rigging service, mechanical installation and repairs, running gear, propeller service, repowering, sandblasting, wax, buff and detailing and welding) of recreational boats (including power boats, sail boats, rigid hull inflatable boats, tenders, luxury yachts and electric boats), engines, yacht toys (including inflatable toys, kayaks, stand-up paddle boards, and powered toys), and other marine components, as well as being an authorized distributor, retailer or warranty center of branded marine products (including, Evinrude, Mercury, MerCruiser, Nissan, Tohatsu, Volvo, Yamaha, Yanmar, Axopar, Beneteau, Starcraft, Polycraft, Wellcraft, Sea Pro, Carolina Skiff, Edgewater, Whaly, Fairline, Beneteau, Brabus, De Antonio, Solaris, Windy, First Yacht, XCS Excess, Nautor’s Swan, Tiwal, Hobie, Alfastreet Marine, Vision Marine, AX/E, X Shore, Suzuki, Torqeedo Electric and Temo France), as well as the ownership, leasing and operation of real property used in furtherance of the foregoing (including the operation of a marina), as well as the maintenance of data related to the foregoing; and

WHEREAS, Executive’s role and relationship with the Company involves a position of trust and confidence in which Executive will have access to Confidential Information, as defined below, and Executive’s activities will directly and indirectly support the Company’s business, services, relationships with customers and business partners, and associated goodwill, all of which are the result of significant investments by the Company and its affiliates, and all of which are valuable interests, which, if used or diverted to benefit any individual or business that competes or interferes, or intends to compete or interfere, with the Company’s business, would cause substantial and irreparable harm.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, Executive’s employment with the Company, Executive’s access to Confidential Information (as defined below) and the Company’s valuable relationships with employees and customer and other business partners and associated goodwill and other compensation and terms set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, intending to be legally bound, hereby agree as set forth herein.

1.	Employment. Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to employ Executive during the Employment Period (as defined below).

2.	Positions and Duties.

2.1.            During the Employment Period, Executive shall serve as Chief Revenue Officer of the Company and shall have duties and responsibilities consistent with those of a senior executive officer of a for-profit entity responsible, including for the strategic leadership, Company vision, overseeing senior management and department heads, monitoring and driving revenue and growth, working closely with the CFO to ensure financial health, representing the Company to the Parent’s (as defined below) shareholders in conjunction with the Supervisor (as defined below), providing guidance, advice and assistance to the Parent and the Parent’s Affiliates, maintaining and growing the Company’s reputation and market value, working closely with the board of directors, supervising sales, marketing and promotion functions of the Company and its subsidiaries, including the development of new customer relationships, training sales teams, implementing customer relationship management systems, designing and implementing marketing strategies, developing new revenue channels, driving new initiatives, identifying merger and acquisition growth opportunities, identifying partnership opportunities to foster growth, encouraging a culture of innovation, compliance and safety and across the Company and its subsidiaries, and increasing the Company’s and its subsidiaries’ revenue and such other duties as Executive is lawfully directed to perform by the Supervisor (the “Duties”). Notwithstanding anything herein to the contrary, in no event shall Executive make final determinations, enter into any agreements or commitments to stock, purchase, distribute, market, promote, sell, maintain or repair any electric boats or electric boat motors on behalf of the Company or its subsidiaries without the Supervisor’s (as defined below) prior written approval. Executive will provide services to the Company during normal business hours and such hours that are necessary to meet the needs of his position in a manner consistent with past practices, including after-hours phone availability. This is considered a full-time exempt position, so regardless of the hours worked, Executive will not be eligible for overtime pay.

2.2.            During the Employment Period, Executive shall report to the President (the “Supervisor”) of Vision Marine Technologies Inc. (the “Parent”), which is the sole owner of the Company. Executive agrees to devote substantially all of Executive’s business time, energy and efforts to the business of the Company and will use Executive’s best efforts and abilities faithfully and diligently to promote the Company’s business interests.

2.3.            During the Employment Period, Executive shall not: (a) serve as an officer or director of, or otherwise perform services for compensation for, any other Person, without the prior written consent of the Company (as determined by the Supervisor), or (b) directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), or in any other individual or representative capacity, engage or participate in any business that is engaged in business similar to that of the Company or any of its Affiliates.

2.4.            Notwithstanding the prohibitions in Section 2.3, and provided that such services or investments do not violate any applicable law, regulation or order, or conflict with or interfere in any way with the faithful and diligent performance by Executive of the services to the Company otherwise required or contemplated by this Agreement, the Company expressly acknowledges that Executive may:

(a)               make and manage Executive’s personal investments, provided such investments are in businesses that do not compete in any manner whatsoever with the current or prospective business of the Company or otherwise violate the terms and conditions of any restrictive covenant to which Executive is subject;

(b)               serve as an officer or director of, or otherwise participate in any capacity with, any non-profit civic, educational, welfare, social, religious or charitable organization; and

(c)               such other activity as may be approved in writing in advance by the Supervisor.

3.	Covenants of Executive.

3.1.            Reports. Executive shall use his best efforts and skills to truthfully, accurately, and promptly make, maintain, and preserve all records and reports that the Company may, from time to time, request or require, and to fully account for all money, records, equipment, materials, or other property belonging to the Company of which he may have custody.

3.2.            Rules and Regulations. Executive shall obey all rules, regulations, policies, procedures, and special instructions of the Company and all other rules, regulations, guides, handbooks, policies, procedures, and special instructions applicable to the Company’s business in connection with Executive’s duties hereunder, whether now in force or as may be adopted from time to time hereafter; provided, however, to the extent of any inconsistency between such rules, regulations, policies, procedures and special instructions and the terms of this Agreement (other than this Section 3.2), the terms of this Agreement shall control.

3.3.            Compliance with Laws. Executive shall use his best efforts and skills to cause the Company to fully and timely comply with all applicable laws, rules and regulations.

3.4.            Business Opportunities. Executive shall make all business opportunities of which he becomes aware that are relevant to the Company’s or its ’Affiliates’ business available to the Company, and to no other Person or to himself individually.

3.5.             Non-Competition. Consistent with Executive’s duty of loyalty under applicable law, and without waiver of any broader obligations arising under that duty of loyalty, Executive agrees that for the period beginning on the Start Date and continuing until two years after the date Executive’s employment with the Company is terminated for any reason (the “Non-Compete Restricted Period”), Executive shall not, directly or indirectly: (a) enter into or engage in any Competitive Activity (as defined below); or (b) promote or assist, financially or otherwise, any person engaged in any Competing Business. For purposes of this Agreement: (y) “Competing Business” means any enterprise, business or venture that is primarily engaged in any of the following: marketing, promotion, distribution, importation, sale, commissioning, storage (including dockage and dry storage), maintenance and repair (including air conditioning and refrigeration, installation and repairs, bottom painting and coats, canvas and upholstery, carpentry and woodworking, teak decks, electrical work, electronics and navigation systems, fiberglass fabrication and blister repair, finish painting, refits, gas and diesel engines, mast and rigging service, mechanical installation and repairs, running gear, propeller service, repowering, sandblasting, wax, buff and detailing and welding) of recreational boats (including power boats, sail boats, rigid hull inflatable boats, tenders, luxury yachts and electric boats), engines, yacht toys (including inflatable toys, kayaks, stand-up paddle boards, and powered toys), and other marine components, as well as being an authorized distributor, retailer or warranty center of branded marine products (including, Evinrude, Mercury, MerCruiser, Nissan, Tohatsu, Volvo, Yamaha, Yanmar, Axopar, Beneteau, Starcraft, Polycraft, Wellcraft, Sea Pro, Carolina Skiff, Edgewater, Whaly, Fairline, Beneteau, Brabus, De Antonio, Solaris, Windy, First Yacht, XCS Excess, Nautor’s Swan, Tiwal, Hobie, Alfastreet Marine, Vision Marine, AX/E, X Shore, Suzuki, Torqeedo Electric and Temo France), as well as the ownership, leasing and operation of real property used in furtherance of the foregoing (including the operation of a marina), as well as the maintenance of data related to the foregoing within five hundred (500) miles of (i) any location of the Company, the Buyer or any of their respective Affiliates in existence on the Start Date or as may exist during the Non-Compete Restricted Period or (ii) any location that the Company delivered or delivers a boat, engine or related equipment or service during the 12 month period immediately prior to the Start Date or during the Employment Period, and (z) “Competitive Activities” means, with respect to any Person, such Person, whether as an investor, lender, owner, stockholder, officer, manager, director (or any other governance role), consultant, employee, agent, salesperson, sales representative, distributor, or in any other capacity, being directly or indirectly engaged in, associated with or having a financial interest in any Competing Business; provided, that a passive investment in the capital stock or other interest of an issuer whose securities are listed on a U.S. national securities exchange or quotation system shall not constitute a Competitive Activity so long as such Person does not, directly or indirectly, hold in the aggregate more than 1% of the outstanding shares or other interests so listed or traded. Notwithstanding the foregoing, and for the avoidance of doubt, the Non-Compete Restricted Period shall continue until two years following Executive’s separation from employment in the event Executive breached his fiduciary duty to the Company or unlawfully took the Company’s or its affiliate’s property (including Confidential Information), either physically or electronically.

3.6.            Non-Solicitation. Executive agrees that for the period beginning on the Start Date and continuing until two years after the date Executive’s employment with the Company is terminated for any reason (the “Non-Solicit Restricted Period”), Executive shall not, directly or indirectly: (a) solicit customers, suppliers, vendors, business, patronage or orders for, or sell or provide, any services in competition with, or for any Competing Business; (b) divert, entice or otherwise take away any customers, suppliers, vendors, business, patronage or orders of the Company or any of its respective Affiliates or attempt to do so for any Competing Business; (c) solicit, recruit, induce or intentionally encourage any employees, consultants or independent contractors of the Buyer or any of its respective Affiliates, including, without limitation, the Company (collectively, the “Restricted Persons”) to leave their respective positions of employment or affiliation with Buyer or any of its Affiliates (including, without limitation, the Company) following the Closing Date for any Competing Business, (d) hire or employ any of the Restricted Persons for any Competing Business, or (e) retain, solicit, induce or intentionally encourage any customers or clients of the Buyer or any of its respective Affiliates (including, without limitation, the Company) following the Closing Date for any Competing Business.

3.7.            Non-Disparagement. Executive shall not, directly or indirectly, individually or on behalf of any Person, induce or encourage others to make, publish, or communicate to any Person, any disparaging or defamatory comments regarding Buyer, the Company or any of their respective Affiliates or any of their respective businesses, products, services, equityholders, directors, managers, officers or employees.

3.8.            Confidential Information.

  (a)             Executive acknowledges that, through Executive’s employment with the Company, Executive has and will have access to, and will acquire and contribute to, Confidential Information (as defined below). The Executive shall, from and after the Start Date: (i) treat the Confidential Information (as defined below) strictly confidentially, (ii) use the Confidential Information only for purpose of performing his duties under the Employment Agreement, and (iii) not disclose the Confidential Information to any Person not having the need to know and the authority to use the Confidential Information in connection with the business of the Company and the Buyer and its Affiliates. In the event that the Executive or any of his representatives are required by Law, regulatory authority or other applicable judicial or governmental order to disclose any Confidential Information, the Executive shall, to the extent legally permitted, provide the Company and the Buyer with prompt notice of any such request or requirement so that Company or the Buyer, at its sole cost and expense, may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 3.8. In the event that such protective order or other remedy is not obtained, or that Buyer waives compliance with the terms hereof, the Executive or his representatives may disclose only that portion of the Confidential Information that is legally required to be disclosed on the advice of counsel. Upon termination of the Executive’s employment with the Company for whatever reason, or at any time upon the Buyer’s request, the Executive shall immediately return all tangible Confidential Information, and all copies thereof, including, without limitation any and all documents created by the Executive in the course of the Executive’s employment, and any and all operation manuals or similar materials which constitute the systems, policies and procedures, and methods of doing business developed by the Company, the Buyer or any of their respective Affiliates. If requested by the Buyer to do so, the Executive shall certify in writing that all materials containing Confidential Information (and copies thereof) have been returned.

  (b)            For purposes of this Agreement, “Confidential Information” shall mean any confidential, proprietary or non-public information, whether written or oral, tangible or intangible, of or concerning the Buyer or its Affiliates (including without limitation the Company), and shall include, without limitation, scientific, trade and engineering secrets, “know-how”, formulas, processes, drawings, specifications, engineering, hardware configuration information, works of authorship, machines, inventions, concepts, computer programs and all modifications, enhancements and options thereto, services, materials, patent applications, new product and other plans, technical information, technical improvements, manufacturing techniques, specifications, manufacturing and test data, progress reports and research projects, business plans, prospects, financial information, information about costs, profits, markets, sales, customers and suppliers, procurement and promotional information, marketing strategies, customer databases, credit and financial data concerning customers or suppliers, information relating to the management, operation and planning of the Company and plans for future development and other information of a similar nature to the extent not available to the public; provided, that “Confidential Information” shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Executive or his representatives in violation of this Section 3.8 or any other restrictive covenant to which Executive is bound, or (ii) the Executive can reasonably demonstrate becomes available to the Executive or his representatives on a nonconfidential basis from a source other than the Company or its Affiliates, and such source is not, to the knowledge of the Executive, prohibited from disclosing such information by a confidentiality obligation to the Company or its Affiliates.

4.	Definitions. Certain defined terms used herein shall have the meanings set forth below:

4.1.            “Affiliate” of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person, and, if such specified Person is a natural person, any of such Person’s parents, brothers, sisters, spouse or children.

4.2.            “Cause” means a determination by the Supervisor that any one or more of the following has occurred: (a) failure to comply with any written agreements, rules, regulations or policies of the Company or its Affiliates made available to the Executive that results or would reasonably be expected to result in harm to the Company or any its Affiliates, including, without limitation, the business, financial position or reputation of the Company, or any of its Affiliates; (b) misconduct or negligence in the performance of duties to the Company or any of its Affiliates; (c) failure to perform his Duties or to otherwise act in accordance with lawful instructions from the Supervisor; (d) indictment for, conviction of, or pleading nolo contendere to, a felony, or a crime of moral turpitude; (e) theft from, fraud on or embezzlement from the Company or any of its Affiliates; or (f) breach of this Agreement or any other restrictive covenant or confidentiality obligation between the Executive and the Buyer or its Affiliates; provided, that a termination for Cause with respect to items (a), and (c), to the extent curable, will only be effective upon the satisfaction of the following requirements: (i) the Company notifies the Executive in writing of any action that purportedly constitutes Cause, which notice specifies in detail the alleged facts and specific action which the Company deems are a basis for a termination for Cause and (ii) the Executive fails to remedy such action within ten days following the receipt of such written notice.

4.3.           “Employment Period” shall mean the period beginning on the Start Date and terminating upon termination of Executive’s employment as provided in Section 6.

4.4.            “Person” shall mean an individual or a partnership, corporation, trust, association, limited liability company, governmental authority or other entity.

4.5.            “Start Date” shall mean the date immediately following the Closing, which is the date that the Executive begins his employment with the Company under the terms of this Agreement.

5.	Compensation, Benefits and Other Conditions.

5.1.            Salary. During the Employment Period, Executive’s gross base compensation (“Base Compensation”) shall be $350,000 per year, less applicable deductions and withholdings, including as set forth in Section 5.7. The Company shall pay the Base Compensation in installments in accordance with the Company’s general payroll practices in effect from time to time.

5.2.            Discretionary Bonus. The Supervisor may authorize discretionary bonuses and, subject to approval of Parent’s board of directors and shareholders, Supervisor may implement an equity incentive plan or provide other forms of incentive compensation, in each case, as Supervisor or Parent’s board of directors and shareholders, as applicable, determine in their sole discretion.

5.3.            Benefit Plans. Executive will be eligible to participate, consistent with the Company’s similarly situated employees, in the Company’s benefit plans, subject to plan eligibility and terms and conditions which are controlling. The Company’s benefits plan may be amended, supplemented, replaced or discontinued from time to time.

5.4.            Vacation. Executive will receive paid time off (PTO) equal to twenty (20) days per year, prorated for each portion of a calendar year during the Employment Term. Executive may rollover a maximum of ten (10) unused PTO days per calendar year.

5.5.            Holidays. Executive shall also receive paid time off for all holidays recognized by the Company, which may change from time to time.

5.6.            Expense Reimbursement. During the Employment Period, Executive shall be entitled to reimbursement from the Company for the reasonable costs and expenses that Executive incurs in connection with the performance of Executive’s duties and obligations under this Agreement in a manner consistent with the Company’s practices and policies. Executive agrees to timely report and provide documentation for such costs and expenses in accordance with the Company’s policies and practices, which shall be subject to review and approval by the Supervisor prior to reimbursement of such costs and expenses.

5.7.            Withholding. The Company may deduct from any compensation payable to Executive under this Agreement (including any payments made in connection with or following termination of employment) amounts sufficient to cover Executive’s share of applicable federal, state and/or local income tax withholding, old-age and survivors’ and other social security payments, state disability and other insurance premiums and payments.

6.	Term and Termination of Employment. Executive’s employment shall terminate on the earliest to occur of the following:

6.1.            upon Executive’s death;

6.2.            upon delivery to Executive of notice of termination by the Company for any reason or no reason;

6.3.            upon delivery to Executive of notice of Termination by the Company for Cause;

6.4.            upon delivery to Company of notice of termination by the Executive for any reason or no reason; or

6.5.            the date that is two (2) years from the date hereof.

7.	Payments Upon Termination of Employment: Return of Materials

7.1.            If Executive’s employment is terminated for any reason, Executive shall be entitled to: (a) Base Compensation accrued through the date of termination of employment; (b) reimbursement of business costs and expenses incurred prior to termination of employment that are payable in accordance with Section 5; (c) any accrued and unused PTO through the date of termination of employment; and (d) any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company through the date of termination of employment. Unless otherwise specified, the payments under this Section 7.1 shall be provided to Executive at the time of his termination of employment.

7.2.            If Executive’s employment is terminated pursuant to Section 6.2, then Executive shall be entitled to the same payments and benefits as are specified in Section 7.1 and, in addition, the Company shall continue to pay to Executive the Base Compensation then in effect in installments in accordance with the Company’s general payroll practices (less amounts described in Section 5.7), until the date that is three (3) months following the date of termination of employment.

7.3.            Except for any right Executive may have under Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or other applicable law to continue participation in the Company’s group health, vision and/or dental plans, the Executive’s participation in all Executive benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of his employment.

7.4.            Executive acknowledges that in the event of termination of his employment for any reason, Executive shall not be entitled to compensation from the Company except as specifically provided in this Section 7.

7.5.            Upon termination of the Executive’s relationship with the Company for whatever reason or at any time prior to termination at the Company’s request, the Executive shall immediately turn over to the Company all keys, equipment, identification or credit cards and all other property belonging to the Company or its Affiliates. The Executive understands that all such materials are the sole property of the Company. The Executive will carry out all of the foregoing obligations no later than the third business day after the Executive leaves the employ of the Company.

8.	No Conflicts; Certain Acknowledgments.

8.1.            Executive represents and warrants that the execution, delivery, and performance of the Agreement by the Executive will not conflict with, breach, violate or cause a default under any contract or agreement to which the Executive is a party or by which he is bound.

8.2.            Executive represents and warrants that he is not a party to or bound by any employment, confidentiality and/or trade secret protection agreements, post-employment non-solicitation agreements, or assignment of inventions agreements with any other person or entity other than as contemplated in the Restrictive Covenant Letter Agreement or any Ancillary Agreements (as defined in the Purchase Agreement).

8.3.            Each party acknowledges that the restrictions contained in this Agreement are reasonable and necessary to protect the legitimate respective interests of the Company and Buyer and its Affiliates and constitute a material inducement and condition precedent to the Company’s willingness to extend employment under this Agreement. In addition, the Executive agrees and acknowledges that the potential harm to the Company, Buyer and its Affiliates of the non-enforcement of such restrictions outweighs any harm to the Executive of their enforcement by injunction or otherwise. The Executive acknowledges that the Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon the Executive by this Agreement, and is in full accord as to their necessity. The Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to the subject matter, time period and geographical area.

9.	Survival. Sections 3.5 - 3.8, 7 and 10-12 inclusive, shall survive and continue in full force in accordance with their terms, notwithstanding the termination of Executive’s employment with the Company.

10.	Executive’s Cooperation. For so long as Executive is employed by the Company, and for a period of twelve (12) months thereafter, Executive shall reasonably cooperate, at the Company’s sole cost and expense (which shall consist solely of travel, lodging, meals and a reasonable per diem for lost time if Executive is not an employee of the Company) in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).

11.	Consent to Jurisdiction; Waiver of Jury Trial. Each party hereby irrevocably consents and agrees that any claim relating to this Agreement or arising from the performance of the Duties (a “Claim”) shall be brought in the courts of the State of Florida, in Broward County or the federal courts located in the State of Florida in Broward County and each party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Claim is pending before a court, all actions, suits or proceedings with respect to such Claim or any other Claim, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereby waives, and shall not assert as a defense in any Claim, that (a) such action, suit or proceeding may not be brought or is not maintainable in such court, (b) such action, suit or proceeding is brought in an inconvenient forum or (c) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 11 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.

The rights and remedies provided hereby are cumulative, and the exercise of or failure to exercise any right or remedy, whether pursuant hereto, to any other agreement, or to law, shall not preclude or waive the right to exercise any or all other rights and remedies.

12.	General Provisions

12.1.        Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

To Executive’s home address as reflected in
the Company’s records.

Notices to the Company:

c/o Vision Marine Technologies, Inc.

730 Curé-Boivin boulevard, Boisbriand

Quebec, Canada J7G 2A7

Attention: Alex Mongeon and Raffi Sossoyan

Email: am@v-mti.com and rs@v-mti.com

with a copy to:

Blank Rome LLP
1271 Sixth Avenue

New York, New York 10020

Attention: Brad Shiffman and Nathan Brill
Email: Brad.Shiffman@blankrome.com and Nathan.Brill@blankrome.com or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given upon (a) if delivered personally or by courier, the date of receipt (or if delivery is refused, the date of such refusal); (b) if sent by facsimile, the date upon which confirmation of receipt of such facsimile is received; or (c) if sent by first class mail, 5 days after the date of posting.

12.2.        Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 2.3, 3.5, 3.6, 3.7, 3.8 and 11, would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Furthermore, without limiting the remedy in the last sentence of Section 3.5, the Non-Compete Restricted Period and the Non-Solicit Restricted Period, as applicable, shall be automatically extended by the same time that the Executive is in breach of Section 3.5 or Section 3.6 of this Agreement.

12.3.        Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.4.        Complete Agreement. This Agreement, those documents expressly referred to herein, and other documents of even date herewith (including without limitation the Restrictive Covenant Agreement, the other Ancillary Documents (as defined in the Purchase Agreement) applicable to Executive, directly or indirectly), embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

12.5.       Advice from Independent Counsel. The parties hereto understand that this Agreement is legally binding and may affect such party’s rights. Each party represents to the other that it has received, or been advised and given the opportunity to receive, legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement to which it is a party and that it is satisfied with its legal counsel and the advice received from it.

12.6.        No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

12.7.        Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

12.8.        Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

12.9.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission, electronic signature (such as DocuSign) or by e-mail delivery of a “pdf’ format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile, electronic signature or “pdf’ signature page were an original thereof.

12.10.      Attorneys’ Fees. If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, its reasonable attorneys’ fees, costs and expenses. The prevailing party is the party who is entitled to recover its costs in the action or proceeding. A party not entitled to recover its costs may not recover attorneys’ fees. No sum for attorneys’ fees shall be counted in calculating the amount of a judgment for purposes of determining whether a party is entitled to recover its costs or attorneys’ fees.

12.11.     Successors and Assigns. This Agreement may not be assigned by Executive; provided, however, that Executive’s rights to payments hereunder shall, upon his death, inure to the benefit of Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall inure to the benefit of and may be assigned by the Company to any Affiliate or successor or assign of the Company.

12.12.     Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida without giving effect to any choice of law or conflict of law rules or provisions.

12.13.      Amendment and Waiver. No modification, waiver or amendment of this Agreement shall be valid unless made in writing and signed by both parties hereto. No course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

12.14.       Rules of Construction. Except as otherwise expressly provided in this Agreement, the following rules shall apply hereto:

(a)               the singular includes the plural and the plural includes the singular;

(b)               “or” is not exclusive and “include” and “including” are not limiting;

(c)               a reference in this Agreement to Section is to the Section of this Agreement unless otherwise expressly provided; and

(d)              words such as “hereunder,” “hereto,” “hereof,” and “herein” and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular Section or clause hereof.

*** Signature page follows ***

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE COMPANY:

NAUTICAL VENTURES GROUP, INC.

By:
Name:
Title:

EXECUTIVE:

Roger Moore